Exhibit 1

EXECUTION VERSION

Dated as of September 28, 2010

(1) MINERA Y METALURGICA DEL BOLEO, S.A. DE C.V. as the Borrower

(2) BAJA MINING CORP., BAJA INTERNATIONAL S.ÀR.L., BOLEO INTERNATIONAL S.ÀR.L., DESARROLLOS Y SERVICIOS COSTEROS, S.A. DE C.V. and SERVICIOS Y DESARROLLOS MESETA CENTRAL, S.A. DE C.V. as the Baja Guarantors

(3) EXPORT DEVELOPMENT CANADA, THE KOREA DEVELOPMENT BANK, BARCLAYS CAPITAL, STANDARD BANK PLC, STANDARD CHARTERED BANK, UNICREDIT BANK AG and WESTLB AG, NEW YORK BRANCH as the Arrangers

(4) EXPORT-IMPORT BANK OF THE UNITED STATES, as the lender under the Ex-Im Bank Credit Agreement

(5) EXPORT DEVELOPMENT CANADA, as the lender under the EDC Loan Agreement

(6) THE ENTITIES party to the Tranche A Loan Agreement as the lenders thereunder, as the Tranche A Lenders

(7) THE ENTITIES party to the KDB Loan Agreement as the lenders thereunder, as the KDB Lenders

(8) THE ENTITIES party to the Cost Overrun Loan Agreement as the lenders thereunder, as the Cost Overrun Lenders

(9) DEUTSCHE BANK TRUST COMPANY AMERICAS as the Tranche A Facility Agent

(10) DEUTSCHE BANK TRUST COMPANY AMERICAS as the KDB Facility Agent

(11) DEUTSCHE BANK TRUST COMPANY AMERICAS as the EDC Facility Agent

(12) DEUTSCHE BANK TRUST COMPANY AMERICAS as the Ex-Im Facility Agent

(13) DEUTSCHE BANK TRUST COMPANY AMERICAS as the Cost Overrun Facility Agent

(14) DEUTSCHE BANK TRUST COMPANY AMERICAS as the Intercreditor Agent

(15) DEUTSCHE BANK TRUST COMPANY AMERICAS as the Insurance Agent

(16) EXPORT DEVELOPMENT CANADA as the Technical Agent

(17) DEUTSCHE BANK TRUST COMPANY AMERICAS as the Collateral Agent and

(18) DEUTSCHE BANK TRUST COMPANY AMERICAS as the Administrative Agent

BOLEO PROJECT – MEXICO

PROJECT LOAN FACILITIES COMMON TERMS AGREEMENT

CONTENTS

Clause	Page

1.	Definitions and interpretation	2
2.	The Facilities	46
3.	Purpose	47
4.	Conditions of Borrowing	47
5.	Borrowing	51
6.	Repayment	51
7.	Prepayment and cancellation	52
8.	Interest	53
9.	Interest Periods	54
10.	[Intentionally left blank]	54
11.	Fees	54
12.	[Intentionally left blank]	54
13.	[Intentionally left blank]	54
14.	Other indemnities	54
15.	[Intentionally left blank]	56
16.	Costs and expenses	56
17.	Representations	58
18.	Information undertakings	69
19.	Financial covenants	78
20.	General undertakings	79
21.	Events of Default	106
22.	Changes to the Lenders	116
23.	Changes to the Obligors	117
24.	Role of the Agents and the Arrangers	117
25.	Conduct of business by the Finance Parties	124
26.	[Intentionally left blank]	125
27.	Payment mechanics	125
28.	Set-off	126
29.	Notices	127
30.	Calculations and certificates	129
31.	Partial invalidity	129
32.	Remedies and waivers	129
33.	Amendments and waivers	130
34.	Counterparts	130
35.	Governing Law	130
36.	Dispute Resolution	131

Schedules

1. The Original Parties
2. Conditions Precedent
3. Existing Security
4. Priority of Payments
5. Completion Certificates
6. Agreed Project Risk Management Policy

THIS PROJECT LOAN FACILITIES COMMON TERMS AGREEMENT (this "Agreement") is dated as of September 28, 2010 and made between:

(1) MINERA Y METALURGICA DEL BOLEO, S.A. DE C.V. (the "Borrower");

(2) BAJA MINING CORP. ("Baja"), BAJA INTERNATIONAL S.ÀR.L. ("Baja International"), BOLEO INTERNATIONAL S.ÀR.L. ("Boleo International"), DESARROLLOS Y SERVICIOS COSTEROS, S.A. DE C.V. ("DSC") and SERVICIOS Y DESARROLLOS MESETA CENTRAL, S.A. DE C.V. ("SDMC" and, collectively with Baja, Baja International, Boleo International and DSC the "Baja Guarantors");

(3) EXPORT DEVELOPMENT CANADA, THE KOREA DEVELOPMENT BANK, BARCLAYS CAPITAL, STANDARD BANK PLC, STANDARD CHARTERED BANK, UNICREDIT BANK AG and WESTLB AG, NEW YORK BRANCH as the mandated lead arrangers (each an "Arranger" and collectively the "Arrangers");

(4) EXPORT-IMPORT BANK OF THE UNITED STATES, as the lender under the Ex-Im Bank Credit Agreement ("Ex-Im Bank");

(5) EXPORT DEVELOPMENT CANADA, as the lender under the EDC Loan Agreement ("EDC");

(6) THE ENTITIES party to the Tranche A Loan Agreement as the lenders thereunder (the "Tranche A Lenders");

(7) THE ENTITIES party to the KDB Loan Agreement as the lenders thereunder (the "KDB Lenders");

(8) THE ENTITIES party to the Cost Overrun Loan Agreement as the lenders thereunder (the "Cost Overrun Lenders");

(9) DEUTSCHE BANK TRUST COMPANY AMERICAS as the facility agent for the Tranche A Lenders (the "Tranche A Facility Agent");

(10) DEUTSCHE BANK TRUST COMPANY AMERICAS as the facility agent for the KDB Lenders (the "KDB Facility Agent");

(11) DEUTSCHE BANK TRUST COMPANY AMERICAS as the facility agent for the EDC Lender (the "EDC Facility Agent")

(12) DEUTSCHE BANK TRUST COMPANY AMERICAS as the facility agent under the Ex-Im Bank Credit Agreement (the "Ex-Im Facility Agent");

(13) DEUTSCHE BANK TRUST COMPANY AMERICAS as the facility agent for the Cost Overrun Lenders (the "Cost Overrun Facility Agent");

(14) DEUTSCHE BANK TRUST COMPANY AMERICAS as the intercreditor agent for the Lenders (the "Intercreditor Agent");

(15) DEUTSCHE BANK TRUST COMPANY AMERICAS as the insurance agent for the Lenders (the "Insurance Agent");

(16) EXPORT DEVELOPMENT CANADA as the technical, environmental and modeling agent for the Lenders (the "Technical Agent");

(17) DEUTSCHE BANK TRUST COMPANY AMERICAS as the collateral agent for the Finance Parties (the "Collateral Agent"); and

(18) DEUTSCHE BANK TRUST COMPANY AMERICAS as the administrative agent for the Lenders (the "Administrative Agent").

BACKGROUND

(A) The Lenders have agreed to provide credit facilities to the Borrower to finance the Boleo Project (as defined below).

(B) It is a condition to the availability to the Borrower of the facilities that this Agreement is entered into.

NOW, THEREFORE in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

IT IS AGREED that:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

"Acceptable Financial Institution" is defined in the Project Account Agreement (New York);

"Acid Plant Contract" means the purchase order for the engineering, design and procurement services for the acid plant to be constructed at the Boleo Project, dated September 17, 2008 between SNC Lavalin Inc. and the Borrower, as amended on or about the date of this Agreement and as may be amended from time to time;

"Actual Cash Flow" means, in respect of any period, the excess (if any) of:

(a) [The definition of Actual Cash Flow has been REDACTED].

"Administrative Agent" is defined in the preamble;

"Affiliate" of a Person means any other Person directly or indirectly Controlling or Controlled by or under direct common Control with such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual;

"Agents" means the Tranche A Facility Agent, the EDC Facility Agent, the KDB Facility Agent, the Ex-Im Facility Agent, the Cost Overrun Facility Agent, the Intercreditor Agent, the Insurance Agent, the Technical Agent, the Collateral Agent and the Administrative Agent;

"Agreed Environmental and Social Requirements" means:

(a) any Environmental Law or Social Law as from time to time in effect and having application to any Obligor in relation to the Boleo Project;

(b) the IFC Performance Standards as from time to time in effect;

(c) the IFC Environmental, Health and Safety Guidelines as from time to time in effect;

(d) the Environmental Procedures and Guidelines of Ex-Im Bank as in effect as of the date of this Agreement;

(e) the Boleo Project ESAP;

(f) the Environmental Conservation Agreement;

(g) the TSF Guidelines; and

(h) the Equator Principles;

"Agreed Form" means in respect of any instrument:

(a) in a form executed by the relevant parties and dated the date of this Agreement; or

(b) if not executed and dated the date of this Agreement, in such form as each Lender and each Obligor party thereto agree is the Agreed Form of such instrument for the purposes of such Agreement or, if no Obligor or no Lender is party thereto, the Borrower and the Majority Lenders agree is the Agreed Form of such instrument for the purposes of this Agreement;

"Agreed Project Risk Management Policy" means the policy as set out in Schedule 6 (Agreed Project Risk Management Policy);

"Agreement" is defined in the preamble;

"Annual Operating Budget" means the annual operating budget delivered by the Borrower pursuant to Clause 18.3(i) (Information; miscellaneous);

"Approved Subordinated Indebtedness" means (a) any indebtedness outstanding from any Obligor to any other Obligor (excluding any indebtedness outstanding from any Korean Sponsor to another Korean Sponsor) and which is subject to the terms and conditions of the Intercompany Subordination Agreement, and (b) the Subordinated Loan;

"Arrangers" is defined in the preamble;

"Authorization" means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration of any Governmental Authority or Other Governmental Authority;

"Authorized Representative" means relative to any Obligor, those of its officers and attorneys-in-fact whose signatures and incumbency shall have been certified to the Administrative Agent pursuant to paragraph 1(b) of Part 1A of Schedule 2 (Conditions precedent to the Initial CP Satisfaction Date).

"Availability Period" means the period from the date on which each of the conditions precedent set forth in Schedule 2 (Conditions Precedent) shall have been satisfied or waived to the date which is the earlier to occur of (i) the Economic Completion Date, and (ii) in the case of each Facility (except the Cost Overrun Facility), June 30, 2013, or in the case of the Cost Overrun Facility, June 30, 2015;

"Available Commitment" means, with respect to each Lender at any time, the aggregate of such Lender's Available Tranche A Commitment, Available KDB Commitment, Available EDC Commitment, Available Ex-Im Bank Facility and Available Cost Overrun Commitment at such time;

"Available Cost Overrun Commitment" has the meaning given to that term in the Cost Overrun Loan Agreement;

"Available EDC Commitment" has the meaning given to that term in the EDC Loan Agreement;

"Available Ex-Im Bank Facility" means Ex-Im Bank Commitment minus:

(a) the outstanding Ex-Im Bank Loan; and

(b) in relation to any requested Ex-Im Bank Disbursement, the amount of any Ex-Im Bank Disbursement that is due to be made on or before the proposed Borrowing Date.

"Available Further Funding" means, on any date, the principal amount which is then immediately available to the Borrower pursuant to the Further Funding Source to be used in payment of Project Capital Cost Overruns;

"Available KDB Commitment" has the meaning given to that term in the KDB Loan Agreement:

"Available Tranche A Commitment" has the meaning given to that term in the Tranche A Loan Agreement;

"Baja" is defined in the preamble;

"Baja Completion Guarantee Agreement" means the completion guarantee agreement between Baja and the Collateral Agent, substantially in the Agreed Form;

"Baja Equity Deposit Account" is defined in the Project Account Agreement (New York);

"Baja Guarantors" is defined in the preamble;

"Baja International" means Baja International S.àr.l., a société responsabilité limitée, incorporated under the laws of Luxembourg, having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, registered with the Luxembourg trade and companies register under number B153948 and having a share capital on the date of this Agreement of U.S.$71,716,013;

"Baja International Equity Deposit Account" is defined in the Project Account Agreement (New York);

"Baja International Guarantee Agreement" means the guarantee between Baja International and the Collateral Agent, substantially in the Agreed Form;

"Baja International Security Agreement" means the share pledge agreement between Baja International, Boleo International and the Collateral Agent, relating to the shares in Boleo International, substantially in the Agreed Form;

"Baja Obligors" means the Borrower and the Baja Guarantors and "Baja Obligor" means any of them;

"Baja Security Agreement" means the share pledge agreement between Baja, Baja International and the Collateral Agent, relating to the shares in Baja International, substantially in the Agreed Form;

"Boleo International" means Boleo International S.àr.l., a société à responsabilité limitée, incorporated under the laws of Luxembourg, having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, and registered with the Luxembourg trade and companies register under number B 154154 and having a share capital on the date of this Agreement of U.S.$45,016,000;

"Boleo International Guarantee Agreement" means the guarantee between Boleo International and the Collateral Agent, substantially in the Agreed Form;

"Boleo International Security Agreement" means the stock pledge agreement between Boleo International, KBC and the Collateral Agent, relating to the shares in the Borrower, substantially in the Agreed Form;

"Boleo Ore Bodies" means, collectively, the ore bodies contained in the properties covered by the Mining Concessions;

"Boleo Project" means, collectively, all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or leased or hereafter acquired by or for the benefit of the Borrower which assets are used or intended for use in or forming part of the project for the development of the Boleo Ore Bodies located near Santa Rosalia in the Municipality of Mulegé, Baja California Sur, Mexico (and, for the avoidance of doubt, shall include:

(a) the mineral deposits covered by the Mining Concessions; and

(b) all associated beneficiation facilities, together with all plant sites, waste dumps, ore dumps, crushing circuits, power supply systems and ancillary and infrastructure facilities);

"Boleo Project ESAP" means the environmental and social action plan (as amended from time to time with the consent of the Technical Agent (acting reasonably and after consultation with the Independent Engineer)), for the construction, operational, and closure phases of the Boleo Project prepared by or on behalf of the Borrower, including the Environmental and Social Action Plan (Revision H June 30, 2010), the Environmental Protection and Biodiversity Preservation Management System (EPBP) (Revision E June 30, 2010), the Social and Community Development Management System (SCDP) (Revision F June 30, 2010), the Community and Employee Health, Safety and Protection Management System (CEHSPP) (Revision E June 24, 2010), and the Public Consultation and Disclosure Management System (PCDP) (Revision C May 24, 2010), and reflecting plans which are consistent with the Agreed Environmental and Social Requirements and which are otherwise in form and substance reasonably satisfactory to the Technical Agent (after consultation with the Independent Engineer);

"Borrower" is defined in the preamble;

"Borrower Country" shall mean the United Mexican States;

"Borrower Security Agreements (Offshore Assets)" means, collectively the English Security Agreement, the New York Security Agreement and the Canadian Project Account Pledges;

"Borrower Security Agreements (Onshore Assets)" means, collectively, the Mortgage, the Pledgor-in-Possession Pledge Agreement, and the Borrower Security Agreements (Shares);

"Borrower Security Agreements (Shares)" means collectively (1) the stock pledge agreement between the Borrower, Mr. John William Greenslade and the Collateral Agent, relating to the shares of DSC; and (2) the stock pledge agreement between the Borrower, Mr. John William Greenslade and the Collateral Agent, relating to the shares of SDMC, each substantially in the Agreed Form;

"Borrower Security Agreements" means the Borrower Security Agreements (Offshore Assets) and the Borrower Security Agreements (Onshore Assets);

"Borrowing" means a Tranche A Borrowing, a KDB Borrowing, an EDC Borrowing, an Ex-Im Bank Disbursement and/or a Cost Overrun Borrowing;

"Borrowing Date" means the date of a Borrowing, being the date on which the relevant Loan is to be made;

"Borrowing Request" means, in connection with each Facility, a request for the making of Loans under such Facility in the form required to be delivered pursuant to the relevant Loan Agreement;

"Business Day" means a day (other than a Saturday or Sunday) on which (a) the Federal Reserve Bank of New York is open for business; and (b) banks are open for general business in London, New York City, Seoul, Vancouver, Ottawa, Mexico City and Munich;

"Calculation Date" means, with respect to any Compliance Certificate to be delivered on any date, each January 1 and July 1 occurring thereafter (or, in the case of any Compliance Certificate to be delivered prior to the Economic Completion Date, each January 1 and July 1 occurring after the date on which the Economic Completion Date is, as at the date of delivery of such Compliance Certificate, then scheduled to occur);

“Canadian Accounts Maximum Balance” is defined in Clause 20.31 (Bank Accounts);

"Canadian Dollars" and the sign "Can $" means lawful money in Canada;

"Canadian Project Account Pledges" means the security agreements dated on or about the date of this Agreement from each of the Borrower and DSC to the Collateral Agent over all Project Accounts held by them with the Project Account Bank (Canada), substantially in the Agreed Form;

"Canadian Payroll Accounts" is defined in the Project Account Agreement (Canada);

"Capital Contribution" means a contribution made (whether in cash or otherwise and whether directly or indirectly) by one Person to the share capital or equity of another Person.

"Capital Expenditures" means, for any period and with respect to any Person, the sum of:

(a) the aggregate amount of all expenditures of such Person for (i) fixed or capital assets, (ii) expenditures incurred in connection with all development costs, (iii) working capital referred to in the Cash Flow Schedule and incurred prior to the Economic Completion Date, (iv) fees and expenses of professional consultants, and (v) financing costs (including interest, capitalized interest, fees, expenses and other amounts) accrued under this Agreement or under any of the Loan Agreements made during such period which would be classified as capital expenditures and prior to the Economic Completion Date the Subordinated Facility Agreement;

plus

(b) the aggregate amount of all Capitalized Lease Liabilities paid by such Person during such period;

"Capitalized Lease Liabilities" means all monetary obligations of any Person under any leasing or similar arrangement which are classified as capitalized leases, and, for purposes of this Agreement and each other Finance Document, the amount of such obligations shall be the capitalized amount thereof, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty;

"Cash Equivalent Investment" means, at any time:

(a) securities maturing not more than twelve (12) months from the date of issue, which are issued by the governments of any country having a sovereign credit rating for its long term debt securities of AAA by Standard & Poor's or Aaa by Moody's Investor Services;

(b) any negotiable certificate of deposit or bankers' acceptance (in either case, in book entry form and denominated in U.S. Dollars), maturing not more than one (1) year after such time, which is issued (or, in the case of a bankers' acceptance, accepted) by a commercial banking institution (which may be an Agent or an Affiliate of an Agent) organized under the laws of an OECD member country that has both (i) a combined capital and surplus and undivided profits of not less than U.S.$1,000,000,000 (or the equivalent thereof in any other currency), and (ii) a credit rating for its long term debt securities of at least AA by Standard & Poor's or of at least Aa by Moody's Investor Services; or

(c) money-market funds (including proprietary money-market funds of Deutsche Bank Trust Company Americas) rated in the highest rating category of Moody's or Standard & Poor's;

"Cash Flow Model" means the computer model used to prepare the Cash Flow Schedule, a copy of which is held by the Technical Agent, Ex-Im Bank and the Borrower and identified as "Boleo Cash Flow (Final Audited Model) as saved on September 3, 2010, 10:17 a.m.", as the same may be amended, modified or supplemented from time to time as a result of changes thereto made pursuant to Clause 1.5(b) (Project Determinations, etc.);

"Cash Flow Schedule" means the schedule of projected Future Net Cash Flow of the Boleo Project and other financial information relating thereto (including calculations indicating compliance with the provisions of Clause 19 (Financial covenants)) produced from the Cash Flow Model, in the Agreed Form on the date of this Agreement and as the same may be amended, modified or supplemented from time to time as a result of changes thereto made pursuant to Clause 1.5(b) (Project Determinations, etc.) (whether as a result of changes made directly to the Cash Flow Schedule or changes arising as a result of any change to the Cash Flow Model);

"Cash Sweep Calculation Amount" means, in connection with any Cash Sweep Calculation Period, the following amount:

[The Cash Sweep Calculation Amount definition consisting of dollar figures and terms has been REDACTED].

If the Cash Sweep Calculation Amount for any Cash Sweep Calculation Period as calculated by the foregoing terms shall be a negative number then the Cash Sweep Calculation Amount for such period shall be deemed to be zero;

"Cash Sweep Calculation Certificate" means a certificate calculating the Cash Sweep Calculation Amount, substantially in the Agreed Form;

"Cash Sweep Calculation Date" means June 30 and December 31 in each calendar year commencing with the first such date to occur on or after the Economic Completion Date;

"Cash Sweep Calculation Period" means each period of six (6) months ending on a Cash Sweep Calculation Date;

"Cash Sweep Payment Period" means, in connection with each Cash Sweep Calculation Certificate, the period commencing on the date of submission of such Cash Sweep Calculation Certificate and ending on the date which is five (5) Business Days thereafter;

"Cash Sweep Percentage" means, in connection with any Cash Sweep Calculation Period, [percentage REDACTED];

"Change in Control Event" means any of:

(a) the acquisition of direct or indirect Control of Baja by a Person or group of Persons acting jointly or otherwise in concert; or

(b) the ordinary shares of Baja ceasing to be listed on the Toronto Stock Exchange or any other public securities exchange established in a country which is a member state of the OECD and which is otherwise satisfactory to the Majority Lenders;

"Cobalt" means cobalt metal produced by the Borrower at the Boleo Project;

"Collateral Agent" is defined in the preamble;

"Collateral Proceeds Account" is defined in the Project Account Agreement (New York);

"Commitments" means, in respect of any Lender, the aggregate of its Tranche A Commitment, its KDB Commitment, its EDC Commitment, its Ex-Im Bank Commitment and its Cost Overrun Commitment;

"Common Agents" means the Intercreditor Agent, the Insurance Agent, the Technical Agent, the Collateral Agent, the Administrative Agent and each Facility Agent (except the Ex-Im Facility Agent);

"Completion Backstop Date" means:

(a) in the case of the Physical Facilities Completion Date, March 31, 2014 and

(b) in the case of the Economic Completion Date, June 30, 2015;

"Completion Certificates" means the Physical Facilities Completion Certificate and the Economic Completion Certificate;

"Completion Dates" means the Physical Facilities Completion Date and the Economic Completion Date;

"Completion Guarantee Agreements" means, collectively, the Baja Completion Guarantee Agreement and the Korean Sponsor Completion Guarantee Agreement;

"Compliance Certificate" means a certificate of compliance with the provisions of this Agreement (including Clause 19 (Financial covenants)), substantially in the Agreed Form;

"Consolidated Tangible Net Worth" has the meaning provided in the Baja Completion Guarantee Agreement;

"Construction Budget" means the budget for the construction and operation of the Boleo Project (which shall be consistent with the Cash Flow Model) as contemplated in the updated capital cost estimate compiled by Baja and ICA Fluor Daniel, S. De R.L. de C.V. dated January 2010 delivered by the Borrower pursuant to paragraph 11(a) of Part 1A of Schedule 2 (Conditions precedent to the Initial CP Satisfaction Date) as amended in accordance with the terms of this Agreement;

"Control" means, in relation to any specified Person, the possession, directly or indirectly, of the power, by ownership of voting securities, by contract or otherwise, to direct the management or policies of such specified Person (and "Controlled" and "Controlling" shall be construed accordingly). A Person shall be deemed to control another Person if it (i) holds greater than 50% of equity interest by vote or value in equity of such Person; (ii) holds a majority of seats on the board of directors/managers, as applicable of such Person; or (iii) otherwise controls the actions, policies, and Personnel decisions of such Person.

"Convertible Cost Overrun Facility Agreement" means the convertible letter of credit facility agreement dated on or about the date of this Agreement between Baja and Louis Dreyfus Commodities Metals Suisse S.A., substantially in the Agreed Form;

"Copper" means copper metal produced by the Borrower at the Boleo Project;

"Copper Cathode" means Copper in cathode form as contemplated by the relevant Offtake Contracts;

"Corrupt Practices" means the offering, promising or giving of any pecuniary or other advantage, whether directly or through intermediaries, to a foreign public official, for that official or for a third party, in order that the official act or refrain from acting in respect of the performance of official duties, in order to obtain or retain business or other improper advantage in the conduct of international business;

"Cost Overrun Account" is defined in the Project Account Agreement (New York);

"Cost Overrun Borrowing" has the meaning given to that term in the Cost Overrun Loan Agreement;

"Cost Overrun Commitment" has the meaning given to that term in the Cost Overrun Loan Agreement;

"Cost Overrun Facility" has the meaning given to that term in the Cost Overrun Loan Agreement;

"Cost Overrun Facility Agent" is defined in the preamble;

"Cost Overrun Lenders" is defined in the preamble;

"Cost Overrun Loan" has the meaning given to that term in the Cost Overrun Loan Agreement;

"Cost Overrun Loan Agreement" means the loan agreement dated on or about the date of this Agreement between the Cost Overrun Lenders, the Cost Overrun Facility Agent and the Borrower substantially in the Agreed Form;

"Cost Overrun Repayment Date" has the meaning given to that term in the Cost Overrun Loan Agreement;

"Cost Overrun Repayment Installment" has the meaning given to that term in the Cost Overrun Loan Agreement;

"Cumulative Reclamation Funding Amount" means on any date the balance required to be standing to the credit of the Reclamation and Closure Sinking Fund Account as set out in the Mine Closure Funding Schedule;

"Debt Service Coverage Ratio (Historic)" means, for any period, the ratio, expressed as a percentage, of:

(a) Actual Cash Flow for such period,

to

(b) Funded Debt Service (Historic) for such period;

"Debt Service Coverage Ratio (Prospective)" means, for any period, the ratio, expressed as a percentage, of: (a) Future Net Cash Flow for such period, to (b) Funded Debt Service (Prospective) for such period;

"Debt Service Reserve Account" is defined in the Project Account Agreement (New York);

"Default" means an event that with the lapse of time or the giving of notice, or both, would become an Event of Default;

"Development Plan" means, collectively the Feasibility Study, the Technical Review, the Cash Flow Model, the Cash Flow Schedule, the Environmental Impact Study, the Life of Mine Plan, the Construction Budget and the Annual Operating Budget;

"Direct Agreements" means, collectively, the agreements entered into pursuant to paragraph 4(b) of Part 1A of Schedule 2 (Conditions precedent to the Initial CP Satisfaction Date) and clause (y) of the last paragraph of Clause 20.15 (After-Acquired Collateral);

"Disclosure Schedule" means the disclosure schedule of certain information relating to the Obligors and the Boleo Project in the Agreed Form;

"Discount Rate" means, in connection with any calculation of Present Value of Future Net Cash Flow on any date, the weighted average cost of the Loans (measured by the interest (including the applicable Margin)) on such date but in any case not lower than seven percent (7%);

"Disruption Event" means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from receiving payments or performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

"Distribution Account" is defined in the Project Account Agreement (New York);

"Dollar" and the sign "U.S.$" means lawful money of the United States of America;

"Drawdown Account" is defined in the Project Account Agreement (New York);

"DSC" is defined in the preamble;

"DSC Guarantee Agreement" means the guarantee between DSC and the Collateral Agent, substantially in the Agreed Form;

"Economic Completion" means the achievement of certain production, shipment, economic and legal criteria as set out in the Economic Completion Certificate (or such other alternative criteria as all the Lenders may agree with the Borrower from time to time);

"Economic Completion Certificate" means a certificate (together with all attachments thereto) duly executed in one or more counterparts by Baja and the Borrower, the Independent Engineer and the Technical Agent, substantially in the form set out in Schedule 5, Part 2 (Economic Completion Certificate);

"Economic Completion Date" means the first Business Day immediately following the day on which the Technical Agent shall have received:

(a) counterparts of the Economic Completion Certificate executed by each Person referred to in the definition thereof;

(b) a Compliance Certificate calculated (on the basis of the Cash Flow Schedule as then in effect (including any changes thereto arising as a result of the circumstances referred to in Clause 1.5(b) (Project Determinations, etc.)) as at the proposed Economic Completion Date pursuant to Clause 18.3(d) (Information; miscellaneous), together with, in the case of each of clause (a) and (b), an independent verification from the Independent Engineer in form satisfactory to the Technical Agent with respect to:

(i) the statements and calculations contained in such Economic Completion Certificate and Compliance Certificate; and

(ii) the development of the Boleo Project in a manner which is consistent with the Development Plan;

(c) confirmation that the balance standing to the credit of the Debt Service Reserve Account shall be equal to or in excess of the then applicable Required Debt Service Reserve Balance; and

(d) confirmation that the balance standing to the credit of the Reclamation and Closure Sinking Fund Account shall be equal to or in excess of the then applicable Cumulative Reclamation Funding Amount,

provided, however, that the Economic Completion Date may not occur on any date on which a Default shall have occurred and be continuing;

"EDC" is defined in the preamble;

"EDC Borrowing" has the meaning given to that term in the EDC Loan Agreement;

"EDC Commitment" has the meaning given to that term in the EDC Loan Agreement;

"EDC Facility" has the meaning given to that term in the EDC Loan Agreement;

"EDC Facility Agent" is defined in the preamble;

"EDC Lender" means EDC;

"EDC Loan" has the meaning given to that term in the EDC Loan Agreement;

"EDC Loan Agreement" means the loan agreement dated on or about the date of this Agreement between the EDC Lender, the EDC Facility Agent and the Borrower, substantially in the Agreed Form;

"EDC Repayment Date" has the meaning given to that term in the EDC Loan Agreement;

"EDC Repayment Installment" has the meaning given to that term in the EDC Loan Agreement;

"Effective Date" means the date on which this Agreement becomes effective, counterparts of the same having been executed on behalf of each party hereto and received by the Administrative Agent;

"Energy Producers" means any Person that produces energy of any kind, including (without limitation) gas or oil fuelled, coal, nuclear, hydro, chemical reaction, electromagnetic, wave or tidal action, biofuels-based, geothermal and renewable energy production.

"Enforcement Event" shall mean either:

(a) the occurrence of any Event of Default of the nature referred to in Clause 21.7 (Insolvency) or Clause 21.8 (Insolvency Proceedings);

(b) the acceleration of all or any portion of the Loans and/or other Obligations pursuant to Clause 21.25 (Acceleration) as a result of the occurrence of any Event of Default; or

(c) the taking of any enforcement action by any Finance Party in accordance with any Finance Document;

"English Security Agreement" means the security agreement governed by English law dated on or about the date of this Agreement between the Borrower and the Collateral Agent, substantially in the Agreed Form;

"Environmental Conservation Agreement" means the environmental conservation agreement, dated December 12, 2006, between the National Commission of Natural Protected Areas (Comisión Nacional de Areas Naturales Protegidas), Banco Monex, S.A. as trustee under the Ecobanca Trust, Ecobanca, A.C. and the Borrower;

"Environmental Impact Manifests" means the impact assessment reports for the Boleo Project (dated April 2006) and the Wharf EIM (dated December 2009) prepared by Corporación Ambiental de Mexico, S.A. de C.V. including all annexes and supplemental information requested by Secretaria de Medio Ambiente y Recursos Naturales in connection with such report;

"Environmental Impact Study" means, collectively, (a) the Boleo Project ESAP, (b) the Environmental Impact Manifests, (c) the Wharf EIM and (d) the description and review of environmental and social issues relating to the Boleo Project (including compliance with Environmental Laws, Social Laws and Agreed Environmental and Social Requirements) contained in the Feasibility Study and the Technical Review;

"Environmental Law" means any applicable law relating to or imposing liability or standards of conduct concerning the environment including laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes;

"Environmental and Social Monitoring Report" means a report with respect to environmental and social issues at the Boleo Project (including verification of compliance with the Public Consultation and Disclosure Plan) prepared by the Borrower;

"EPCM Contract" means the engineering, procurement and construction management agreement between the Borrower and ICA Fluor Daniel, S. de R.L. de C.V., to be entered into prior to the first Borrowing Date as may be amended from time to time and the performance bond to be entered into prior to the first Borrowing Date provided by ICA Fluor Daniel, S. De R.L. de C.V. and the parent company guarantee to be entered into prior to the first Borrowing Date and issued by Fluor Corporation both in favor of the Borrower as may be amended from time to time;

"Equator Principles" means those principles entitled "A financial industry benchmark for determining, assessing and managing social & environmental risk in project financing", dated July, 2006, developed and adopted by various banks and financial institutions (as published on www.equator-principles.com) as the same may be amended, modified or supplemented from time to time;

"Equity Contribution" means an amount contributed by any Guarantor to the Borrower by way of Capital Contribution and/or Approved Subordinated Indebtedness;

"Equity Interests" means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests) and (d) other ownership or profit interests in such Person (including partnership, member or trust interests therein), in each case, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination;

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default);

"Event of Force Majeure" means an event of force majeure (or equivalent) as defined in any Material Project Document;

"Ex-Im Bank" is defined in the preamble;

"Ex-Im Bank Commitment" means the "Commitment" as such term is defined in the Ex-Im Bank Credit Agreement;

"Ex-Im Bank Credit Agreement" means the credit agreement between Ex-Im Bank, the Ex-Im Facility Agent and the Borrower;

"Ex-Im Bank Disbursement" means a "Disbursement" as such term is defined in the Ex-Im Bank Credit Agreement;

"Ex-Im Bank Loan" means the "Credit" as such term is defined in the Ex-Im Bank Credit Agreement;

"Ex-Im Bank Repayment Date" means a "Repayment Date" as such term is defined in the Ex-Im Bank Credit Agreement;

"Ex-Im Bank Repayment Installment" means the Installment repayments payable in accordance with Clause 5.01 (Principal Repayment) of the Ex-Im Bank Credit Agreement;

"Ex-Im Facility Agent" is defined in the preamble;

"Expropriation Event" shall mean any action by any Governmental Authority (i) to condemn, nationalize, seize or expropriate all or a substantial portion of the Boleo Project or of the property or assets of the Borrower or of its share capital, or (ii) to assume custody or control of such property or other assets or business operations of the Borrower or of its share capital, or (iii) for the dissolution or disestablishment of the Borrower, or (iv) that would prevent the Borrower or its shareholders from carrying on the Borrower's business or operations or a substantial part thereof or (v) that would deprive or impair the exercise by the Finance Parties of any right granted under or by the Security Agreements or otherwise.

"Expropriation Proceeds" shall mean any payment or other compensation received in connection with any Expropriation Event;

"Extraordinary Proceeds Account" is defined in the Project Account Agreement (New York);

"Facilities" means the Tranche A Facility, the KDB Facility, the EDC Facility, the Ex-Im Bank Loan and the Cost Overrun Facility;

"Facility Agents" means the Tranche A Facility Agent, the KDB Facility Agent, the Ex-Im Facility Agent, the Cost Overrun Facility Agent and the EDC Facility Agent;

"Facility Office" means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement;

"Feasibility Study" means the feasibility study, dated May, 2007, prepared by Bateman Engineering Pty Ltd. and the updated capital cost estimate compiled by Baja and ICA Fluor Daniel S. de R.L. de C.V. dated January, 2010 in the form delivered to the Administrative Agent in connection with the execution of this Agreement (as amended and updated from time to time with the consent of the Borrower and the Technical Agent (after consultation with the Independent Engineer));

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between each Arranger and the Borrower (or any Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees);

"Final Scheduled Maturity Date" means:

(a) in the case of Tranche A Loans, December 18, 2020;

(b) in the case of KDB Loans, December 18, 2022;

(c) in the case of EDC Loans, December 18, 2024;

(d) in the case of Ex-Im Bank Loans, December 18, 2024; and

(e) in the case of Cost Overrun Loans, December 18, 2018;

"Finance Documents" means this Agreement, the Loan Agreements, the Fee Letters, the Security Agreements, the Project Account Agreements, the Direct Agreements, the Guarantee Agreements, the KDB Subordination Agreement, the Intercreditor Agreement, the Notes, all other documents and instruments which evidence an Obligation to be executed and delivered by the Borrower under this Agreement and the Loan Agreements and any other document or instrument designated as such by the Majority Lenders and the Borrower;

The term "Finance Document" shall at any time include (whether or not any Commitment is outstanding and whether or not any principal amount of any Loan or any interest accrued thereon is then outstanding to any Lender) any Permitted Risk Management Agreement in effect at such time entered into between the Borrower and any Lender which is a Risk Management Lender at such time, or, at any time when all of the Tranche A Loans and Cost Overrun Loans have been repaid or prepaid, entered into between the Borrower and a person that was a Lender immediately prior to the date on which such Loans were repaid or prepaid but excluding any transaction under a Risk Management Agreement which is entered into after the date on which such Loans were repaid or prepaid;

"Finance Party" means an Agent, an Arranger, a Lender or a Risk Management Lender; "Financial Indebtedness" means any indebtedness for or in respect of:

(a) moneys borrowed;

(b) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

"Fiscal Year" means any period of twelve (12) consecutive calendar months ending on December 31;

"Funded Debt Service (Historic)" means, for any period, the sum of (a) the principal amount of the Loans scheduled to be repaid during such period pursuant to Clause 6.1(a) (Repayment of Loans), plus (b) the amount of interest and other amounts accrued on the Loans during such period;

"Funded Debt Service (Prospective)" means, for any period, the sum of (a) the principal amount of the Loans which are scheduled to become due and payable during such period pursuant to Clause 6.1(a) (Repayment of Loans), plus (b) the amount of interest and other amounts scheduled to become due and payable on the Loans during such period;

"Further Funding Source" means the funds made available to the Borrower pursuant to the arrangements described in paragraph 17 of Part 1A of Schedule 2 (Conditions precedent to the Initial CP Satisfaction Date);

"Future Net Cash Flow" means, for any period and without duplication, the sum of:

(a) the Dollar equivalent (calculated at the date of determination of Future Net Cash Flow:

(i) in the case of any such Relevant Product which is covered by a Permitted Metal Price Risk Management Agreement in effect on the relevant date of calculation, at the price for delivery of Relevant Product specified in such Permitted Metal Price Risk Management Agreement (or, if no price other than a floor price for delivery of Relevant Product is specified in such Permitted Metal Price Risk Management Agreement, then the reference price in (a)(ii) below, or the floor price, whichever is the highest); and

(ii) [dollar figures of products have been REDACTED]

of the total estimated Relevant Product from Production during such period as calculated from the Cash Flow Schedule),

plus

(b) the total amount (calculated in Dollars) of any amount (including any actual payments projected to be received by the Borrower from Permitted Interest Rate Risk Management Agreements entered into by the Borrower (after taking into account any daily settlement netting or similar provisions) projected to be realized by the Borrower during such period as reflected in the Cash Flow Schedule;

less

(c) projected Project Costs during such period (excluding, however, Project Capital Costs for such period to the extent that the same are actually funded with the proceeds of Loans or any Equity Contribution);

less

(d) all payments projected to be actually made by the Borrower (after taking into account any daily settlement netting or similar provisions) during such period under Permitted Risk Management Agreements entered into by the Borrower;

"GAAP" means (a) in the case of the standard of preparation of the Original Financial Statements relating to the Borrower, the Mexican Financial Reporting Standards (Normas de Información Financiera) ("MFRS") applicable in Mexico at that time, (b) in the case of the standard preparation of any other audited financial statements relating to the Borrower, DSC and SDMC, MFRS or IFRS, (c) in the case of the Luxembourg Subsidiaries generally accepted accounting principles in Luxembourg, and (d) for all other purposes (including any calculation to be made pursuant to Clause 19 (Financial covenants)) generally accepted accounting principles in Canada, including IFRS;

"Governmental Authority" shall mean the government or any political subdivision of the government of the Borrower Country, any agency, department or any other administrative authority or instrumentality thereof, including, without limitation, any local or other governmental agency or other authority within the Borrower Country;

"Group" means Baja and its Subsidiaries from time to time and "Group Member" means any such entity;

"Guarantee Agreements" means the Completion Guarantee Agreements, the Boleo International Guarantee Agreement, the DSC Guarantee Agreement, the SDMC Guarantee Agreement, the KBC Guarantee Agreement and the Baja International Guarantee Agreement;

"Guarantors" means the Baja Guarantors, KBC and the Korean Sponsors;

"Hazardous Material" means any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, substance or waste within the meaning of any Environmental Law;

"Hedging Date" means the date (occurring on or before the initial Borrowing Date) of execution of the first hedging transaction under each Permitted Risk Management Agreement;

"Holding Company" means, in respect of a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

"Hyundai" means Hyundai Hysco Co., Ltd.;

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

"Iljin" means Iljin Copper Foil Co., Ltd.;

"Independent Engineer" means Micon International Limited, or such other independent mining consultant as is retained by the Technical Agent (acting at the direction of the Majority Lenders and, at any time when no Default shall have occurred and be continuing, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) on behalf of all the Lenders;

"Independent Engineer's Certificate" means a certificate duly executed by the Independent Engineer, substantially in the Agreed Form;

"Independent Tailings Consultant" means AMEC Earth and Environmental, Inc. or such other independent tailings consultant appointed by the Borrower and acceptable to the Majority Lenders with expertise relevant to the design, construction and operational aspects of the Tailings Storage Facility;

"Independent Tailings Review Board" means an independent board of experts appointed by the Borrower and acceptable to the Majority Lenders with expertise relevant to the design, construction and operational aspects of the Tailings Storage Facility;

"Initial CP Satisfaction Date" is defined in Clause 4.1(a) (Initial conditions precedent);

"Insurance Agent" is defined in the preamble;

"Insurance Consultant" means Jardine Lloyd Thomson Limited, or such other insurance adviser of international repute as shall be retained by the Insurance Agent (acting in consultation with the Majority Lenders and, at any time when no Default shall have occurred and be continuing, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) on behalf of all the Lenders;

"Insurance Consultant's Certificate" means a certificate duly executed by the Insurance Consultant, substantially in the Agreed Form;

"Insurance Summary" is defined in paragraph 7 of Part 1A Schedule 2 (Conditions precedent to the Initial CP Satisfaction Date);

"Intercompany Indebtedness Schedule" means the schedule detailing indebtedness outstanding between the Group Members and outstanding between any Group Member and the Korean Sponsors and outstanding between KBC and the Korean Sponsors and outstanding between KBC and any Group Member as at the date of this Agreement in the Agreed Form;

"Intercompany Subordination Agreement" means the subordination agreement between the Borrower, the Administrative Agent, the Collateral Agent, the Baja Guarantors, the Korean Sponsors and KBC, substantially in the Agreed Form;

"Intercreditor Agent" is defined in the preamble;

"Intercreditor Agreement" means the intercreditor agreement between the Administrative Agent, the Tranche A Facility Agent, the EDC Facility Agent, the KDB Facility Agent, the Ex-Im Facility Agent, the Cost Overrun Facility Agent, the Intercreditor Agent, the Insurance Agent, the Collateral Agent, the Technical Agent, the Lenders, the Risk Management Lenders and the Borrower, substantially in the Agreed Form;

"Interest Period" means, in respect of a Loan, each period relating to the payment of interest thereon determined in accordance with the relevant Loan Agreement;

"Iran" means the Islamic Republic of Iran;

"KBC" means Korean Boleo Corporation, S.A. de C.V.;

"KBC Guarantee Agreement" means the guarantee between KBC and the Collateral Agent, substantially in the Agreed Form;

"KBC Security Agreement" means the stock pledge agreement between the Korean Sponsors and the Collateral Agent, relating to the shares in KBC, substantially in the Agreed Form;

"KDB Borrowing" has the meaning given to such term in the KDB Loan Agreement;

"KDB Commitment" has the meaning given to such term in the KDB Loan Agreement;

"KDB Facility" has the meaning given to such term in the KDB Loan Agreement;

"KDB Facility Agent" is defined in the preamble;

"KDB Lenders" is defined in the preamble;

"KDB Loan" has the meaning given to such term in the KDB Loan Agreement;

"KDB Loan Agreement" means the loan agreement dated on or about the date of this Agreement between the KDB Lenders, the KDB Facility Agent and the Borrower, substantially in the Agreed Form;

"KDB Repayment Date" has the meaning given to such term in the KDB Loan Agreement;

"KDB Repayment Installment" has the meaning given to such term in the KDB Loan Agreement;

"KDB Subordination Agreement" means the subordination agreement, between the Borrower, the Administrative Agent, the Collateral Agent and the Subordinated Facility Provider, substantially in the Agreed Form;

"Korean Sponsor Completion Guarantee Agreement" means a completion guarantee agreement between the Korean Sponsors and the Collateral Agent, substantially in the Agreed Form;

"Korean Sponsors" means Kores, LS-Nikko, Hyundai, SKN and Iljin, together with any other Person which becomes a shareholder of KBC in a manner which is compliant with Clause 21.10 (Ownership of Borrower, DSC and SDMC, Boleo International, Baja International and KBC);

"Kores" means Korea Resources Corporation;

"Lender" means:

(a) any Original Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement. Any reference in this Agreement or any other Finance Document to a Lender shall be deemed to be a reference to such Lender in its capacity as a Tranche A Lender, a KDB Lender, an EDC Lender, Ex-Im Bank and/or a Cost Overrun Lender as the context may require;

"LIBOR" means, in respect of any Loan:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four  decimal places) as supplied to the Administrative Agent at its request quoted by at least two of the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Loan;

"Life of Mine Plan" means the plan for the construction, development and operation of the Boleo Project contained in the Feasibility Study and the Cash Flow Model, as the same may be supplemented or amended pursuant to Clause 18.3(j) (Information; miscellaneous);

"Loan" means a Tranche A Loan, a KDB Loan, an EDC Loan, an Ex-Im Bank Loan and/or a Cost Overrun Loan;

"Loan Agreements" means the Tranche A Loan Agreement, the KDB Loan Agreement, the EDC Loan Agreement, the Ex-Im Bank Credit Agreement and the Cost Overrun Loan Agreement;

"Loan Life Ratio" means, at any date, the ratio, expressed as a percentage of:

(a) the sum of (i) Present Value of Future Net Cash Flow for the period commencing on such date and ending on the date referred to in clause (d) of the definition of Final Scheduled Maturity Date, plus (ii) any amount standing to the credit of the Debt Service Reserve Account as at such date;

to

(b) the aggregate principal amount of all outstanding Loans at such date;

"LS-Nikko" means LS-Nikko Copper Inc.;

"London Banking Day" means any day on which banks are open for general business (including dealings in foreign exchange and currency deposits) in London;

"Luxembourg" means the Grand Duchy of Luxembourg;

"Luxembourg Subsidiary" means Baja International and Boleo International;

"Majority Cost Overrun Lenders" has the meaning given to such term in the Cost Overrun Loan Agreement;

"Majority EDC Lenders" has the meaning given to such term in the EDC Loan Agreement;

"Majority Finance Parties" has the meaning given to such term in the Intercreditor Agreement;

"Majority KDB Lenders" has the meaning given to such term in the KDB Loan Agreement;

"Majority Lenders" has the meaning given to such term in the Intercreditor Agreement;

"Majority Tranche A Lenders" has the meaning given to such term in the Tranche A Loan Agreement;

"Management Services Contract" means the agreement, to be entered into prior to the initial Borrowing Date, between the Borrower and Baja;

"Margin" means, in respect of any Loan, the margin element of the interest payable on the principal amount of such Loan, in each case as set forth in the relevant Loan Agreement;

"Material Adverse Effect" means the effect of any event or circumstance which:

(a) is, or is reasonably likely to be, adverse to the ability of any Obligor to perform or comply with any of its material obligations under the Operative Documents;

(b) is, or is likely to be, materially adverse to the ability of the Borrower to develop and operate the Boleo Project in a manner which is consistent with the financial projections and other information contained in the Development Plan; or

(c) is, or is likely to be, materially prejudicial to the business, operations, performance, properties or condition (financial or otherwise) of the Borrower or the Boleo Project or, in the case of any determination of a Material Adverse Effect made prior to the Economic Completion Date, the Obligors taken as a whole;

"Material Project Document" means each of the Offtake Contracts, the EPCM Contract, the Milling, Grinding and Crushing Equipment Agreement, the Acid Plant Contract, and the SX/IX/EW Contract, the Sulphur Supply Agreement and any other document designated as such by the Majority Lenders and the Borrower and collectively, the "Material Project Documents";

"Milling, Grinding and Crushing Equipment Agreement" means the design, engineering supply and procurement contract for various sections of the plant system, to be entered into prior to the first Borrowing Date, between FLSmidth Inc. and the Borrower, as may be amended from time to time, and the related letter of credit to be issued prior to the first Borrowing Date in favor of the Borrower as may be amended from time to time;

"Mine Closure Funding Schedule" means the computer model – a copy of which is held by the Technical Agent, Ex-Im Bank and the Borrower and identified as "Mine Closure Funding Plan Rev B May 27, 2010.xlsx" contained in the Reclamation and Closure Sinking Fund as the same may be amended, modified or supplemented from time to time as a result of changes thereto made pursuant to Clause 20.11(e) (Environmental and Social Covenants);

"Mine Site Closure Plan" means the Borrower's detailed Mine Reclamation and Closure Plan in connection with the Boleo Project, dated January 23, 2008 prepared by Wardrop Engineering Inc., including a budget and schedule for ongoing reclamation during operations and mine closure activities relating to the Boleo Project (as may be updated) as referred to in the Boleo ESAP and complying with the Agreed Environmental and Social Requirements;

"Mining Concessions" means the concessions issued to the Borrower described in Item 1 ("Mining Concessions") of the Disclosure Schedule;

"Mining Rights" means all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining claims, fee interests, mineral leases, mining concessions (including the Mining Concessions), profits-a-prendre, joint ventures and other leases, rights-of-way and inurements used by or necessary for the Borrower to construct, develop and operate the Boleo Project;

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a) (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

"Monthly Project Report" means a monthly report in a form agreed with and acceptable to the Technical Agent and the Majority Lenders, acting reasonably, and addressed to the Technical Agent and all the Lenders relating to the development, construction and operation of the Boleo Project and reporting (on both a monthly and a cumulative basis) on construction and/or (as the case may be) operation during each month (including engineering, procurement and physical progress) and on committed Capital Expenditures, Production, Project Costs, realized prices of Relevant Product from Production and other development and operating information (including (a) environmental, health and safety operating status and issues, (b) the projected schedule to achieve Physical Facilities Completion and Economic Completion, and (c) without prejudice to the other terms and conditions of this Agreement, any material deviation from the Development Plan (together with a description of the causes of any such material deviation));

"Mortgage" means the Mortgage granted by the Borrower in favor of the Collateral Agent before a Mexican notary public substantially in the Agreed Form;

"New York Security Agreement" means the security agreement dated on or about the date of this Agreement between the Borrower and the Collateral Agent governed by New York law, substantially in the Agreed Form;

"Notes" means any promissory note issued pursuant to any Loan Agreement;

"Obligations" means, with respect to each Obligor, all obligations of such Obligor with respect to the repayment or performance of all obligations (monetary or otherwise) of such Obligor to any Finance Party arising under or in connection with this Agreement and each other Finance Document and where the term "Obligations" is used without specific reference to a particular Obligor, such term means the Obligations of each such Obligor;

"Obligors" means the Borrower and the Guarantors;

"OECD" means the Organization for Economic Cooperation and Development;

"Offtake Contracts" means:

(a) the offtake contract (copper), to be entered into between the Borrower and KBC;

(b) the offtake contract (cobalt), to be entered into between the Borrower and KBC;

(c) the offtake contract (copper) to be entered into prior to the first Borrowing Date, between the Borrower and Louis Dreyfus Commodities Metals Suisse S.A. and the related guaranty to be entered into prior to the first Borrowing Date, provided by Louis Dreyfus Commodities Metals B.V. issued in favor of the Borrower;

(d) offtake contract (cobalt), to be entered into prior to the first Borrowing Date between the Borrower and Louis Dreyfus Commodities Metals Suisse S.A. and the related guaranty to be entered into prior to the first Borrowing Date provided by Louis Dreyfus Commodities Metals B.V. issued in favor of the Borrower; and

(e) any other contract for the sale of Production entered into by the Borrower pursuant to Clause 20.17 (Sale of Production);

"Onshore Accounts” means the Operating Account (Pesos), the Payroll Accounts, the Payroll Savings Accounts and the Petty Cash Account;

“Onshore Accounts Maximum Balance” is defined in Clause 20.31 (Bank Accounts);

"Operating Account (Can $)" is defined in the Project Account Agreement (Canada);

"Operating Account (Pesos)" means a Mexican bank account in the name of the Borrower established at Scotiabank Inverlat S.A. or another Acceptable Financial Institution to facilitate payments of bona fide Project Operating Costs in Mexico (including through payments to the Payroll Accounts, the Payroll Savings Accounts and the Petty Cash Account) which as of the date hereof is identified with the account number [REDACTED];

"Operating Account (U.S.$)" is defined in the Project Account Agreement (Canada);

"Operative Documents" means the Finance Documents, the Project Documents and the Shareholders Agreement;

"Organic Documents" means, with respect to each Obligor:

(a) its memorandum and articles of association, estatutos sociales or constitution or similar documents in any applicable jurisdiction; and

(b) all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock or other equity interests;

"Original Financial Statements" means:

(a) in respect of Baja, the audited consolidated financial statements of the Group for the financial year ended December 31, 2009; and

(b) in respect of the Borrower, its audited financial statements for its financial year ended December 31, 2009;

"Original Lenders" means the parties listed in the first column of Part 2 (the Original Lenders) of Schedule 1 (Original Parties);

"Other Governmental Authority" shall mean any government or any political subdivision of a government, any agency, department or any other administrative authority or instrumentality thereof, including, without limitation, any local or other governmental agency or other authority;

"Participating Member State" means a member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

"Party" means a party to this Agreement;

"Payroll Accounts" means the Mexican bank accounts in the name of DSC and SDMC, respectively, established or to be established at Grupo Financiero Bancomer or another Acceptable Financial Institution to facilitate the making of bona fide Project Operating Costs consisting of payroll payments from time to time for the Boleo Project;

"Payroll Savings Accounts" means the Mexican bank accounts in the name of DSC and SDMC respectively established or to be established at Grupo Financiero Bancomer or another Acceptable Financial Institution to facilitate the payment of amounts representing savings required by Mexican law associated with payroll payments made from time to time for the Boleo Project and which constitute bona fide Project Operating Costs;

"Permitted Interest Rate Risk Management Agreements" is defined in Clause 20.9(b) (Permitted Risk Management Agreements);

"Permitted Metal Price Risk Management Agreements" is defined in Clause 20.9(a) (Permitted Risk Management Agreements);

"Permitted Risk Management Agreements" means, collectively, the Permitted Metal Price Risk Management Agreements and the Permitted Interest Rate Risk Management Agreements;

"Person" means any individual, corporation, partnership (including any association), joint stock company, trust, unincorporated organization or government or political subdivision thereof, including any analogue or otherwise of any of the preceding under any applicable law;

"Pesos" means the lawful money in Mexico;

"Petty Cash Account" means a Mexican bank account established in the name of the Borrower at Grupo Financiero Bancomer or another Acceptable Financial Institution to facilitate the making of payments of bona fide Project Operating Costs which as of the date hereof is identified with account number [REDACTED];

"Physical Facilities Completion" means the achievement of certain production, shipment, economic and legal criteria as set out in the Physical Facilities Completion Certificate (or such other alternative criteria as all the Lenders may agree with the Borrower from time to time);

"Physical Facilities Completion Certificate" means a certificate (together with all attachments thereto) duly executed in one or more counterparts by Baja and the Borrower, the Independent Engineer and the Technical Agent, substantially in the form set out in Schedule 5, Part 1 (Physical Facilities Completion Certificate);

"Physical Facilities Completion Date" means the first Business Day immediately following the day on which the Technical Agent shall have received:

(a) counterparts of the Physical Facilities Completion Certificate executed by each Person referred to in the definition thereof; and

(b) a Compliance Certificate calculated (on the basis of the Cash Flow Schedule as then in effect (including any changes thereto arising as a result of the circumstances referred to in Clause 1.5(b) (Project Determinations, etc.)) as at the proposed Physical Facilities Completion Date pursuant to Clause 18.3(d) (Information; miscellaneous), together with, in the case of each of clause (a) and (b), an independent verification from the Independent Engineer in form satisfactory to the Technical Agent with respect to:

(i) the statements and calculations contained in such Physical Facilities Completion Certificate and Compliance Certificate; and

(ii) the development of the Boleo Project in a manner which is consistent with the Development Plan,

provided, however, that the Physical Facilities Completion Date may not occur on any date on which a Default shall have occurred and be continuing;

"Platform" means the "Intralinks" electronic data room used by the Administrative Agent as permitted by this Agreement or (subject to obtaining the Lenders' prior written consent) such other similar electronic system;

"Pledgor-in-Possession Pledge Agreement" means the pledgor-in-possession pledge agreement (prenda sin transmisión de posesión) relating to moveables between the Borrower, DSC, SDMC and the Collateral Agent substantially in the Agreed Form;

"Present Value of Future Net Cash Flow" means, for any period (a "Calculation Period"), [calculation of such has been REDACTED];

"Production" means, for any period, the number of pounds of Copper and Cobalt (in each case contained in cathode) and tonnes of Zinc Sulphate and Sulphuric Acid which have been produced, or (in the case of any period or portion thereof to occur in the future) which are scheduled in the Development Plan to be produced, at the Boleo Project during such period;

"Prohibited Energy Producer/Refiner" shall mean an Energy Producer or Refiner that does any of the following:

(a) provides Iran with significant refined petroleum resources; or

(b) materially contributes to Iran's capability to impact refined petroleum resources; or

(c) allows Iran to maintain or expand, in any material respect, its domestic production of refined petroleum resources, including any assistance in refinery construction, modernization or repair. For the purposes of this definition, "significant" and "material" shall mean an amount of petroleum resources which, in the aggregate over any one of the immediately preceding three (3) fiscal years, has a value in excess of twenty million Dollars (U.S.$20,000,000).

"Project Account Agreement (Canada)" means the Project Account Agreement between the Project Account Bank (Canada), the Administrative Agent, the Collateral Agent, DSC and the Borrower substantially in the Agreed Form;

"Project Account Agreement (New York)" means the Project Account Agreement between the Project Account Bank (New York), the Administrative Agent, the Collateral Agent, Baja, Baja International and the Borrower substantially in the Agreed Form;

"Project Account Agreements" means the Project Account Agreement (Canada) and the Project Account Agreement (New York);

"Project Account Bank (Canada)" means the Vancouver Business Services Centre branch of The Bank of Nova Scotia;

"Project Account Bank (New York)" means Deutsche Bank Trust Company Americas;

"Project Account Bank (Onshore)" means Scotiabank Inverlat, S.A. Institución de Banca Múltiple;

"Project Account Banks" means the Project Account Bank (Canada), the Project Account Bank (New York) and the Project Account Bank (Onshore);

"Project Accounts" means, collectively, the Drawdown Account, the Baja International Equity Deposit Account, the Baja Equity Deposit Account, the Revenue Proceeds Account, the Operating Account (Can $), the Reclamation and Closure Sinking Fund Account, the Operating Account (U.S.$), the Collateral Proceeds Account, the Canadian Payroll Accounts, the Debt Service Reserve Account, the Extraordinary Proceeds Account and the Cost Overrun Account;

"Project Assets" means all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or hereafter acquired by or for the benefit of the Borrower, which are used or intended for use in or forming part of the Boleo Project;

"Project Capital Costs" means, for any period, the aggregate of all Capital Expenditures scheduled to be, or, as the case may be, actually paid by or on behalf of the Borrower during such period in respect of constructing, reinstating, equipping, installing, commissioning and completing the Boleo Project and enabling the Boleo Project to achieve Economic Completion;

"Project Capital Cost Overrun" means any Project Capital Cost which either (a) is not referred to in the Cash Flow Schedule, or (b) relates to an item of Capital Expenditure which is referred to in the Cash Flow Schedule but where such reference is to a lower amount than such Project Capital Cost;

"Project Contractor" means:

(a) in the case of the Offtake Contracts, KBC and Louis Dreyfus Commodities Metals Suisse S.A.;

(b) in the case of the EPCM Contract, ICA Fluor Daniel, S. de R.L. de C.V.;

(c) in the case of the SX/IX/EW Contract, Bateman Advanced Technologies Limited;

(d) in the case of the Sulphur Supply Agreement, International Commodities Export Corporation;

(e) in the case of the Service Contracts, SDMC and DSC;

(f) in the case of the Acid Plant Contract, SNC Lavalin Inc.;

(g) in the case of the Milling, Grinding and Crushing Equipment Agreement, FL Smidth Inc;

(h) in the case of the Management Services Contract, Baja;

(i) in the case of each other Project Document, any party thereto which is under any obligation to a Group Member pursuant thereto;

or, in the case of any such Project Contractor, any substitute for such Project Contractor appointed in accordance with Clause 21.15 (Project Documents and/or Shareholders Agreement not in full force and effect);

"Project Costs" means, for any period, the Project Operating Costs and the Project Capital Costs (including, for the avoidance of doubt, Project Capital Cost Overruns) for such period;

"Project Costs Certificate" means a certificate of the Independent Engineer with respect to the application of Loan proceeds to fund Project Costs, substantially in the Agreed Form;

"Project Documents" means, collectively, and at any time:

(a) the Offtake Contracts, the EPCM Contract, the SX/IX/EW Contract, the Sulphur Supply Agreement, the Service Contracts, the Acid Plant Contract, the Milling, Grinding and Crushing Equipment Agreement, the Management Services Contract and all related agreements or contracts, in each case in the form provided to the Administrative Agent in connection with the execution and delivery of this Agreement or, to the extent that such documents are not provided on the execution and delivery of this Agreement, in form and substance satisfactory to the Majority Lenders; and

(b) all other instruments (excluding any Finance Document) required to be provided to the Administrative Agent pursuant to Clause 18.3(s) (Information; miscellaneous), in each case in the form supplied pursuant to such Clause;

"Project Life Ratio" means, at any date, the ratio, expressed as a percentage, of:

(a) the sum of (i) Present Value of Future Net Cash Flow for the period commencing on such date and ending on the last day of the Project Period plus (ii) any amount standing to the credit of the Debt Service Reserve Account as at such date, to

(b) the aggregate principal amount of all outstanding Loans at such date;

"Project Operating Costs" means, for any period, the aggregate of all payments scheduled to be (or, in the case of any calculation of historical Project Operating Costs for any period, actually) paid by or on behalf of the Borrower during such period to any Person (excluding, however, any payment to KBC (other than marketing fees due to KBC pursuant to any relevant Offtake Contract) or any Affiliate of the Borrower permitted to be made pursuant to Clause 20.23 (Restricted Payments, etc.) and excluding any payment made under any Finance Document) for the purpose of operating, maintaining or protecting the Boleo Project (including the Project Assets) or in mining, milling, leaching, loading, refining, delivering or marketing, in each case together with any applicable income taxes scheduled to be, or, as the case may be, actually paid during such period, including:

(a) the cash costs scheduled to be, or, as the case may be, actually paid during such period in connection with the operation, general and other administration, maintenance and reclamation of the Boleo Project (whether to mine, mill, leach, refine and/or deliver Production for sale or otherwise), in each case whether incurred pursuant to any Project Document or otherwise (and, for the avoidance of doubt, including costs of the nature referred to in the Mine Site Closure Plan, the Management Services Contract, the Service Contracts and marketing fees due to KBC pursuant to any relevant Offtake Contract);

(b) all profit, income, property and other taxes imposed by any Governmental Authority, in each such case scheduled to be, or, as the case may be, actually paid during such period; and

(c) all payments scheduled to be, or as the case may be, actually paid under any royalty agreements during such period and any production royalties calculated and payable (whether in cash or in Relevant Product) as a percentage of Relevant Product produced and sold in connection with the Boleo Project;

 "Project Party" means the Borrower and any Affiliate, agent, adviser (excluding legal advisers and other similar professional advisers not actually engaged in the construction, development, operation or maintenance of the Boleo Project), contractor, consultant, officer, director or other associate of the Borrower retained, employed or consulted by the Borrower in connection with the development or operation of the Boleo Project;

"Project Period" means the period commencing on September 30, 2010 and continuing until the last date on which the Proven and Probable Reserves of the Boleo Project have been extracted, milled, refined and sold in accordance with the projections set forth in the Cash Flow Schedule;

"Proven and Probable Reserves" means, at any date, "Proven Mineral Reserves" and "Probable Mineral Reserves" of Relevant Metal at the Boleo Project, as determined and calculated in accordance with the standards set forth in National Instrument 43-101 (NI 43-101) (Standards of Disclosure for Mineral Projects) issued by the Canadian Securities Administrators (including its Companion Policy 43-101 CP and Form 43-101F1 Technical Report; and the terms "Proven Mineral Reserves" and "Probable Mineral Reserves" as used in this definition shall have the meanings provided in such Companion Policy);

"Public Consultation and Disclosure Plan" means the public consultation and disclosure plan referred to in the Boleo Project ESAP;

"Qualifying Financial Institution" means any bank or other financial institution which is incorporated or otherwise existing under the laws of a jurisdiction which is, or which is located in a member state of the OECD;

"Qualifying Project Capital Cost Overrun" means any Capital Expenditure in excess of those included or described in the Cash Flow Schedule as in effect on the date of this Agreement and which the Borrower proposes to incur in connection with the achievement of Economic Completion and which, in the opinion of the Technical Agent (having consulted and confirmed with the Independent Engineer), is required to be incurred, and will be sufficient, in order to achieve each Completion Date on or prior to the relevant Completion Backstop Date;

"Quotation Day" means, in respect of any period for which an interest rate is to be determined two (2) London Banking Days before the first day of that period;

"Reclamation and Closure Sinking Fund" means the plan and schedule for cash contributions to the Reclamation and Closure Sinking Fund Account , in accordance with the Mine Closure Funding Schedule to be used solely to fund mine closure and reclamation expenditure at the Boleo Project and identified as "Reclamation and Closure Sinking Fund B 9 August 2010";

"Reclamation and Closure Sinking Fund Account" is defined in the Project Account Agreement (New York);

"Reference Banks" means, in respect of LIBOR, the principal London offices of HSBC Bank Plc and JP Morgan Chase Bank N.A., London Branch or such other banks as may be appointed by the Majority Lenders in consultation with the Borrower;

"Refiner" means any Person who Controls a facility that refines hydrocarbons into products of value;

"Reinsurance Assignment" means (1) the reinsurance assignment in favor of the Collateral Agent by the Borrower, ACE Seguros Mexico and Allianz Mexico S.A. and (2) the reinsurance assignment in favor of the Collateral Agent by the Borrower and any replacement or other insurer, in each case, relating to the benefit of any reinsurance policy in relation to the Boleo Project and substantially in the Agreed Form;

"Relevant Interbank Market" means the London interbank market;

"Relevant Metal" means Copper, Cobalt and Zinc;

"Relevant Product" means Copper, Cobalt, Zinc Sulphate and Sulphuric Acid;

"Repayment Date" means:

(a) in the case of Tranche A Loans, a Tranche A Repayment Date;

(b) in the case of KDB Loans, a KDB Repayment Date;

(c) in the case of EDC Loans, an EDC Repayment Date;

(d) in the case of Ex-Im Bank Loans, an Ex-Im Bank Repayment Date; and

(e) in the case of Cost Overrun Loans, a Cost Overrun Repayment Date;

"Repayment Installment" means a Tranche A Repayment Installment, a KDB Repayment Installment, an EDC Repayment Installment, an Ex-Im Bank Repayment Installment or a Cost Overrun Repayment Installment;

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

"Required Completion Expenditures" means those bona fide Project Costs which the Technical Agent (acting reasonably, and in consultation with the Independent Engineer) determines are required to achieve Economic Completion in accordance with the Development Plan;

"Required Debt Service Reserve Balance" is defined in the Project Account Agreement (New York);

"Required Maintenance Expenditures" means those bona fide Project Costs which the Technical Agent (acting in consultation with the Independent Engineer) determines are required to operate, manage and maintain the Boleo Project in normal, safe and lawful working condition;

"Revenue Proceeds Account" is defined in the Project Account Agreement (New York);

"Risk Management Agreement" means any instrument evidencing any Risk Management Obligation of the Borrower;

"Risk Management Lender" means a Lender which is a party to a Permitted Risk Management Agreement with the Borrower, acting in its capacity as a party to a Permitted Risk Management Agreement;

"Risk Management Obligations" means, with respect to any Person, all net liabilities of such Person in respect of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

"Screen Rate" means the British Bankers Association Interest Settlement Rate for Dollars and relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and all the Lenders;

"SDMC" is defined in the preamble;

"SDMC Guarantee Agreement" means the guarantee between SDMC and the Collateral Agent, substantially in the Agreed Form;

"Security" means a mortgage, lease, hypothecation, preferential arrangement relating to payments, charge, pledge, lien, encumbrance or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect;

"Security Agreements" means, collectively, the Borrower Security Agreements, the Baja Security Agreement, the Baja International Security Agreement, the Boleo International Security Agreement, the KBC Security Agreement, the Intercompany Subordination Agreement, the Reinsurance Assignment and all instruments delivered pursuant to Clause 20.15 (After-Acquired Collateral) and any other instrument granting Security for any of the obligations of an Obligor under the Finance Documents which the Majority Lenders and the Borrower shall designate as a Security Agreement;

"Selection Notice" has the meaning given in the relevant Loan Agreements;

"Service Contracts" means, collectively:

(a) the agreement for the provision of certain operating, support and employment services to the Borrower dated August 15, 2008, between the Borrower and DSC; and

(b) the agreement for the provision of certain operating, support and employment services to the Borrower dated August 15, 2008, between the Borrower and SDMC;

"Shareholders Agreement" means the shareholders agreement dated May 30, 2008 among the Sponsors, Invebaja S.A. de C.V., KBC and the Borrower;

"SKN" means SK Networks Co., Ltd.;

"Social Law" means any law, rule or regulation which relates to the Boleo Project and relates to:

(a) labor;

(b) social security;

(c) the regulation of industrial relations (between government, employers and employees);

(d) the protection of occupational and public health and safety;

(e) the regulation of public participation;

(f) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights;

(g) the protection and empowerment of indigenous peoples or ethnic groups;

(h) the projection, restoration and promotion of cultural heritage;

(i) all other laws, rules and regulations providing for the protection of employees and citizens;

(j) any International Labor Conventions signed and ratified by Mexico; and

(k) any United Nations treaty, convention or covenant on human rights signed and ratified by Mexico;

"Sponsors" means Baja and the Korean Sponsors;

"Subordinated Facility Agreement" means the credit agreement dated on or about the date of this Agreement, between the Subordinated Facility Provider and the Borrower, substantially in the Agreed Form;

"Subordinated Facility Provider" means The Korea Development Bank;

"Subordinated Loan" means any indebtedness outstanding from the Borrower to the Subordinated Facility Provider and which is subject to the terms and conditions of the Subordinated Facility Agreement and the KDB Subordination Agreement;

"Subsidiary" means, an entity from time to time of which a Person has direct or indirect control or owns directly or indirectly more than fifty percent (50%) of the Equity Interest or similar ownership interest;

"Sulphur Supply Agreement" means the contract relating to the supply of sulphur to the Boleo Project, dated January 28, 2008 between International Commodities Export Corporation and the Borrower as may be amended from time to time;

"Sulphuric Acid" means sulphuric acid produced by the Borrower at the Boleo Project;

"SX/IX/EW Contract" means the contract for engineering and procurement relating to solvent extraction and metal production at the Boleo Project, to be entered into prior to the first Borrowing Date between Bateman Advanced Technologies Limited and the Borrower as may be amended from time to time and the related letter of credit to be issued prior to the first Borrowing Date in favor of the Borrower as may be amended from time to time;

"Tailings Design Report" means the report on the design of the Tailings Storage Facility prepared by the Independent Tailings Consultant and to include a review and report on matters relevant to dam safety and other critical aspects of the Tailings Storage Facility, its appurtenant structures, the catchment area, the area surrounding the Tailings Storage Facility and downstream areas, in each case during design, construction and start-up phases and in each case in accordance with the Agreed Environmental and Social Requirements;

"Tailings Storage Facility" means the holding and retention area for mine tailings from the Boleo Project;

"Taxes" means any taxes, fees, levies, imposts, duties or charges of whatsoever nature (whether imposed by withholding or deduction or otherwise) (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by any Governmental Authority or Other Governmental Authority (including, without limitation, any taxing authority), or by any other jurisdiction from which payments required hereunder or under any other Finance Document are made;

"Technical Agent" is defined in the preamble;

"Technical Review" means the "Independent Technical Due Diligence Report" dated September 10, 2010, prepared by the Independent Engineer, in a form reasonably acceptable to and provided to the Technical Agent in connection with the execution of this Agreement;

"Total Cash Balances" means, on any date, the sum of the aggregate cash balances (calculated in Dollars, converted, if necessary, at the daily average ask rate of exchange available at http://www.oanda.com/convert/classic on such date) of each of the Project Accounts (excluding the Debt Service Reserve Account, the Reclamation and Closure Sinking Fund Account , the Cost Overrun Account and the Drawdown Account) as at such date;

"Total Commitments" means the aggregate of the Total Tranche A Commitments, the Total KDB Commitments, the Total EDC Commitments, the Ex-Im Bank Commitment and the Total Cost Overrun Commitments;

"Total Cost Overrun Commitments" means the aggregate of the Cost Overrun Commitments, being U.S.$50,000,000 at the date of this Agreement;

"Total EDC Commitments" means the aggregate of the EDC Commitments, being U.S.$150,000,000 at the date of this Agreement;

"Total KDB Commitments" means the aggregate of the KDB Commitments, being U.S.$90,000,000 at the date of this Agreement;

"Total Tranche A Commitments" means the aggregate of the Tranche A Commitments, being U.S.$50,000,000 at the date of this Agreement;

"Tranche A Borrowing" has the meaning given to that term in the Tranche A Loan Agreement;

"Tranche A Commitment" has the meaning given to that term in the Tranche A Loan Agreement;

"Tranche A Facility" has the meaning given to that term in the Tranche A Loan Agreement;

"Tranche A Facility Agent" is defined in the preamble;

"Tranche A Lenders" is defined in the preamble;

"Tranche A Loan" has the meaning given to that term in the Tranche A Loan Agreement;

"Tranche A Loan Agreement" means the loan agreement dated on or about the date of this Agreement between the Tranche A Lenders, the Tranche A Facility Agent and the Borrower substantially in the Agreed Form;

"Tranche A Repayment Date" has the meaning given to that term in the Tranche A Loan Agreement;

"Tranche A Repayment Installment" has the meaning given to that term in the Tranche A Loan Agreement;

"TSF Guidelines" mean (i) A Guide to Management of Tailings Facilities, The Mining Association of Canada, September, 1998, and (ii) Developing an Operation, Maintenance and Surveillance Manual for Tailings and Water Management Facilities, The Mining Association of Canada, 4 December, 2005;

 "Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents;

"VAT" means value added tax or any other tax of a similar nature in any jurisdiction;

"Wharf" means the Borrower's wharf located at the site of the Boleo Project;

"Wharf EIM" means the environmental impact manifest relating to construction of the construction and operation of the Wharf approved by the Secretariat for the Environment and Natural Resources (SEMARNAT) on March 31, 2010;

"Zinc" means zinc metal; and

"Zinc Sulphate" means zinc sulphate monohydrate produced by the Borrower at the Boleo Project.

1.2 Construction

(a) Unless a contrary indication appears, any reference in this Agreement and each other Finance Document to:

(i) any Agent, any Arranger, any Finance Party, any Lender, any Risk Management Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii) assets includes present and future properties, revenues and rights of every description;

(iii) a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv) herein, hereof, hereto and hereunder and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Clause or other provision;

(v) including (and with correlative meaning include) means including without limiting the generality of any description preceding such term;

(vi) indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii) instrument means any contract, agreement, indenture, mortgage, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any security (or right or interest therein) is granted or perfected or purported to be granted or perfected;

(viii) investment means, relative to any Person:

(A) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

(B) any guarantee made or issued by such Person; and

(C) any ownership or similar interest held by such Person in any other Person;

(ix) pound means in the case of Copper and Cobalt, the weight measured in imperial pounds of any such Copper and Cobalt;

(x) a quarter means each three (3) month period beginning in any year on each of January 1, April 1, July 1 and October 1 or, if any such date is not a Business Day, the immediately preceding Business Day;

(xi) a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory or self-regulatory authority or organization;

(xii) a provision of law is a reference to that provision as amended or re-enacted;

(xiii) a time of day is a reference to New York City time;

(xiv) a tonne means a thousand (1,000) kilograms; and

(xv) type means, in respect of a Loan, a Tranche A Loan, a KDB Loan, an EDC Loan and/or an Ex-Im Bank Loan, as the context may require;

(b) Relative to the determination of any period of time, from means from (and including) and to means to (but excluding).

(c) A reference to fees, costs, charges or expenses includes all value added tax or other applicable taxes imposed thereon.

(d) Clause and Schedule headings are for ease of reference only.

(e) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f) A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

(g) Barclays Capital means Barclays Capital, the investment banking division of Barclays Bank PLC.

1.3 Accounting and Financial Determinations

All accounting terms used herein or (except to the extent set forth therein) in any other Finance Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, GAAP, in each case, applied (subject to the provisions of Clause 1.4 (Change in Accounting Principles)) on a basis consistent with the preparation of the Original Financial Statements. All currency amounts included in any calculation of any financial undertaking contained in any Finance Document (including Clause 19 (Financial covenants) of this Agreement and Clause 5.6 (Undertakings prior to the Economic Completion Date) of the Baja Completion Guarantee Agreement) shall, except to the extent expressly set forth therein, be made in Dollars.

1.4 Change in Accounting Principles

If, after the date of this Agreement, there shall (without prejudice to Clause 1.3 (Accounting and Financial Determinations) and Clause 20.18(g)(iii) (Business Activities; Fiscal Year)) be any change to any Obligor's Fiscal Year, or in the application of the accounting principles used in the preparation of the Original Financial Statements as a result of the promulgation of rules, regulations, pronouncements, or opinions by any Governmental Authority or Other Governmental Authority or any entity with responsibility for the administration of accounting standards (or agencies with similar functions) which changes, in any such case, result in a change in the method of calculation of financial covenants, standards, or terms applicable to any Obligor found in this Agreement or any other Finance Document, the parties hereto agree promptly to enter into negotiations in order to amend such financial covenants, standards or terms so as to reflect equitably such changes with the desired result that the evaluations of such Obligor's financial condition shall be the same after such changes as if such changes had not been made; provided, however, that until the Majority Lenders have given their consent to such amendments, each Obligor's financial condition shall continue to be evaluated on the same principles as those used in the preparation of the Original Financial Statements.

1.5 Project Determinations, etc.

(a) (i) Except as otherwise provided in this Agreement, all determinations and calculations contained or referred to in this Agreement or any other Finance Document shall be determined and calculated to the reasonable satisfaction of the Majority Lenders in accordance with the relevant provisions of this Agreement and/or such other Finance Document;

(ii) Without prejudice to the generality of clause (a)(i) and except as expressly otherwise provided herein, all projected financial determinations and calculations relating to the Boleo Project (including the determination or calculation, as the case may be, of forecasted Project Costs, Debt Service Coverage Ratio (Prospective), Funded Debt Service (Prospective), Future Net Cash Flow, Loan Life Ratio, Present Value of Future Net Cash Flow and Project Life Ratio) shall be made in accordance with the Cash Flow Model (and taking into account any Permitted Risk Management Agreement then in effect).

(iii) All determinations and calculations to be made in accordance with the Cash Flow Model by reference to a specified period shall, in the event such period does not appear in the Cash Flow Model, be determined or calculated on a pro rata basis for such specified period from the actual periods referred to in the Cash Flow Model.

(b) (i) Promptly upon becoming aware of any of the events described below, the Borrower shall proceed to propose such modifications to the Cash Flow Model and/or the Cash Flow Schedule as may be necessary to reflect:

(a) any material changes to the Development Plan agreed pursuant to this Agreement;

(b) the likely occurrence of any Completion Date after the relevant Completion Backstop Date;

(c) any material change in the cash flows expected in connection with the Boleo Project due to any change in assumptions regarding revenues, costs and taxes or any interruption to the operation of the Boleo Project or any acceleration in Production;

(d) any material change in the likely future development of the Boleo Project arising as a result of any test concluded in connection with the achievement of any Completion Date; and/or

(e) the projected occurrence of any Project Capital Cost Overrun.

In addition the Borrower shall review the Cash Flow Model and Cash Flow Schedule on an annual basis in order to ensure that the same remain accurate in all material respects and shall propose such modifications as it may deem necessary as a result of such review.

The Technical Agent (acting in consultation with the Independent Engineer) or the Borrower (as applicable) shall give prompt notice to the other if (each acting reasonably) it considers that, based on current or likely future prevailing circumstances, any of the basic economic assumptions in the Cash Flow Model should be modified.

The Borrower shall work in consultation with the Technical Agent and the Independent Engineer regarding any modifications to the Cash Flow Model and/or Cash Flow Schedule to be made as a result of any of the foregoing.

(ii) Any modifications to the Cash Flow Model and/or Cash Flow Schedule that are proposed by the Borrower pursuant to clause (b)(i) shall only become effective when consented to by the Technical Agent and the Majority Lenders (acting reasonably in consultation with the Independent Engineer).

(iii) In the event that the Cash Flow Schedule or the Cash Flow Model shall be modified prior to any Completion Date pursuant to the provisions of this clause then the Technical Agent and the Borrower shall negotiate in good faith to produce revised Completion Certificates which are acceptable in form and substance to the Borrower and to the Independent Engineer and the Majority Lenders (acting reasonably) and which reflect such modifications.

(c) For the avoidance of doubt, without the consent of the relevant required Finance Parties pursuant to Clause 33 (Amendments and waivers) the production of any revised Cash Flow Schedule shall not constitute, and shall not be deemed to imply, (i) any waiver of any Default which might be indicated by such revised Cash Flow Schedule (including any such Default arising as a result of a breach of any provision of Clause 19 (Financial covenants)), or (ii) any requirement that the financial covenants contained in this Agreement be tested with respect to any Calculation Date or other date except as referred to in Clause 19 (Financial covenants).

(d) In the case of any provision of this Agreement which refers (either expressly or impliedly) to the development of the Boleo Project in accordance with the Development Plan and where there is any inconsistency between the content of the Technical Review or the Cash Flow Schedule and any other part of the Development Plan then the Technical Review or, as the case may be, the Cash Flow Schedule shall govern and where there is any inconsistency between the content of the Technical Review and the Cash Flow Schedule then the Cash Flow Schedule shall govern.

1.6 General Provisions as to Certificates and Opinions, etc

Whenever the delivery of a certificate is a condition precedent to the taking of any action by any Finance Party or the occurrence of any event hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of any Obligor to have such action taken, and any certificate executed by any Obligor shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate.

1.7 Finance Parties' rights and obligations

(a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c) Each of the Lenders hereby acknowledges that to the extent permitted by law, the Security Agreements, the Guarantee Agreements and the Direct Agreements are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights under the Security Agreements, the Guarantee Agreements and the Direct Agreements are to be exercised not severally, but by the Collateral Agent in accordance with the provisions of the Intercreditor Agreement.

2. THE FACILITIES

2.1 The Facilities

(a) Subject to the terms of this Agreement, the Tranche A Loan Agreement and the other Finance Documents, the Tranche A Lenders make available to the Borrower a project term loan facility denominated and available in Dollars in an aggregate amount equal to the Total Tranche A Commitments.

(b) Subject to the terms of this Agreement, the KDB Loan Agreement and the other Finance Documents, the KDB Lenders make available to the Borrower a project term loan facility denominated and available in Dollars in an aggregate amount equal to the Total KDB Commitments.

(c) Subject to the terms of this Agreement, the EDC Loan Agreement and the other Finance Documents, the EDC Lenders make available to the Borrower a project term loan facility denominated and available in Dollars in an aggregate amount equal to the Total EDC Commitments.

(d) Subject to the terms of this Agreement, the Ex-Im Bank Credit Agreement and the other Finance Documents, Ex-Im Bank shall make available to the Borrower a project term loan facility denominated and available in Dollars in an aggregate amount equal to the Ex-Im Bank Commitment.

(e) Subject to the terms of this Agreement, the Cost Overrun Loan Agreement and the other Finance Documents, the Cost Overrun Lenders make available to the Borrower a cost overrun term loan facility denominated and available in Dollars in an aggregate amount equal to the Total Cost Overrun Commitments.

2.2 Availability of the Facilities

The Facilities shall be available for Borrowing by the Borrower during the relevant Availability Period and in accordance with the terms and conditions of this Agreement, the relevant Loan Agreement and the other Finance Documents.

3. PURPOSE

3.1 Purpose

The Borrower shall apply all amounts borrowed by it:

(a) under the Tranche A Facility, the KDB Facility, the EDC Facility and the Ex-Im Bank Loan towards financing (i) Project Capital Costs incurred in the construction of the Boleo Project, and (ii) interest, fees and expenses accrued on the Loans at any time on or prior to the end of the Availability Period; and

(b) under the Cost Overrun Facility towards financing Qualifying Project Capital Cost Overruns,

and, in each such case, otherwise strictly in accordance with this Agreement, the relevant Loan Agreement and the other Finance Documents.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4. CONDITIONS OF BORROWING

4.1 Initial conditions precedent

(a) Upon a Lender's determination that it is satisfied that all the documents and other evidence listed in Part 1A of Schedule 2 (Conditions precedent to the initial CP Satisfaction Date) are in form and substance satisfactory to it (or that it has waived such satisfaction), such Lender shall notify, in writing, the Administrative Agent and the Borrower, and the Administrative Agent shall in turn notify all the Lenders of such determination. The date on which such notices have been received from each Lender shall be the "Initial CP Satisfaction Date".

(b) The Borrower may not deliver an initial Borrowing Request requesting the making of any Loans under any Facility unless:

(i) the Initial CP Satisfaction Date has occurred;

(ii) each of Ex-Im Bank and the Administrative Agent has received (or Ex-Im Bank and the Administrative Agent (following the consent of all the Lenders) have waived) all of the documents and other evidence listed in Part 1B of Schedule 2 (Conditions precedent to initial Borrowing) in form and substance satisfactory to Ex-Im Bank and all the Lenders; and

(iii) all other conditions precedent to the making of such Loans contained in any of the Loan Agreements shall have been satisfied or waived.

(c) Prior to (and as condition precedent to) the making of the initial Loans each Lender shall notify, in writing, the Administrative Agent and the Borrower, and the Administrative Agent shall in turn notify all the Lenders and Facility Agents that such Lender is satisfied as to (or has waived) the relevant matters referred to in this Clause 4.1.

4.2 Further conditions precedent

The Lenders will not be obliged to advance a Loan unless on the date of the Borrowing Request and on the proposed Borrowing Date:

(a) in the case of each Borrowing of any Facility:

(i) no Default is continuing or would result from the proposed Loan;

(ii) subject to Clause 17.27 (Repetition), the representations and warranties made by each Baja Obligor in this Agreement and the other Finance Documents are true and accurate on and as of the date of such Borrowing (except for any such representations and warranties which expressly relate only to an earlier date which shall have been true and correct as of such earlier date);

(iii) no Event of Force Majeure under a Material Project Document that prevents the performance of material obligations thereunder or Change in Control Event shall have occurred and be continuing;

(iv) the Technical Agent shall have confirmed in writing to the Administrative Agent and the Lenders that it has received such evidence as the Technical Agent shall reasonably require (including a Project Costs Certificate (with respect to Project Capital Costs only) from the Independent Engineer) to the effect that:

(a) as at the proposed Borrowing Date, estimated Project Costs to develop and operate the Boleo Project in accordance with the Development Plan (including to achieve each Completion Date on or prior to the relevant Completion Backstop Date) together with any amount of the nature referred to in Clause 20.21(c)(i) (Capital Expenditure) which is then on deposit with the Collateral Agent shall (except to the extent of any Qualifying Project Capital Cost Overruns funded with the proceeds of a Cost Overrun Loan and/or the Further Funding Source) be consistent in all material respects with the Cash Flow Schedule and Annual Operating Budget as then in effect;

(b) the proceeds of such Loan will be utilized to fund Project Costs already incurred or to be incurred in the ninety (90) day period commencing on such Borrowing Date and that such Project Costs are consistent in all material respects with the Cash Flow Schedule and Annual Operating Budget as then in effect;

(c) the proceeds of previous Loans, Approved Subordinated Indebtedness made pursuant to the Subordinated Facility Agreement and funds received from the Further Funding Source, in each case received by the Borrower, have already been applied in a manner consistent in all material respects with the Cash Flow Schedule as then in effect and otherwise in a manner which is consistent with this Agreement and the other Operative Documents;

(d) as at the proposed Borrowing Date, each Material Project Document is being performed substantially in accordance with its terms to ensure the development of the Boleo Project substantially in accordance with the Development Plan; and

(e) the Boleo Project is in compliance with the Agreed Environmental and Social Requirements;

(v) no law, regulation, ruling or other action of any Governmental Authority or Other Governmental Authority shall be in effect or shall have occurred, the effect of which would be reasonably likely to prevent any party to this Agreement from fulfilling its material obligations under this Agreement;

(vi) if, since the date of the legal opinion furnished pursuant to Clause 4.1 (Initial conditions precedent), there has been a change in circumstances that could have a material adverse effect on the ability of the Borrower to perform its obligations hereunder or under any Note, then upon the request of any Lender or Agent, supplemental legal opinions shall be delivered with respect to the possible consequences of such changed circumstances. Such supplemental legal opinions shall be dated as of the date on which the Borrowing was requested, be addressed and delivered to each of the Lenders and the Agents, and be in form and substance satisfactory to the Lenders and the Agents; and

(vii) any condition precedent to the making of any Loan under such Facility as set forth in the Loan Agreement relating to such Facility shall have been satisfied or waived.

(b) in the case of each Borrowing of the Cost Overrun Facility the Cost Overrun Facility Agent has received (or all the Cost Overrun Lenders have waived) all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent to each Borrowing of Cost Overrun Facility) in form and substance satisfactory to the Cost Overrun Lenders; and

(c) all documents executed or submitted pursuant to this Clause 4.2 by or on behalf of any Person shall be reasonably satisfactory in form and substance as to legal matters to the Finance Parties and their legal advisers and each Facility Agent or Lender shall have received all information, and such counterpart originals or such certified or other copies of such instruments related to the other conditions precedent related to the making of such Loan described in this Clause 4, as such Facility Agent or Lender or its legal advisers may reasonably request.

4.3 Condition Subsequent

Within ten (10) Business Days of the Borrowing Date, the Borrower shall have filed an acknowledgement of the actual receipt of all Loans advanced to the Borrower on the relevant date with the Public Registry of Property in Mulegé, Baja California Sur, Mexico and have paid all relevant fees in connection with such registration process and within ten (10) Business Days from such filing, each relevant Facility Agent shall have received evidence of such registration. If the Borrower fails to provide such evidence of registration to the relevant Facility Agent in accordance with the preceding sentence then an Event of Default will be deemed to have occurred.

4.4 Termination on failure of conditions precedent

If the conditions precedent to the making of the first Borrowing specified in Clause 4.1 (Initial conditions precedent) shall not have been satisfied or waived by December 31, 2011, the Total Commitments shall automatically terminate (and be reduced to zero).

4.5 Making of the Loans

(a) Each Loan shall be made by the relevant Lenders in accordance with the terms and conditions of this Agreement and the relevant Loan Agreement. Without limiting the generality of the foregoing, in the event that any initial Loan (other than a Cost Overrun Loan) is not to be advanced on a relevant Borrowing Date under the relevant Loan Agreements in compliance with Clause 4.6(a) (Simultaneous Draw-Down) then no initial Loans shall be advanced under the other Loan Agreements;

(b) The proceeds of all Loans (other than the Cost Overrun Loans) shall be made available to the Borrower by the credit of such proceeds to the Drawdown Account and the Cost Overrun Loans shall be made available to the Borrower by the credit of such proceeds to the Cost Overrun Account.

4.6 Simultaneous Draw-Down

(a) The Lenders shall not be obliged to advance an initial Loan (other than a Cost Overrun Loan), unless the Borrower shall have delivered to each Facility Agent (except the Cost Overrun Facility Agent) a Borrowing Request pursuant to each relevant Loan Agreement requesting the making of a Loan under each such Loan Agreement on the same initial Borrowing Date and requesting an amount which shall be pro rata in accordance with the applicable Commitments with the amounts requested under each other Loan Agreement.

(b) The EDC Lenders, the KDB Lenders and the Tranche A Lenders shall not be obliged to advance any subsequent Loan, unless the Borrower shall have delivered to the EDC Facility Agent, the KDB Facility Agent and the Tranche A Facility Agent a Borrowing Request pursuant to each relevant Loan Agreement requesting the making of a Loan under each such Loan Agreement on the same Borrowing Date and requesting an amount which shall be pro rata in accordance with the applicable Commitments with the amounts requested under the EDC Loan Agreement, the KDB Loan Agreement and the Tranche A Loan Agreement.

(c) Prior to each Borrowing Date the Administrative Agent shall confirm to each relevant Facility Agent that each Borrowing Request complies with the requirements of Clause 4.6(a) and (b).

5. BORROWING

5.1 Delivery of a Borrowing Request

The Borrower may utilize each Facility by delivery of a duly completed Borrowing Request in accordance with the terms and conditions of the relevant Loan Agreement. The Borrower shall promptly deliver a copy of such Borrowing Request to the Administrative Agent.

6. REPAYMENT

6.1 Repayment of Loans

(a) The Borrower shall repay the unpaid principal amount of all Loans on each relevant Repayment Date and otherwise in accordance with the provisions of this Agreement and the Loan Agreement under which such Loan has been made. Without limiting the generality of the foregoing the Borrower shall make payment in full of the unpaid principal amount of the Loans at the relevant Final Scheduled Maturity Date.

(b) The Borrower shall, within five (5) Business Days of each date of receipt of (x) proceeds of any insurance policy which are required by Clause 20.14 (Insurance) to be prepaid against the Loans; (y) any liquidated damages, payments pursuant to letters of credit given in support of any Project Contractor's obligations under any Project Document, proceeds of warranty claims or other similar payments to the Borrower under any Project Document which are required by Clause 20.16(f) (Project Documents) to be prepaid against the Loans; and (z) any Expropriation Proceeds, either (i) make a mandatory prepayment of the Loans outstanding on such date in a principal amount equal to the amount of such proceeds or (ii) deposit such proceeds with the Collateral Agent pursuant to a cash collateral arrangement reasonably acceptable to the Majority Lenders and, on the last day of the next terminating Interest Period make a mandatory repayment of the Loans outstanding on such date in a principal amount equal to the amount of such proceeds in accordance with the procedure set out in the relevant Loan Agreements. Such prepayment shall be applied pro rata in prepayment of the then outstanding Loans.

(c) (i) The Borrower shall, not later than five (5) Business Days after the date of submission of each Cash Sweep Calculation Certificate make a mandatory repayment of all the Loans outstanding on each such date in a principal amount equal to the Cash Sweep Percentage of the Cash Sweep Calculation Amount for the Cash Sweep Calculation Period to which such Cash Sweep Calculation Certificate relates.

(ii) If, as at the date of any repayment pursuant to clause (c)(i), an Event of Default has occurred and such Event of Default shall continue for a period of twenty (20) Business Days then the Borrower shall, on the last Business Day of such period make a further mandatory repayment of all the Loans outstanding on such date in a principal amount equal to the remaining percentage (less any amount paid pursuant to Clause 2.6 (Mandatory prepayments) of the Subordinated Facility Agreement) of the Cash Sweep Calculation Amount referred to in clause (c)(i).

(d) Any amount in respect of any Loans outstanding under any Facility repaid under clause (b) or (c) shall (i) as applicable be applied in repayment or prepayment, as the case may be, pro rata against the principal amount of all Loans then outstanding under each of the Facilities, and (ii) be applied against subsequent Repayment Installments of Loans under such Facility, in the inverse order of maturity thereof.

(e) Any repayment or prepayment of the principal amount of any Loans shall be made together with accrued interest on the principal amount repaid or prepaid.

7. PREPAYMENT AND CANCELLATION

7.1 General

The Loans and the Commitments shall be subject to repayment, prepayment, reduction and cancellation as set forth in each Loan Agreement.

7.2 Change of Control Event

Prior to the Economic Completion Date, upon the occurrence of a Change in Control Event:

(a) the Borrower shall promptly notify (and in any event no later than three (3) Business Days after the occurrence of that event) the Administrative Agent upon becoming aware of that event;

(b) a Lender shall not be obliged to fund a Borrowing;

(c) if the Majority Lenders so require the Administrative Agent shall, by not less than ten (10) days notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3 Restrictions

(a) The Borrower may not reborrow any part of any Facility which is prepaid.

(b) The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement and the relevant Loan Agreement.

(c) No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(d) If, and to the extent that, in respect of a prepayment this Agreement or a Loan Agreement provides for its application between or otherwise in respect of the Loans outstanding under any Facility, then it shall be applied in accordance with that provision as applicable.

(e) Where the Borrower cancels any part of any Commitment pursuant to this Agreement and the relevant Loan Agreement, the Borrower shall pay all amounts due and payable under the relevant Loan Agreement arising from such cancellation.

(f) The Borrower shall promptly notify the Administrative Agent of the repayment, prepayment, reduction or cancellation of any Loans or Commitments.

(g) Any voluntary prepayment of the Loans shall be applied pro rata among all the outstanding Loans.

(h) Any voluntary cancellation of the whole or any part of the then available portions of the Tranche A Facility, the EDC Facility or the KDB Facility shall be applied pro rata to reduce each of the Tranche A Commitment, EDC Commitment and KDB Commitment as applicable.

(i) On the occurrence of any event specified in Clause 21.7 (Insolvency) and Clause 21.8 (Insolvency proceedings) in relation to the Borrower, the Total Commitments will be cancelled.

8. INTEREST

8.1 Interest generally

The Borrower shall make payment of interest on each Loan in accordance with the terms of the relevant Loan Agreement.

8.2 Default interest

If a Baja Obligor fails to pay any amount payable by it pursuant to a Finance Document, other than in respect of principal or interest accrued in connection with a Loan Agreement, on its due date interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two percent (2%) higher than the rate payable on the EDC Loan for successive Interest Periods, each of a duration of one (1) Month.

9. INTEREST PERIODS

Interest Periods applicable to each Loan shall be selected and determined as set forth in the relevant Loan Agreement.

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11. FEES

(a) The Borrower shall pay to the Finance Parties fees in the amounts and at the times: (i) set forth in each Loan Agreement; (ii) as agreed between the Borrower and the Arrangers or, as the case may be, the Arrangers and the Finance Parties, in connection with the execution of this Agreement; (iii) as set out in any Fee Letter; and (iv) as otherwise agreed between the Borrower and the applicable Finance Party.

(b) The Borrower hereby acknowledges that any portion of any fee once paid shall be non-refundable, such portion having already been earned by performance.

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14. OTHER INDEMNITIES

14.1 Currency indemnity

(a) If any sum due from a Baja Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in respect of a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i) making or filing a claim or proof against that Obligor;

(ii) obtaining or enforcing an order, judgment or award in respect of any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days after demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.

(b) Each Baja Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2 Other indemnities

Without limiting any similar provision in any other Finance Document (including any other Loan Agreement) the Borrower shall, within five (5) Business Days after demand, indemnify each Finance Party against any cost, loss or liability (excluding in respect of Clauses 14.2(a), 14.2(b), 14.2(c), 14.2(d) and 14.2(g) only, any indirect or consequential loss or penalty) incurred by that Finance Party (otherwise than by reason of that Finance Party's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction) as a result of:

(a) the occurrence of any Event of Default;

(b) a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c) funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Borrowing Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(e) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by any Group Member of any Hazardous Material;

(f) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases or threatened releases from, any real property owned or operated by any Group Member of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law or Social Law, regardless of whether caused by, or within the control of, such Group Member); or

(g) any contravention by any Group Member of any applicable law relating to the prevention of Corrupt Practices.

14.3 Indemnity to the Agents

The Borrower shall promptly indemnify, defend and hold harmless each Agent and its officers, directors, employees, representatives and agents from and against any cost, loss, claim, action, suit, judgment, obligation, penalty, injury. disbursement (including for reasonable attorneys' and consultants' fees and expenses) or liability of whatever kind or nature, regardless of merit, demanded, asserted or claimed against or incurred by such Agent (other than by reason of such Agent's or any such officer's, director's, employee's, representative's or agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction) in any way relating to or arising out of this Agreement or any other Finance Document (including the Security Agreements) and any other documents or instrument contemplated by or referred to herein or therein, or the transactions contemplated hereby and thereby, or any action taken or omitted by such Agent under or in connection with any of the foregoing, including with respect to the exercise of such Agent's rights or remedies under any of the Finance Documents. The provisions of this Clause 14.3 shall survive the termination of this Agreement or the earlier resignation or removal of each Agent.

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16. COSTS AND EXPENSES

The provisions of this Clause 16 are in addition, and shall not limit the application of, any other provision of the other Finance Documents (including the Loan Agreements).

16.1 Transaction expenses

The Borrower shall, within five (5) Business Days of demand for payment thereof, pay each Agent and each Arranger the amount of all out of pocket costs and expenses reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, administration and syndication of:

(a) this Agreement and any other documents referred to in this Agreement; and

(b) any other Finance Documents executed after the date of this Agreement.

16.2 Amendment costs

If an amendment, waiver or consent is requested by a Party or otherwise required under any Finance Document, the Borrower shall, within five (5) Business Days of demand for payment thereof, reimburse each Agent and Lender for the amount of all out of pocket costs and expenses (including legal fees) reasonably incurred by such Agent or Lender in responding to, evaluating, negotiating or complying with such request or requirement.

16.3 Technical Expenses

The Borrower agrees to pay within five (5) Business Days of demand for payment thereof:

(a) all reasonable fees and related expenses of any independent technical adviser (including the Independent Engineer and the Insurance Consultant) employed by any Agent on behalf of all the Lenders in connection with the transactions contemplated by this Agreement (including (i) the preparation of the Technical Review and the Insurance Summary, (ii) the certification of each Compliance Certificate, each Project Costs Certificate, and each Completion Certificate, (iii) the review of the initial Cash Flow Model and Cash Flow Schedule and any proposed amendments, modifications or supplement to either thereof), (iv) the review of the technical aspects of any information delivered pursuant to Clause 18.3 (Information; miscellaneous), (v) the preparation and review of any documents or materials referred to in Schedule 2 (Conditions Precedent), (vi) the periodic review of any matters relating to the development and operation of the Boleo Project (including the preparation or review of any report in connection therewith) as all the Lenders may reasonably require, and (vii) any visit or other monitoring of the nature referred to in Clause 20.7 (Books and Records; Access to Premises));

(b) all reasonable out of pocket and similar expenses of each of the Administrative Agent's, the Collateral Agent's, the Technical Agent's and the Original Lenders' agents or officers or advisers in connection with any visit or other monitoring of the nature referred to in Clause 20.7 (Books and Records; Access to Premises); provided, however, that, unless in each case at the time of such visit an Event of Default has occurred and is continuing:

(i) prior to the Economic Completion Date the Borrower shall not be obliged to pay hereunder for the cost of more than: (x) four (4) visits per annum to the Boleo Project by two (2) agents or officers from each of Ex-Im Bank and the Technical Agent; and (y) one (1) visit per annum to the Boleo Project by two agents or officers from each other Lender; and

(ii) following the Economic Completion Date the Borrower shall not be obliged to pay hereunder for the cost of more than one (1) visit per annum to the Boleo Project by two (2) agents or officers from each of the Technical Agent and each Original Lender; and

(c) each Lender (other than Ex-Im Bank) and/or the Administrative Agent (to the extent it has received written notice) shall notify the Borrower prior to any individual cost or expense referred to in this Clause 16.3 being incurred which is in excess of U.S.$10,000.

16.4 Enforcement costs

The Borrower shall, within five (5) Business Days of demand for payment thereof, pay to each Finance Party the amount of all external costs and expenses (including legal fees) incurred by that Finance Party in connection with:

(a) the negotiation of any restructuring, whether or not consummated, of any Obligations; and

(b) the enforcement of, or the preservation of any rights under, any Finance Document.

17. REPRESENTATIONS

Each Baja Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1 Status, Group Members

(a) It is duly organized and validly existing under the law of the jurisdiction of its organization.

(b) It and each of its Subsidiaries has the full power, authority and legal right to own its assets and carry on its business as it is being conducted.

(c) The Borrower has no Subsidiaries other than DSC and SDMC.

(d) Each Group Member as at the date of this Agreement is set forth in Item 3 ("Group Members") of the Disclosure Schedule.

17.2 Binding effect

Each Baja Obligor has duly executed and delivered this Agreement and the other Finance Documents to which it is a party on or before the date hereof, and each Baja Obligor will also duly execute and deliver each Note (as applicable) and each of the other Finance Documents that it may hereafter execute. Each of the Finance Documents to which it is a party that has been executed and delivered constitutes, and each such Finance Document that it may hereafter execute and deliver will constitute, a direct, general, and unconditional obligation of the applicable Baja Obligor that is legal, valid, and binding upon such Baja Obligor and enforceable against such Baja Obligor in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors' rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

17.3 Non-conflict with other obligations

The entry into, delivery and performance or observance by it of, and the transactions contemplated by, the Operative Documents do not and will not conflict with or result in a breach or violation of:

(a) any law or regulation applicable to it or any ordinance, decree, constitutional provision or other requirement of any Governmental Authority or Other Governmental Authority applicable to it (including, without limitation, any restriction on interest that may be paid by such Baja Obligor)

(b) any order, writ, injunction, judgment or decree of any court, arbitral or other similar tribunal applicable to it;

(c) its or any of its Subsidiaries' Organic Documents; or

(d) any material agreement or instrument binding upon it or any of its Subsidiaries or to which it or any of its Subsidiaries or any of its or its Subsidiaries' revenues, properties or assets may be subject, or result in the creation or imposition of any Security upon any of the revenues, properties or assets of it or its Subsidiaries pursuant to any such agreement or instrument other than as permitted by Clause 20.20 (Security).

17.4 Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Operative Documents to which it is a party and the transactions contemplated by those Operative Documents.

17.5 Compliance with laws, etc.

It complies in all respects with (i) all laws to which it is subject (including Environmental Law and Social Law) and (ii) all material Authorizations, if failure to so comply with such material Authorizations would impair its ability to perform its obligations under the Operative Documents.

17.6 No encumbrances

Other than as permitted in Clause 20.20 (Security), no Security has been created, incurred, assumed or permitted to be in existence upon any of the properties, revenues or assets of any Baja Obligor or Group Member.

17.7 Governing law and enforcement

(a) Subject to clause (b) below, the choice of New York law as the governing law of the relevant Finance Documents to which such Baja Obligor is a party will in each case be binding and recognized and enforced (and not subject to revocation) in its jurisdiction of organization subject to any qualifications as to matters of law as specifically referred to in any legal opinion provided pursuant to paragraph 10 of Part 1A of Schedule 2 (Conditions precedent to the Initial CP Satisfaction Date).

(b) The choice of:

(i) Mexican law as the governing law of the Borrower Security Agreements (Onshore Assets), the KBC Security Agreement and the Boleo International Security Agreement;

(ii) the laws of the Province of British Columbia as the governing law of the Project Account Agreement (Canada), the Canadian Project Account Pledges and the Direct Agreement relating to the Acid Plant Contract;

(iii) English law as the governing law of the Borrower Security Agreement (Offshore Assets), the Reinsurance Assignment, the Intercompany Subordination Agreement and the Direct Agreements (except the Direct Agreement relating to the Acid Plant Contract); and

(iv) the laws of Luxembourg as the governing law of the Baja Security Agreement and the Baja International Security Agreement,

will in each case be binding and recognized and enforced (and not subject to revocation) in its jurisdiction of organization subject to any qualifications as to matters of law as specifically referred to in any legal opinion provided pursuant to paragraph 10 of Part 1A of Schedule 2 (Conditions precedent to the Initial CP Satisfaction Date).

(c) Any judgment obtained in New York, Luxembourg, the Republic of Korea, England, British Columbia or Mexico in respect of a Finance Document will be recognized and enforced in its jurisdiction of organization.

17.8 Deduction of Tax

(a) Except as set forth in Item 2 ("Taxes") of the Disclosure Schedule, as at the Hedging Date and the initial Borrowing Date it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

(b) As at the Hedging Date and the initial Borrowing Date there is no Tax in any jurisdiction the laws of which govern any of the Security Agreements imposed on or in connection with (i) the enforcement of any of the Finance Documents or (ii) other than as referenced in Clause 17.9, the execution, delivery or performance of any of the Finance Documents.

(c) As at the Hedging Date and the initial Borrowing Date in connection with the Loans, no Governmental Authority shall impose any reserve, special deposit, deposit insurance or assessment affecting any Agent or Lender.

17.9 No filing or stamp taxes

As at the Hedging Date and the initial Borrowing Date under the law of its jurisdiction of organization it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or Other Governmental Authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in respect of the Finance Documents to which it is a party or the transactions contemplated by such Finance Documents other than as referred to in any of the opinions provided pursuant to paragraph 10 of Part 1A of Schedule 2 (Conditions precedent to the Initial CP Satisfaction Date).

17.10 No default

(a) No Default is continuing.

(b) No other event or circumstance is outstanding which constitutes a default by any Baja Obligor or (to the best of each Baja Obligor's knowledge after due enquiry) any other party (other than a Finance Party), (i) under any other agreement or instrument (other than any agreement or instrument referred to in clause (b) (ii)) which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which could reasonably be expected to have a Material Adverse Effect, or (ii) [dollar figure has been REDACTED]under any Project Document.

17.11 Information

(a) Any factual information provided by, or on behalf of, any Group Member to any Finance Party in connection with this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b) The financial projections contained in any information provided by or on behalf of any Group Member to any Finance Party in connection with this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c) No information has been given or withheld that results in any information provided by or on behalf of any Group Member to any Finance Party in connection with this Agreement being untrue or misleading in any material respect as at the date it was provided or as at the date (if any) at which it is stated.

(d) In the case of the Borrower only, the Construction Budget most recently delivered pursuant to this Agreement is based on reasonable assumptions as to all financial, legal and factual matters material to the estimates set forth therein, fairly represents the Borrower's expectations of all costs and expenses anticipated by the Borrower to be incurred to develop, construct, finance, maintain, start-up, commission and operate the Boleo Project, has been prepared in good faith, is consistent with the Cash Flow Model and the Operative Documents and fairly represents the Borrower's expectation on the date of its preparation as to the matters covered thereby.

17.12 Financial statements

(a) In the case of Baja and the Borrower only as at the Hedging Date and the initial Borrowing Date its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b) In the case of Baja and the Borrower only as at the Hedging Date and the initial Borrowing Date its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of Baja) during the relevant financial year. Except as fully reflected in the Original Financial Statements, there are no liabilities or obligations with respect to the applicable Baja Obligor of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether or not due) for the period to which the Original Financial Statements relate that, either individually or in the aggregate, could be material to the financial condition, business, prospects or operations of such Baja Obligor.

(c) As of the Hedging Date and the initial Borrowing Date, there has been no material adverse change in its business, financial condition, prospects or operations (or the business or consolidated financial condition, prospects or operations of the Group, in the case of Baja) since December 31, 2009.

17.13 Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14 No proceedings pending or threatened

(a) As at the Hedging Date and the initial Borrowing Date no legal proceedings are pending or, to the best of the Baja Obligors' knowledge, threatened in writing before any court, Governmental Authority or any Other Governmental Authority that could reasonably be expected to: (A) materially and adversely affect any Baja Obligor's financial condition, business or operations; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the terms and conditions of any of the Finance Documents by such Baja Obligor (or, to the best of the Baja Obligors’ knowledge, by any other party other than a Finance Party); (C) restrain or enjoin, or have the effect of restraining or enjoining in any material way the performance or observance of the terms and conditions of any of the Material Project Documents or the Shareholders Agreement; or (D) in any other manner question the validity, binding effect or enforceability of any of the Operative Documents.

(b) As at the Hedging Date and the initial Borrowing Date there are no subsisting or unidentified judgments or awards given against it by any court, board of arbitration or other similar body. Subsequently there are no subsisting or unidentified material judgments or awards given against it by any court, board of arbitration or other similar body.

17.15 Taxes

(a) Each Group Member has:

(i) filed all tax returns and reports required by applicable law to have been filed by it, and

(ii) paid all taxes and governmental charges thereby shown to be owing and all claims for sums due for labor, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with its business and no claim for the same exists except as permitted hereunder, except any such taxes, charges or sums which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Summary details of taxes required to be paid in connection with the development of the Boleo Project are set forth in Item 2 ("Taxes") of the Disclosure Schedule.

17.16 Mining Rights, Project Assets, Insurance

The Borrower has acquired all Project Assets and all Mining Rights, and has obtained such other surface and other rights as are necessary on the date the representation contained in this Clause is made or repeated from time to time for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required on such date in connection with the development of the Boleo Project substantially in accordance with the Development Plan. All such Project Assets, Mining Rights and other rights are sufficient in scope and substance for the development of the Boleo Project substantially in accordance with the Development Plan and no part of the purchase price payable in connection with the acquisition of such Mining Rights and other rights remains unpaid. The Borrower has made (or has caused to be made) full disclosure of all relevant issues and facts to the issuer of each insurance policy maintained in connection with the Boleo Project such that no such issuer is entitled to vitiate, cancel or otherwise refuse or decline to honor the terms of, or any pay claims in respect of, any such insurance policy.

17.17 Ownership and Use of Properties; Security

(a) The Borrower has good and marketable title to all of the Project Assets it owns or purports to own, free and clear of all Security (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Clause 20.20 (Security).

(b) The Borrower does not own any assets or properties other than those used in connection with the Boleo Project and those incidental to the operation of the Boleo Project.

(c) The Borrower has complied with all contractual obligations relating to any Project Asset leased, operated, licensed or used by it and all instruments pursuant to which it is entitled to lease, operate, license or use any such Project Assets are in full force and effect save where any failure to comply or to be in full force and effect as aforesaid has not had, and would not reasonably be expected to have, a Material Adverse Effect.

17.18 Authorizations; Project Documents

(a) All Authorizations (including the Mining Concessions and all other Authorizations identified in Item 4 ("Authorizations") of the Disclosure Schedule) have been obtained which are necessary or advisable on the date this representation is made or repeated from time to time for each Group Member to:

(i) execute, deliver, perform and preserve its rights under any of the Operative Documents executed or to be executed by it;

(ii) grant and perfect the Security granted or purported to be granted and perfected by it pursuant to any Security Agreement;

(iii) maintain and operate its business in accordance with standard industry practice;

(iv) ensure the validity, binding effect and enforceability of the Finance Documents; and

(v) in the case of the Borrower, own, lease, use, operate or license the Project Assets (including in relation to the Wharf and all power supply systems) in which it holds any interest and operate the Boleo Project in accordance with sound mining and business practice.

(b) All Authorizations identified in Part B ("Pending Authorizations") of Item 4 of the Disclosure Schedule have been or are, on the date of making or repeating this representation expected to be, obtained by the date set forth in the Disclosure Schedule opposite such Authorization or such other date as may be agreed by the Majority Lenders.

(c) Except to the extent amended or terminated or otherwise permitted in accordance with the provisions of this Agreement, each of the Project Documents and the Shareholders Agreement to which the Baja Obligor making this representation is a party, is:

(i) in full force and effect;

(ii) enforceable against each Obligor party thereto (and by such Obligor against all other parties thereto) in accordance with its terms (subject, as to enforcement, to bankruptcy and insolvency laws and other similar laws of applicability to creditors generally and to general equitable principles, and subject to any other reservations or qualifications as specifically referred to in any legal opinions delivered pursuant to Clause 4 (Conditions of Borrowing)); and

(iii) in the form previously or concurrently delivered to the Administrative Agent pursuant to this Agreement.

(d) All performance required under each Material Project Document of each Obligor party thereto required at the date of the making of this representation from time to time has occurred except:

(i) performance required by any relevant Material Project Document to be performed at a later date; and

(ii) performance of any obligation contained in any such Material Project Document which is not material to the Boleo Project or to the performance of such Material Project Document taken as a whole.

(e) There are no material instruments relating to the development and operation of the Boleo Project other than those instruments referred to in this Agreement or as notified in writing to the Administrative Agent from time to time.

17.19 Adequacy of Information

As of the Hedging Date and the initial Borrowing Date:

(a) The factual statements contained in each of the Development Plan, Environmental Impact Study, the Insurance Summary and the Intercompany Indebtedness Schedule, based upon the assumptions stated therein, are true and correct in all material respects and do not omit to state any information or fact the omission of which could be reasonably likely to render any conclusion or statement contained in any such document untrue or misleading in any material respect.

(b) The Development Plan contains summary descriptions of the Project Assets and the development and operation of the Boleo Project as proposed to be conducted throughout the Project Period.

(c) The Environmental Impact Study and the Insurance Summary contain summary descriptions of the environmental and insurance aspects respectively of the Project Assets and the development and operation of the Boleo Project as now conducted and as proposed to be conducted throughout the Project Period.

(d) The factual information provided by, or on behalf of, the Baja Obligors and the other Group Members to the Independent Engineer in connection with the preparation of the Technical Review is true and accurate in all material respects and does not omit to state any information or fact the omission of which could be reasonably likely to render such provided information misleading in any material respect.

(e) The financial projections, estimates and other expressions of view as to future circumstances contained in the Development Plan are fair and reasonable and, to the best of each Baja Obligors' knowledge, have been arrived at after reasonable enquiry and have been made in good faith by the Persons responsible therefor.

(f) Except as otherwise disclosed to the Administrative Agent and approved by the Majority Lenders, there have been no material changes to the Mine Site Closure Plan.

17.20 Environmental and Social Warranties

(a) (i) All facilities and property (including underlying groundwater) owned, operated, leased or utilized in connection with the Boleo Project have been, and continue to be, owned, operated, leased or utilized by such Person in compliance with all applicable Environmental Laws and Social Laws and in material compliance with all other Agreed Environmental and Social Requirements;

(ii) there have been no past, and there are no pending or, to the best of such Baja Obligor's knowledge, threatened:

(A) claims, complaints, notices or requests for information received by any Person in connection with the Boleo Project with respect to any alleged violation of the Agreed Environmental and Social Requirements which have not been cured or satisfied; or

(B) complaints, notices or inquiries in connection with the Boleo Project regarding potential liability under any Agreed Environmental and Social Requirement which complaints, notices or inquiries have resulted in, or would be likely to result in, any action being taken by any Governmental Authority or any other Person or the revocation of any Authorization relating to an environmental matter;

(iii) all Environmental Laws and Social Laws relating to environmental matters which are then necessary for the Boleo Project are being complied with and all other Agreed Environmental and Social Requirements and Authorizations relating to environmental matters which are then necessary for the Boleo Project have been issued and are being materially complied with; and

(iv) no conditions exist at, on or under any property now or previously owned, leased, operated, licensed or used by the Borrower or, so far as the Borrower is aware having made enquiry, any other Project Party in connection with the Boleo Project which, with the passage of time, or the giving of notice or both, would give rise to liability for breach of any Agreed Environmental and Social Requirement.

(b) Without prejudice to clause (a):

(i) each Group Member has complied with all applicable Environmental Laws and Social Laws;

(ii) no Group Member manages any Hazardous Materials at any of its facilities or assets in violation of any Environmental Law or Social Law; and

(iii) there are no events, conditions or circumstances occurring at or relating to any facilities or assets of any Group Member involving any environmental pollution or contamination that have, or would be expected to have, a Material Adverse Effect with respect to any Baja Obligor.

17.21 Royalties, etc.

Save in relation to workers' profit sharing (participación a los trabajadores de las utilidades de las empresas), neither the Boleo Project nor the Borrower's interest therein is subject to any royalty, net smelter return obligation, net profit payment or similar arrangement.

17.22 Access to Funds

As at the Hedging Date and the initial Borrowing Date the Borrower will on or prior to the initial Borrowing and at all times thereafter have access to sufficient funds (including the Loans) in order to develop and operate the Boleo Project (including the achievement of each Completion Date by the relevant Completion Backstop Date) as contemplated by the Development Plan.

17.23 [Intentionally left blank]

17.24 Intellectual Property

The Borrower owns and possesses, or licenses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as the Borrower considers necessary for the development and operation of the Boleo Project in accordance with the Development Plan without, individually or in the aggregate, any material infringement upon rights of other Persons and there is no such individual patent, etc. the loss of which would be reasonably likely to have a Material Adverse Effect.

17.25 Acting as Principal; Commercial Activity

In entering into this Agreement and each other Finance Document to which it is a party the Borrower and each other Baja Obligor is (a) acting as principal for its own account and not, for the avoidance of doubt, as agent or trustee or in any other capacity whatsoever on behalf of any third party, and (b) acting in furtherance of its ordinary course commercial activity in developing the Boleo Project and not for speculative or other purposes. The Finance Documents and the transactions contemplated thereby constitute commercial activities (rather than governmental or public activities) of the Baja Obligors party thereto, and each of the Baja Obligors is subject to private commercial law with respect thereto. Neither the Baja Obligors nor any of their property, assets, or revenue enjoy, under the laws of their respective jurisdictions, any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution, set-off, execution, or from any other legal process with respect to any of the obligations under the Finance Documents. The waiver of immunity contained in Clause 36.3 (Waiver of immunity) is valid and enforceable in the jurisdiction of each Baja Obligor, and would be effective to waive such immunity should any Baja Obligor become entitled to immunity in the future.

17.26 Corrupt Practices/Corrupt Gifts/Iran

(a) No Baja Obligor nor any of its respective employees or agents nor, to the best of such Baja Obligor's knowledge and belief any of its respective contractors or sub-contractors or employees or any of them or anyone acting on their behalf has offered, given or agreed to give to any Person employed by or on behalf of any public body, any improper or dishonest gift, commission or consideration.

(b) No improper or dishonest commission has been paid or agreed to be paid by a Baja Obligor or on its behalf and, to the best of each Baja Obligor's knowledge and belief, by any of its respective employees, agents, contractors or sub-contractors in connection with any Project Document.

(c) No Baja Obligor has committed, and no Person to any Baja Obligor's knowledge has committed, any of the following:

(i) the offering, giving, receiving or soliciting of any improper advantage to influence the action of any Person holding a public office or function or a director or official of a public international organization in connection with any procurement process or in the execution of any contract in connection with the Boleo Project or in the implementation of the Development Plan; or

(ii) any act that improperly influences or aims to improperly influence the procurement process or the implementation of the Boleo Project to the detriment of a Baja Obligor including collusion between tenderers.

(d) No Baja Obligor nor any of its officers, directors or authorized employees, agents or representatives was paid, offered or promised to pay, as authorized the payment, directly or indirectly, of, any commission, bribe, pay-off or kickback or similar payment related to the Boleo Project that violates any applicable law or entered into any agreement or arrangement under which any such payment will at any time be made.

(e) As at July 29, 2010, no Baja Obligor is a Prohibited Energy Producer/Refiner or an Affiliate of any Prohibited Energy Producer/Refiner.

For the purpose of this Clause 17.26 the knowledge of each director and officer of any Baja Obligor shall be deemed to be the knowledge of that Baja Obligor.

17.27 Repetition

Except for those stated to be made only as of a certain date or dates, the representations made hereunder are deemed to be made by each Baja Obligor by reference to the facts and circumstances then existing on the date of each Borrowing Request and on each Completion Date provided, however, that Baja will be deemed (but without prejudice to any liability arising as a result of any breach of any such representation or warranty made by Baja on or prior to the Economic Completion Date) not to have made any new representation or warranty pursuant to the terms of this Clause at any time following the Economic Completion Date and no Baja Obligor will be deemed (but without prejudice to any liability arising as a result of any breach of any such representation or warranty made by such Baja Obligor on or prior to the Economic Completion Date) to have made any new representation or warranty regarding any other Group Member pursuant to the terms of this Clause at any time following the Economic Completion Date.

18. INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force; provided, however, that Baja will not be under any further obligation under this Clause 18 at any time following the Economic Completion Date (but without prejudice to any liability arising as a result of any breach on or prior to the Economic Completion Date of any undertaking of Baja contained in this Clause 18).

18.1 Financial statements

Baja (or, in the case of any financial statements relating to the Borrower, the Borrower) shall supply to the Administrative Agent in electronic format suitable for distribution to the Lenders through the Platform:

(a) as soon as the same become available, but in any event within ninety (90) days after the end of each of its financial years:

(i) Baja's audited consolidated financial statements (which incorporate financial statements in respect of Baja International, Boleo International and the Borrower) for that financial year; and

(ii) the audited consolidated financial statements of the Borrower (which incorporate financial statements in respect of DSC and SDMC) for that financial year; and

(b) as soon as the same become available, but in any event within forty-five (45) days after the end of each of the first three quarters of each of its financial years:

(i) Baja's unaudited consolidated financial statements (which incorporate financial statements in respect of Baja International, Boleo International and the Borrower) for that financial quarter; and

(ii) the consolidated financial statements of the Borrower (which incorporate financial statements in respect of DSC and SDMC) for that financial quarter.

(c) Baja and the Borrower agree to submit to the Administrative Agent and Ex-Im Bank such additional financial reports and other data and information regarding their financial condition, business and operations as the Administrative Agent and Ex-Im Bank may reasonably request.

18.2 Requirements as to financial statements

(a) Each set of financial statements delivered by a Baja Obligor pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant Baja Obligor as fairly representing its financial condition as at the date at which those financial statements were drawn up, shall be in the English language (or accompanied by an accurate English translation) and if delivered pursuant to Clause 18.1(a), shall include the auditor's opinion and accompanying notes

(b) Without prejudice to Clause 1.4 (Change in Accounting Principles), each Baja Obligor shall procure that each set of financial statements of a Baja Obligor delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with, in the case of Baja and the Borrower, those applied in the preparation of the Original Financial Statements unless, in respect of any set of financial statements, it notifies the Administrative Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Baja Obligor) deliver to the Administrative Agent:

(i) a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Baja Obligor's Original Financial Statements were prepared; and

(ii) sufficient information, in form and substance as may be reasonably required by any Agent, to enable all the Lenders to determine whether Clause 19 (Financial covenants) and Clause 5.6 (Undertakings prior to the Economic Completion Date) of the Baja Completion Guarantee Agreement have been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Baja Obligor 's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared. Any reference in this Agreement to auditors shall be construed as a reference to a requirement for a firm of internationally recognized auditors acceptable to the Majority Lenders, acting reasonably. The Borrower confirms that it has delivered to the Administrative Agent the information specified in this clause (b)(i) and (ii) in respect of a change in GAAP relating to the Borrower since the preparation of the Borrower's Original Financial Statements.

18.3 Information; miscellaneous

The Borrower (and, in the case of Clause 18.3(c), 18.3(k), 18.3(l), 18.3(m), 18.3(q), 18.3(s) and 18.3(bb) at all times on and prior to the Economic Completion Date, Baja) shall supply to the Administrative Agent, in electronic format suitable for distribution through the Platform, and Ex-Im Bank:

(a) not more than twenty (20) Business Days after the end of each calendar month, a Monthly Project Report for such calendar month in form and scope satisfactory to the Technical Agent and the Majority Lenders, acting reasonably;

(b) save to the extent already covered in the Monthly Project Report, not more than twenty (20) Business Days after the end of each calendar month:

(i) a statement showing in detail all credits to, debits from, and balances standing to the credit of the Project Accounts for such calendar month; and

(ii) a certificate, duly executed by the chief financial or accounting officer of the Borrower, indicating the amounts, and the relevant payee, of all Project Costs made for such calendar month, such payments to be substantially in accordance in all material respects with the Cash Flow Schedule and Annual Operating Budget and consistent with the provisions of this Agreement and the Project Account Agreement (New York);

(c) up to and including the Economic Completion Date, within forty-five (45) days after the last day of each quarter a certificate calculated as at such date indicating compliance with each of the financial covenants contained in Clause 5.6 (Undertakings prior to the Economic Completion Date) of the Baja Completion Guarantee Agreement, together with such information concerning the calculations and assumptions used by Baja in preparing such certificate or other certificate as any Facility Agent may request;

(d) within thirty (30) Business Days after June 30 and December 31 of each calendar year (commencing on the first June 30 or December 31 after the Physical Facilities Completion Date) and on any other date requested by the Technical Agent (acting reasonably and having regard to the ability of the Borrower to provide such calculations on such date), a Compliance Certificate calculated as of such date, indicating, inter alia, compliance with each of the ratios set forth in Clause 19 (Financial covenants) (or, in the case of any Compliance Certificate calculated on a Completion Date compliance with the ratios set forth in paragraph 15 of Schedule 2 Part 1A (Conditions precedent to the Initial CP Satisfaction Date)), together with such information concerning the calculations and assumptions used by the Borrower in preparing such Compliance Certificate as the Technical Agent may reasonably request;

(e) not more than fifteen (15) Business Days after each Cash Sweep Calculation Date, a Cash Sweep Calculation Certificate relating to the Cash Sweep Calculation Period ending on such Cash Sweep Calculation Date;

(f) annually, within five (5) Business Days of the annual renewal date of the insurance policies (or December 31 where the policy is not subject to annual renewal) maintained in connection with the Boleo Project, a memorandum prepared by the Borrower summarizing the then outstanding insurance coverage (including any reinsurance coverage) with respect to the Boleo Project together with a certificate or certificates of insurance prepared by the Insurance Consultant and in form and scope satisfactory to the Insurance Agent, acting reasonably, confirming that:

(i) it has received evidence that the insurance coverage is in full force and effect and all premiums payable in connection therewith have been paid;

(ii) in the opinion of the Insurance Consultant, such insurance is sufficient for the purposes of the Boleo Project and is responsive to the requirements of Clause 20.14 (Insurance);

(iii) the Collateral Agent is named as additional insured and as the first loss payee under all policies of property insurance and as an additional insured under all policies of liability insurance (excluding motor or automobile insurance and policies of insurance relating to worker's compensation and/or employer's liability); and

 (iv) the insurers under such insurance policies have undertaken in writing not to amend or terminate such policies without at least thirty (30) days' prior written notice thereof to the Insurance Agent and have entered into such undertakings as are required pursuant to Clause 20.14 (Insurance);

(g) promptly when available, and in any event within ninety (90) days after the end of each calendar year, a statement of Proven and Probable Reserves as at the end of such calendar year;

(h) not more than forty-five (45) days after (i) the close of any calendar quarter occurring on or prior to the Physical Facilities Completion Date, (ii) each June 30 and December 31 occurring thereafter and on or prior to the Economic Completion Date, and (iii) the close of each calendar year occurring thereafter, an Environmental and Social Monitoring Report in form and scope satisfactory to the Technical Agent, (acting reasonably in consultation with the Independent Engineer) (including a report with respect to compliance with Clauses 17.20 (Environmental and Social Warranties) and 20.11 (Environmental and Social Covenants));

(i) not later than December 1 in each calendar year, an annual operating budget and operating plan for the Boleo Project for the next succeeding calendar year (showing projected expense and revenue on a monthly basis), in form and substance satisfactory to the Technical Agent (acting in consultation with the Independent Engineer);

(j) not later than December 1 in each calendar year, a review of: (i) the current Life of Mine Plan for the subsequent calendar year together with any revisions thereto arising as a result of changed circumstances at the Boleo Project; and (ii) the current Mine Site Closure Plan and the Reclamation and Closure Sinking Fund confirming that the current balance standing to the credit of the Reclamation and Closure Sinking Fund Account is at least equal to the Cumulative Reclamation Funding Amount and confirming that the Mine Site Closure Plan and the Reclamation and Closure of Sinking Fund are in accordance with the Agreed Environmental and Social Requirements together with (if applicable) any suggested revisions thereto, in form and substance reasonably satisfactory to the Technical Agent (acting in consultation with the Independent Engineer);

(k) all documents dispatched by Baja to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(l) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which could, if adversely determined, be reasonably likely to have a Material Adverse Effect;

(m) promptly, the details of any written dispute that may exist between any Group Member and (i) any Governmental Authority, (ii) any Other Governmental Authority or (iii) any international financial institutions;

(n) as promptly as practicable after the occurrence of the relevant event details as to any:

(i) material disputes with such of its insurance carriers as are providing insurance or reinsurance coverage with respect to the Boleo Project;

(ii) failure to pay any insurance premium as and when required that could be reasonably likely to result in the cancellation of any insurance or reinsurance policy implemented in connection with, or relating to, the Boleo Project;

(iii) material reduction in the amount of, or any other material change in, insurance or reinsurance coverage maintained in connection with the Boleo Project;

(iv) failure to comply in all material respects with its obligations under Clause 20.14 (Insurance), in each case stating the reasons therefor, together with any other information concerning the insurance and reinsurance coverage required to be maintained by it as the Insurance Agent shall have reasonably requested;

(v) occurrence of any actual or potential material casualty or loss which is covered by the terms of any policy of insurance or reinsurance maintained in connection with the Boleo Project; and

(vi) notices received from any insurance carriers with respect to the cancellation of or proposed cancellation of any policy of insurance or reinsurance maintained in connection with the Boleo Project (and, in the case of the notification of any such details, stating the reasons therefore, together with any other information concerning the insurance or reinsurance coverage required to be maintained pursuant to this Agreement as the Insurance Agent shall have reasonably requested);

(o) without prejudice to the provisions of Clause 20.16 (Project Documents), 20.30 (Action and Performance under Project Documents and/or Shareholders Agreement) or 21.15 (Project Documents and/or Shareholders Agreement not in full force and effect), promptly upon the effectiveness or occurrence thereof, as the case may be, copies of any instrument, correspondence or other item of documentation amending, supplementing or otherwise modifying the material provisions of any Material Project Document or the Shareholders Agreement and a detailed report of any agreed material departure from the performance by any party of any of its material obligations under any Project Document or the Shareholders Agreement;

 (p) promptly upon receiving knowledge of the same, notice of the occurrence of any default or event of default (howsoever defined but without prejudice to the provisions of Clause 21.15 (Project Documents and/or Shareholders Agreement not in full force and effect)) by any party under any of the Project Documents, the Shareholders Agreement or the Subordinated Facility Agreement, or the Convertible Cost Overrun Facility Agreement or notice of the payment of liquidated damages, receipt of proceeds of warranty claims, payment pursuant to a letter of credit or other similar payment to the Borrower pursuant to any Project Document, or any other material change in or circumstance affecting, any of the Project Documents, the Shareholders Agreement or the Convertible Cost Overrun Facility Agreement or the Subordinated Facility Agreement;

(q) without limiting any other provision of this Clause 18.3 promptly (and in any event within three (3) Business Days) after any Baja Obligor knows or has reason to know of any event or circumstance which has a reasonable likelihood of having a Material Adverse Effect with respect to such Baja Obligor, notice of such event or circumstance and describing the same in reasonable detail;

(r) promptly upon becoming aware of any fact or circumstance giving rise to (or likely to give rise to) any Project Capital Cost Overrun (including any Project Capital Cost Overrun which might oblige any Sponsor to make a contribution pursuant to Clause 5 (Undertakings of the Guarantor) of the Baja Completion Guarantee Agreement and/or Clause 5 (Undertakings of the Guarantors) of the Korean Sponsor Completion Guarantee Agreement), notice of such fact or circumstance. Such notice shall include information in reasonable detail as to the amount of such Project Capital Cost Overrun, the circumstances giving rise thereto and any further possible Project Capital Cost Overruns as may then be likely to occur;

(s) (i) promptly following the implementation thereof, copies of all material instruments (including any contract of the nature contemplated by Clause 21.15 (Project Documents and/or Shareholders Agreement not in full force and effect)) entered into by any Obligor in connection with the Boleo Project and (ii) (promptly upon the Borrower becoming aware of such intentions) notice of the Borrower's intention to enter into any instrument of the nature referred to in clause (s)(i) or the intention of any other Person to enter into any such instrument;

(t) promptly following the occurrence thereof, notice of any event or circumstance which entitles, or might reasonably be expected to entitle, any Person to cancel, suspend or terminate (i) any Authorization of the nature referred to in Clause 20.4 (Authorizations) or (ii) any Material Project Document;

(u) promptly following the occurrence thereof and without prejudice to Clause 20.11 (Environmental and Social Covenants), notice of any event or circumstance which constitutes, or might reasonably be expected to constitute, a material environmental spill or accident or social claim at the Boleo Project;

(v) promptly upon the Borrower becoming aware of the same, notice of any material downward revision in the Proven and Probable Reserves, except for any such revision arising as a result of mining activity at the Boleo Project conducted in the ordinary course of business;

(w) promptly following the occurrence thereof, notice of any material change in any mining or processing methods practiced or conducted at the Boleo Project;

(x) promptly following the occurrence thereof, notice of the occurrence of any Event of Force Majeure or Change in Control Event;

(y) promptly following the occurrence of any stoppage of, or disruption to, mining or Production activities at the Boleo Project of five (5) or more consecutive days (except any stoppage or disruption which relates to planned maintenance of any Project Asset) details of the reasons for such occurrence and the efforts being made to end such stoppage or disruption;

(z) promptly when available but subject to Clause 20.11(b) (Environmental Covenants), any proposed material amendment to the Boleo Project ESAP in form and substance acceptable to the Technical Agent (acting in consultation with the Independent Engineer);

(aa) promptly following the occurrence or receipt thereof, notification of all claims, proceedings, liability, regulatory action, complaints, protests, notices or inquiries relating to the condition of the facilities and properties, any of which are material in nature related to the Boleo Project and the Project Assets or compliance with the Agreed Environmental and Social Requirements, Environmental Laws or Social Laws relating to the Boleo Project (such notification to include copies of all documentation relating to such claim, proceeding, liability, action, complaint, protest, notice or inquiry) together with (on request of the Technical Agent) notification to the Technical Agent of any measure or monitoring undertaken by the Borrower or on behalf of the Borrower in compliance with the Equator Principles;

(bb) promptly, such further information regarding the financial condition, business and operations of any Group Member as any Finance Party (acting through the Administrative Agent) may reasonably request; and

(cc) promptly, following the occurrence thereof of any material change to the Development Plan, closure methodology or closure costs, a revised version of the Mine Site Closure Plan.

18.4 Notification of default

(a) Each Baja Obligor shall notify the Administrative Agent and Ex-Im Bank of any Default (and the steps, if any, being taken to remedy it) promptly but in no event later than ten (10) calendar days after the occurrence of such Default (unless that Baja Obligor is aware that a notification has already been provided by another Obligor) together with a description of the corrective action proposed to be taken with respect thereto.

(b) Promptly upon a request by the Administrative Agent (acting reasonably), each Baja Obligor shall supply to the Administrative Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.5 "Know your customer" checks

The Baja Obligors acknowledge that in accordance with Section 326 of the USA PATRIOT Act the Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account with any of them. The Baja Obligors agree that they will provide the Agents with such information as they may request in order for them to satisfy the requirements of the USA PATRIOT Act.

If:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b) any change in the status of an Obligor after the date of this Agreement; or

(c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any other Finance Party (or, in the case of Clause 18.5(c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Baja Obligor shall promptly upon the request of the Administrative Agent or any such Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any other Finance Party) or any Lender (for itself or, in the case of the event described in Clause 18.5(c), on behalf of any prospective new Lender) in order for the Administrative Agent, such Finance Party or, in the case of the event described in Clause 18.5(c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar identification procedures under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19. FINANCIAL COVENANTS

The Borrower will not permit:

(a) the Loan Life Ratio (calculated (i) on the date of preparation of each Compliance Certificate with respect to any of the relevant Calculation Dates referred to in the definition of such term, and (ii) on the date of preparation of any revised Cash Flow Schedule pursuant to Clause 1.5(b) (Project Determinations etc.,), with respect to each July 1 and January 1 occurring thereafter (or, in the case of any such revised Cash Flow Schedule prepared prior to the Physical Facilities Completion Date, each January 1 and July 1 occurring after the date on which the Physical Facilities Completion Date is, as at the date of preparation of such revised Cash Flow Schedule, then scheduled to occur)), [figure REDACTED];

(b) the Project Life Ratio (calculated (i) on the date of preparation of each Compliance Certificate with respect to any of the relevant Calculation Dates referred to in the definition of such term, and (ii) on the date of preparation of any revised Cash Flow Schedule pursuant to Clause 1.5(b) (Project Determinations etc.,), with respect to each July 1 and January 1 occurring thereafter (or, in the case of any such revised Cash Flow Schedule prepared prior to the Physical Facilities Completion Date, each January 1 and July 1 occurring after the date on which the Physical Facilities Completion Date is, at the date of preparation of such revised Cash Flow Schedule, then scheduled to occur)), [figure REDACTED];

(c) the Debt Service Coverage Ratio (Prospective) (calculated (i) on the date of preparation of each Compliance Certificate with respect to any six (6) month period commencing on any of the relevant Calculation Dates referred to in the definition of such term, and (ii) on the date of preparation of any revised Cash Flow Schedule pursuant to Clause 1.5(b) (Project Determinations etc.,), with respect to any six (6) month period commencing on each January 1 and July 1 occurring thereafter), [figure REDACTED];

(d) the Debt Service Coverage Ratio (Historic) (calculated on the date of preparation of each Compliance Certificate, in each case with respect to the six (6) month period ending on the June 30 or December 31 then most recently occurred prior to such date of preparation) [figure REDACTED]; and

(e) the Proven and Probable Reserves at any date, to be less than or equal to, or to be scheduled at any date prior to the Final Scheduled Maturity Date referred to in clause (a) [figure REDACTED].

20. GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force provided, however, that (except in the case of Clauses 20.16 (Project Documents), 20.28(b) (Restrictive Agreements, etc), 20.29 (Inconsistent Agreements) and 20.30 (Actions and Performance under Project Documents and/or Shareholders Agreement)) Baja will not be under any further obligation under this Clause 20 at any time following the Economic Completion Date (but without prejudice to any liability arising as a result of any breach on or prior to the Economic Completion Date of any undertaking of Baja contained in this Clause 20).

20.1 Pari Passu

Each Baja Obligor will ensure that the payment Obligations of such Baja Obligor under this Agreement and each other Finance Document to which such Baja Obligor is a party constitute the direct, general and unconditional obligations of such Baja Obligor and rank in all respects at least pari passu in right of payment and in right of security with all of such Baja Obligor's present and future other unsecured and unsubordinated indebtedness, other than any such indebtedness which is preferred by mandatory provisions of applicable law.

20.2 Compliance with laws

Each Baja Obligor shall comply in all respects with all laws to which it is subject (including Environmental Law and Social Law).

20.3 Project Accounts

Each of the Borrower, DSC and SDMC, as applicable, shall operate the Project Accounts in accordance with the terms and conditions of the Project Account Agreements and this Agreement.

20.4 Authorizations

(a) Each Baja Obligor will, and Baja will cause each Group Member to, obtain, maintain in full force and effect, and comply in all material respects with, all Authorizations (including the Mining Concessions and all other Authorizations identified in Item 4 ("Authorizations") of the Disclosure Schedule) as may be necessary or advisable from time to time for each Group Member to:

(i) execute, deliver, observe, perform and preserve its rights under any of the Operative Documents executed or to be executed by it (including, without limitation, all approvals relating to the availability and transfer of U.S. Dollars required to make all payments under the Finance Documents) and maintain the validity, binding effect and enforceability of the Finance Documents;

(ii) grant and perfect the Security granted or purported to be granted and perfected by it pursuant to any Security Agreement to which it is a party;

(iii) maintain and operate its business in accordance with standard industry practice; and

(iv) in the case of the Borrower, construct or cause to be constructed, own, lease, use or license the Project Assets in which it holds any interest and operate the Boleo Project in accordance with sound mining and business practice.

The Borrower will promptly notify the Administrative Agent of any such Authorization which is not identified in Item 4 ("Authorization") of the Disclosure Schedule and shall furnish the Administrative Agent with a copy of such Authorization and, upon such notification, the Disclosure Schedule shall be deemed to be updated to include details of such Authorization.

(b) Without limiting clause (a) each relevant Baja Obligor will obtain all Authorizations identified in Part B ("Pending Authorizations") of Item 4 of the Disclosure Schedule by the date set forth in the Disclosure Schedule opposite such Authorization and within five (5) Business Days of obtaining any such Authorization deliver to the Administrative Agent and Ex-Im Bank certified copies of each such Authorization.

20.5 Maintenance of Corporate Existence, etc.

Each Baja Obligor will, and Baja will cause each Group Member to, do and cause to be done at all times all things necessary to maintain and preserve its corporate existence and will do and cause to be done at all times all things necessary to be duly qualified to do business and be in good standing (where such concept is relevant) as a foreign corporation, in each jurisdiction where the nature of its business makes such qualification necessary.

20.6 Payment of Taxes, etc.

(a) Each Baja Obligor will, and Baja will cause each Group Member to, file all tax returns (including all property tax returns and other similar tax returns applicable to the Boleo Project) and reports required by applicable law to have been filed by it. Each Baja Obligor will, and Baja will cause each other Group Member to, pay and discharge, as the same may become due and payable, all taxes, assessments, fees, stamp, registration or similar tax to be paid on or in respect of the Finance Documents or the transaction contemplated by the Finance Documents and other governmental charges or levies against it or on any of its property, as well as claims of any kind or character (including claims for sums due for labor, material, supplies, personal property and services); provided, however, that the foregoing shall not require any Group Member to pay or discharge any such tax, assessment, fee, charge, levy or claim so long as it shall be diligently contesting the validity or amount thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

(b) The Borrower will promptly notify the Administrative Agent of the imposition of, or any material change in the rate of assessment of, any tax to which it is subject and which is not reflected in Item 2 ("Taxes") of the Disclosure Schedule and, upon such notification, the Disclosure Schedule shall be deemed to be updated to include details of such taxes and/or rates of assessment.

(c) As promptly as possible but in any event not later than five (5) Business Days after receipt, the Borrower shall transfer any amounts of VAT refund which, when combined with other amounts on deposit in the Onshore Accounts, exceeds the Onshore Accounts Maximum Balance into (x) the Operating Account (Can$) or the Operating Account (U.S.$) (only to the extent that, when combined with other amounts on deposit in such accounts, the balance on deposit on such accounts does not exceed the Canadian Accounts Maximum Balance) or (y) the Revenue Proceeds Account.

20.7 Books and Records; Access to Premises

(a) Each Baja Obligor will, and Baja will cause each Group Member to, keep financial records and statements reflecting all of its business affairs and transactions in accordance with GAAP.

(b) On not less than five (5) days prior written notice where no Default has occurred, and at any time, on not less than twenty four (24) hours prior notice where a Default has occurred, each Baja Obligor will permit the Technical Agent, Collateral Agent, the Administrative Agent, the Independent Engineer, the Insurance Consultant, any of the Lenders or any of their respective representatives (as the case may be) (in the presence of a representative of the Borrower to the extent such Person is available) to access the site of the Boleo Project, to visit all of its offices or any other location where relevant Personnel or records are located, to discuss its financial matters with its officers and chartered accountants or certified public accountants, as the case may be, (and hereby authorizes such chartered accountants or certified public accountants, to discuss its financial matters with any of the foregoing Persons or its representatives whether or not any representative of the relevant Baja Obligor is present) and to examine (and photocopy extracts from) any of its books or other corporate records or any instrument, document or correspondence relating to any of the Project Documents and/or Shareholders Agreement. Without limiting the generality of the foregoing, each Baja Obligor shall provide all relevant and reasonable assistance to:

(i) the Independent Engineer, the Insurance Consultant and any other relevant consultant appointed by or on behalf of any Finance Party in connection with the performance of their respective duties to the Lenders (including the review of all matters relating to the development and operation of the Boleo Project, the preparation of any reports in connection therewith and the monitoring of construction of the Boleo Project by the Independent Engineer); and

(ii) the Finance Parties in connection with the exercise of their rights hereunder and under each other Finance Document.

(c) The Borrower shall pay any fees of such chartered accountant or certified public accountant incurred in connection with this Clause.

(d) It is expressly understood that none of the Independent Engineer, the Insurance Consultant nor any Finance Party assumes any obligation to any Obligor or any other party in respect of the operation, development, exploration and production of the Boleo Project in a manner so as to ensure compliance with the projections set forth in the Development Plan or otherwise.

20.8 Boleo Project Completion and Management; Use of Proceeds

(a) Each Baja Obligor will ensure that the Boleo Project is consummated, that the Boleo Project is operated, maintained and developed, that Production is produced and processed and that Project Costs are incurred, in each case substantially in accordance with the Development Plan, applicable laws, the Project Documents and sound mining and business practice (including so as to achieve each Completion Date by no later than the relevant Completion Backstop Date); provided, however, that the tests contemplated by the Economic Completion Certificate may not commence until at least nine (9) months after the Physical Facilities Completion Date.

(b) The Borrower will ensure that the proceeds of all Loans are used for the purposes described in Clause 3 (Proceeds).

20.9 Permitted Risk Management Agreements

(a) At all times on and after the Effective Date, the Borrower shall provide evidence to the Administrative Agent to the effect that the Borrower has entered into, and the Collateral Agent (for the rateable benefit of the Finance Parties) shall have been granted first priority perfected Security in respect of the Borrower's rights under Risk Management Agreements relating to the management of the price of Relevant Product reasonably acceptable to the Majority Lenders (collectively, the "Permitted Metal Price Risk Management Agreements") which are either (i) required or permitted to be implemented pursuant to the Agreed Project Risk Management Policy, or (ii) consented to by the Majority Lenders provided, however, that each Risk Management Lender party to each such Risk Management Agreement shall be a party to the Intercreditor Agreement or shall have become party to the Intercreditor Agreement (in such capacity) by executing and delivering an accession agreement in the form attached thereto at the time of the execution and delivery of such Risk Management Agreement.

(b) At all times on and after the Effective Date, the Borrower shall provide evidence to the Administrative Agent to the effect that the Borrower has entered into, and the Collateral Agent (for the rateable benefit of the Finance Parties) shall have been granted first priority perfected Security in respect of the Borrower's rights under Risk Management Agreements relating to the management of interest rates reasonably acceptable to the Majority Lenders (collectively, the "Permitted Interest Rate Risk Management Agreements") which are consented to by the Majority Lenders provided, however, that each Risk Management Lender party to each such Risk Management Agreement shall be a party to the Intercreditor Agreement or shall have become party to the Intercreditor Agreement (in such capacity) by executing and delivering an accession agreement in the form attached thereto at the time of the execution and delivery of such Risk Management Agreement.

(c) The Borrower shall supply to the Administrative Agent copies of all documentation relating to each Permitted Risk Management Agreement entered into pursuant to the requirements of this Clause promptly upon the implementation thereof.

20.10 Provision of Staff

Each Baja Obligor shall ensure (to the satisfaction of the Technical Agent and the Independent Engineer) that there are sufficient competent technical and management employees engaged in connection with the Boleo Project with a view to achieving each Completion Date on or prior to the relevant Completion Backstop Date, and the operation, development and maintenance of the Boleo Project substantially in accordance with the Development Plan.

20.11 Environmental and Social Covenants

(a) The Borrower will, and will use all efforts to ensure that each other Group Member will (and will use all commercially reasonable efforts to ensure that each other Project Party which is not a Group Member will):

(i) use and operate the Boleo Project, the Project Assets and all of the facilities and properties related thereto in compliance with, keep all Approvals relating to environmental matters in effect and remain in compliance with, and handle all Hazardous Materials in compliance with and ensure that the Mine Site Closure Plan remains in compliance with, the Agreed Environmental and Social Requirements in all material respects and all applicable Environmental Laws and Social Laws;

(ii) promptly cure any non-compliance which is the subject matter of any actions and proceedings relating to compliance with the Agreed Environmental and Social Requirements, Environmental Laws or Social Laws relating to the Boleo Project;

(iii) comply with the Boleo Project ESAP;

(iv) maintain a rehabilitation schedule and program (including any funding and/or bonding requirements) for the Boleo Project in compliance with any Authorization or Mining Rights in all material respects and otherwise in compliance with the Agreed Environmental and Social Requirements in all material respects and the Reclamation and Closure Sinking Fund; and

(v) provide such information and certifications which the Technical Agent may reasonably request from time to time to evidence compliance with this clause.

(b) (i) The Borrower shall make the Boleo Project ESAP available at a publicly accessible location at or near the Boleo Project.

(ii) With respect to any activity, event or circumstance (or the effects thereof) within the area of influence of the Boleo Project which have not (or not adequately) been addressed or foreseen and provided for (through mitigation or management measures) in the Boleo Project ESAP and which could reasonably be expected to lead to any material adverse environmental, socio-economic, socio-cultural, health or safety impacts or damage to environmental, ecological, social or cultural resources or Persons, the Borrower shall:

(A) evaluate those impacts or damage in a manner consistent with the Agreed Environmental and Social Requirements and to the satisfaction of the Majority Lenders and advise all the Lenders as to whether a revision to the Boleo Project ESAP, as may be relevant, is necessary to incorporate any new measures to mitigate or modify the impacts or damage in a manner consistent with the Agreed Environmental and Social Requirements;

(B) revise the Boleo Project ESAP, in such manner as the Borrower and the Majority Lenders may agree (acting reasonably);

(C) diligently implement any new measures as agreed with the Majority Lenders pursuant to the foregoing provisions of this clause (ii) which may include requiring the Independent Engineer to carry out further environmental assessments; and

(D) report, as necessary, the matters referred to in this clause (ii) as changes in the Environmental and Social Monitoring Report to be submitted by the Borrower in accordance with Clause 18.3(h) (Information; miscellaneous).

Except as set forth in this clause (b) the Borrower will not amend or otherwise modify the Boleo Project ESAP.

(c) In relation to the Boleo Project, Baja will (and will (except in the case of clause (c)(i)) ensure that each Group Member will):

(i) use and operate all of its facilities and properties in compliance with all Environmental Laws and Social Laws, and except where failure to comply with the provisions of this clause would not reasonably be expected to result in a Material Adverse Effect with respect to Baja, keep all necessary permits, approvals, certificates, licenses and other Authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws and Social Laws; and

(ii) provide such information and certifications which the Technical Agent may reasonably request from time to time to evidence compliance with this clause.

(d) Prior to the Economic Completion Date, the Borrower will retain the services of the Independent Tailings Review Board to monitor and report at least annually on the Tailings Storage Facility.

(e) Any modifications to the Mine Closure Funding Schedule that are proposed by the Borrower shall only become effective when consented to by the Technical Agent and the Majority Lenders (acting reasonably, in consultation with the Independent Engineer).

20.12 Maintenance of Project Assets

The Borrower will maintain, preserve, protect and keep:

(a) all of its ownership, lease, use, license and other interests in the Project Assets (including all Mining Rights) as are necessary for it to be able to operate the Boleo Project in accordance with sound mining and business practice and in a manner such that the requirements of, and projections contained in, the Development Plan, can be achieved; and

(b) all of the Project Assets owned by it in good repair, working order, and condition, and make necessary and proper repairs, renewals, and replacements so that the business carried on in connection therewith may be properly conducted at all times, unless the continued maintenance of any of such Project Assets is no longer necessary or economically desirable for the operation of the Boleo Project, such operation to be in accordance with sound mining and business practice.

20.13 Accuracy of Information

Each Baja Obligor will ensure that all factual information hereafter furnished by or on behalf of any Group Member in writing to any Finance Party for the purposes of or in connection with this Agreement or any transaction contemplated hereby will be true and accurate in all material respects on the date as of which such information is dated or certified and such information shall not be incomplete by omitting to state any material fact known to the relevant Group Member necessary to make such information not misleading in any material respect.

20.14 Insurance

(a) The Borrower will maintain (or will cause to be maintained) with reputable insurance companies which are acceptable to the Insurance Agent (in consultation with the Insurance Consultant):

(i) insurance as required under this Agreement, (including as set forth in the Insurance Summary);

(ii) as required pursuant to applicable law; and

(iii) such other insurance (including business interruption and delay in start up insurance) with respect to the properties and business of the Borrower and the Boleo Project against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses to the Boleo Project similarly situated and financed on a limited recourse basis;

provided, however, that (except for any insurance required to be implemented pursuant to applicable law) the Borrower shall not be required to maintain any insurance if in the reasonable opinion of the Insurance Agent (acting in consultation with the Insurance Consultant) such insurance is not available at reasonable cost. In the event the Borrower fails to obtain or cause to be obtained or maintain or cause to be maintained the full insurance coverage required under the Insurance Summary or pursuant to this Clause, the Administrative Agent (acting on the instructions of the Majority Lenders) may take out the required policies of insurance and pay the premiums on the same on behalf of the Majority Lenders. All amounts so advanced by the Administrative Agent or any other Person on the Borrower's behalf shall become an additional Obligation of the Borrower, and the Borrower shall forthwith pay such amounts to the Administrative Agent or such other Person, together with interest thereon at the post-default rate set forth in Clause 8.2 (Default Interest) from the date so advanced.

(b) The Borrower will, upon request of the Insurance Agent, furnish to the Insurance Agent at reasonable intervals (but not, as long as no Event of Default shall then have occurred and be continuing, more than twice in any year) a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Borrower in accordance with clause (a) and confirming its adequacy and sufficiency. The Insurance Agent shall not be responsible for investigating the adequacy or sufficiency of the insurance coverage required to be maintained hereunder and shall only undertake such an investigation upon the written direction of the Majority Lenders (acting through the Administrative Agent). The Insurance Agent may (if so directed by the Majority Lenders (acting through the Administrative Agent) pursuant to the immediately prior sentence) solicit the services of the Insurance Consultant to assess the adequacy and sufficiency of the insurance coverage required to be maintained hereunder (including any change to such coverage which could be advisable as a result of any revisions to the Life of Mine Plan submitted pursuant to Clause 18.3(j) (Information; miscellaneous)) and to evaluate the contents of each certificate furnished pursuant to the first sentence of this Clause 20.14(b).

(c) The Borrower will provide the Insurance Agent with not less than twenty one (21) days prior written notice of any proposed change of any insurance company providing insurance coverage of the nature referred to in clause (a), and any such change shall be consistent with the provisions of this Agreement.

(d) The Borrower shall ensure that all premiums required to be paid in order to ensure that the policies referred to in this Clause 20.14 are in full force and effect shall be paid as and when the same shall become due and payable and shall otherwise comply with each other term and condition of such policies so as to ensure that such policies are, and shall continue, in full force and effect.

(e) All of the insurance policies relating to the Boleo Project (and, to the extent required by the Insurance Agent as set forth in clause (i), all policies of reinsurance issued in connection therewith) will, in each case, in accordance with standard practice in the mining industry:

(i) specify the Collateral Agent (on behalf of the Finance Parties) as an additional insured under all policies of liability insurance (excluding motor or automobile insurance and policies of insurance relating to worker's compensation and/or employer's liability) and the Collateral Agent (on behalf of the Finance Parties) as sole loss payee and as additional insured under all policies of property, business interruption and marine insurance, and contain such endorsements in favor of the Collateral Agent as the Collateral Agent shall reasonably require;

(ii) not be cancellable (or non-renewable or subject to a decrease in the scope or amount of coverage (including by way of increase in any deductible)) as against the Finance Parties (including for failure to pay premiums) or subject to material alteration of any kind without (A) in the case of any such action, thirty (30) days written notice of such action having been given by the Borrower or the issuer of the relevant policy to the Insurance Agent, and (B) in the case of any such material alteration, the prior written consent of the Insurance Agent acting in accordance with the written consent of the Majority Lenders;

(iii) provide for waiver of any right of set-off, recoupment, subrogation, counterclaim or any other deduction, by attachment or otherwise, with respect to any liability of the beneficiary of such policy (including the incorporation of a "non-vitiation" provision) and provide that all amounts payable by reason of loss or damage to any of the Project Assets shall be payable in a manner which is consistent with Clause 20.14(h));

(iv) provide for payments of claims thereunder in Dollars (save in respect of claims under third party liabilities or worker's compensation which may be paid in Pesos);

(v) otherwise (including with respect to the identity of the brokers, insurers, re-insurers and/or indemnities involved in connection with the solicitation, placement and issue of such insurance or reinsurance policies) be in form and substance reasonably satisfactory to the Insurance Agent (acting in consultation with the Insurance Consultant);

(vi) without limiting any other provision of this Agreement (including the Insurance Summary), include lender's endorsements which include (A) an acknowledgement of any assignment of the insurance and reinsurance policies to the Collateral Agent (on behalf of the Finance Parties), (B) a primary insurance clause, (C) a separation of interest or non-vitiation clause, (D) a notice of cancellation or material change to the lender's clause, (E) a waiver of subrogation and contribution clause, (F) an acknowledgement that neither any Finance Party nor the Insurance Consultant is responsible for any premium payments and (G) a no-offset clause. Without limiting the foregoing, each such endorsement shall be in form and substance satisfactory to the Insurance Agent (acting in consultation with the Insurance Consultant) and each policy shall include such other endorsements as the Insurance Consultant considers to be reasonably necessary or advisable from time to time to maintain the rights and interests of the Finance Parties under such policies; and

(vii) to the extent permitted from time to time by the laws of Mexico, such insurance shall be denominated in Dollars and such policies shall be written in the English language.

In connection with the foregoing, the Borrower and, to the extent that it is party to any such insurance policy, Baja shall (x) execute and deliver notices to the brokers, underwriters and insurance companies through or with whom any policy of insurance maintained in connection with the Boleo Project have been effected in such form as the Insurance Agent may from time to time reasonably request, and (y) procure that any insurer effecting any reinsurance of any policy of reinsurance maintained in connection with the Boleo Project execute and deliver such notices to the issuer of any such policy of reinsurance as the Insurance Agent may from time to time reasonably request.

(f) The Borrower shall not at any time do or omit to do anything whereby any insurance required to be effected under the Insurance Summary or pursuant to this Clause would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

(g) The Borrower will make (or will cause to be made) full disclosure of all relevant issues and facts to the issuer of each insurance policy maintained in connection with the Boleo Project such that no such issuer will be entitled to vitiate, cancel or otherwise refuse or decline to honor the terms of, or pay claims in respect of, any such insurance policy.

(h) Each Baja Obligor will cause proceeds, if any, of all insurances maintained with respect to the Boleo Project to be applied as follows:

(i) all amounts received in respect of any liability insurance may be paid directly to the Person entitled thereto;

(ii) all amounts received in respect of any business interruption insurance or delay in start-up insurance shall be deposited by the relevant insurer under such insurance policy into the Revenue Proceeds Account; and

(iii) prior to an Enforcement Event, all proceeds from casualty or property insurance received for any single repair, replacement or restoration costing [dollar figure REDACTED](or the equivalent thereof in any other currency) shall be promptly deposited into the Extraordinary Proceeds Account and shall be applied upon the Borrower's request pursuant to the terms of the Project Account Agreement (New York); (x) to the repair, replacement or restoration of the assets in respect of which the relevant proceeds were received or for reimbursement of the Person which effected such repair, replacement or restoration or (y) to make a mandatory prepayment of the principal amount of the Loans pursuant to Clause 6.1(b) (Repayment of Loans). After an Enforcement Event all such proceeds shall be applied in accordance with the provisions of the Project Account Agreement (New York). All such proceeds received for any such single repair, etc. costing an amount which is equal to or [dollar figure REDACTED] (or the equivalent thereof in any other currency) shall, with the consent of the Majority Lenders, (such consent not to be unreasonably withheld or delayed) be applied to the prompt payment of the cost of the repair, replacement or restoration of such damaged or destroyed asset. In the event that the consent of the Majority Lenders shall not be granted pursuant to the provisions of the immediately preceding sentence, then all such proceeds shall be applied to make a mandatory prepayment of the principal amount of the Loans pursuant to Clause 6.1(b) (Repayment of Loans).

(i) At the cost and expense of the Borrower, the Borrower will procure that:

(i) any policy of insurance issued in connection with the Boleo Project is either provided for under a master policy with, or reinsured and kept re-insured with one or more reputable international insurance or re-insurance companies or underwriters, as applicable, with a credit rating for its long term debt securities of at least A- by Standard & Poor's or A.M. Best or at least A3 by Moody's Investor Services and through such brokers as the Insurance Agent shall, acting in its reasonable discretion (acting in consultation with the Insurance Consultant), approve and to the reasonable satisfaction of the Insurance Agent (acting in consultation with the Insurance Consultant) as to the form and content thereof;

(ii) all such policies of re-insurance shall be governed by the laws of Mexico (if such law is mandatory under the laws of Mexico), or, if not, by New York or English law;

(iii) any claim upon such policies of re-insurance shall be paid without deduction or set-off and any such claim under a policy of re-insurance with respect to a claim under the policies of insurance relating to the Boleo Project shall be paid in accordance with clause (h); and

(iv) all such instruments of re-insurance shall be deposited with brokers approved by the Insurance Agent (acting in consultation with the Insurance Consultant) and that copies thereof, together with such undertakings as the Insurance Agent may reasonably require (acting in consultation with the Insurance Consultant), are furnished to the Insurance Agent.

(j) Baja will, and will cause each Group Member (other than the Borrower, with respect to which its insurance requirements will be governed by the other provisions of this Clause 20.14) to, maintain, such insurance with respect to the properties and business of each such Group Member against such casualties and contingencies and of such types and in such amounts as is customary in accordance with prevailing industry practice (including with respect to the identity of the insurance companies providing such insurance) in the case of similar properties and businesses similarly situated and such other insurance as may be required by any applicable law and Baja will, upon the request of the Insurance Agent, furnish to the Insurance Agent at reasonable intervals a certificate setting forth the nature and extent of all insurance maintained by the Group Members in accordance with this clause (j). Without prejudice to the foregoing Baja will, and will cause each Group Member to, ensure that all premiums required to be paid in order to ensure that the policies referred to in this clause (j) are in full force and effect shall be paid as and when the same shall become due and payable.

(k) For the avoidance of doubt neither any Finance Party nor the Insurance Consultant shall be under any obligation to the underwriters, insurance companies, or brokers by or through whom any policy of insurance referred to in this Clause shall be effected.

20.15 After-Acquired Collateral

Upon the acquisition or production of any Project Assets (including the entering into of any Project Document) in respect of which no Security has effectively been granted pursuant to any Security Agreement and which constitute either:

(x) any assets relating to the construction of the Tailings Storage Facility,

(y) any other assets having an aggregate fair market value (or contracts contemplating the making of payments) of [dollar figure REDACTED] (or the equivalent thereof in any other currency), or

(z) any other assets which, as at the end of each consecutive twelve (12) month period commencing with the period starting on the date of this Agreement, are not subject to Security as aforesaid the relevant Obligor shall, to the extent permitted by applicable law:

(a) enter into instruments, in the form and substance satisfactory to the Lenders in order to grant to the Finance Parties first priority Security over such newly acquired or produced Project Assets;

(b) simultaneously therewith, effect all relevant notarizations and registrations or obtain the acknowledgement and agreement of all relevant counterparties, as the case may be; and

(c) take all other actions necessary or reasonably desirable to:

(i) create in favor of the Finance Parties a valid and perfected first priority Security (except for (A) Security resulting from mandatory provision of applicable law and (B) Security specifically permitted to be incurred by this Agreement or any Security Agreement) over all of such newly acquired Project Assets: and 91

(ii) evidence the creation of such Security (including opinions of legal advisers).

Without prejudice to the generality of the foregoing, the Borrower will ensure that promptly upon (and in any event within twenty (20) Business Days after) the effectiveness of any Project Document of the nature described in clause (b) of the definition thereof, (x) the Finance Parties shall be granted valid and perfected first priority Security (except as aforesaid) over the Borrower's rights thereunder as security for the Obligations, and (y) the Lenders shall have received an opinion of legal advisers and such documentation in each case as they shall reasonably require as evidence of, amongst other things, the rights of the Finance Parties to assume the rights and obligations of the Borrower (and/or any Affiliate thereof party to such Project Document) under each such Project Document upon the occurrence of an Event of Default that is continuing or an enforcement event (as defined in the relevant Project Document).

20.16 Project Documents

Each Baja Obligor undertakes to ensure that, except to the extent expressly permitted pursuant to this Agreement or any other Finance Document:

(a) each Obligor observes their respective obligations under all Project Documents and the Shareholders Agreement in all material respects;

(b) such Obligor does not abandon, settle, compromise or discontinue or become non-suited in respect of arbitral, administrative or legal proceedings against any party in connection with a Project Document and the Shareholders Agreement;

(c) such Obligor takes the action that a prudent, diligent and reasonable Person would take to cause each party to a Project Document or the Shareholders Agreement to observe its obligations in connection with that Project Document or the Shareholders Agreement, and if that party defaults in the performance of those obligations then to take the action that a prudent, diligent and reasonable Person would take to enforce its resulting rights thereunder, unless the Majority Lenders, acting in their reasonable discretion agree otherwise;

(d) such Obligor exercises any discretionary or similar power that is granted to it pursuant to any Project Document or the Shareholders Agreement in a manner which is consistent with the obligations of such Obligor contained in the Finance Documents to which it is a party (including those obligations set forth in Clause 20.17 (Sale of Production));

(e) without prejudice to Clause 20.30 (Actions and Performance under Project Documents and/or Shareholders Agreement), no Obligor will, and Baja will not permit any Group Member to:

(i) amend, modify or waive (or permit any amendment, modification or waiver of) any material provision of any Project Document or the Shareholders Agreement to which it is a party; or

(ii) terminate (other than in accordance with its terms (excluding, however, as a result of the breach of any obligation by any party thereto)) or replace, any Project Document or the Shareholders Agreement to which it is a party, save as contemplated by Clause 21.15 (Project Documents and/or Shareholders Agreement not in full force and effect);

(f) prior to an Enforcement Event, all proceeds received from a single payment of liquidated damages, receipt of proceeds of warranty claims, payment pursuant to a letter of credit given in support of any Project Contractor's obligations under any Project Document or other similar payment to the Borrower pursuant to any Project Document of [dollar figure REDACTED] (or the equivalent thereof in any other currency after conversion into Dollars) shall be promptly deposited into the Extraordinary Proceeds Account and the Borrower shall, within five (5) Business Days of such deposit, provide the Administrative Agent with written instructions, including wire instructions, for the application of such proceeds and after an Enforcement Event, all such proceeds shall be applied in accordance with the provisions of the Project Account Agreement (New York). All such proceeds received from a single payment of liquidated damages, receipt of proceeds of warranty claims, payment pursuant to a letter of credit given in support of any Project Contractor's obligations under any Project Document or other similar payment to the Borrower pursuant to any Project Document of an amount which is equal to or [dollar figure REDACTED] (or the equivalent thereof in any other currency) or when aggregated with all other such payments, equal to or [dollar figure REDACTED]in any given Fiscal Year shall, with the consent of the Majority Lenders, (such consent not to be unreasonably withheld or delayed) be applied to the prompt payment of Project Operating Costs. In the event that the consent of the Majority Lenders shall not be granted pursuant to the provisions of the immediately preceding sentence, then all such proceeds shall be applied to make a mandatory prepayment of the principal amount of the Loans pursuant to Clause 6.1(b) (Repayment of Loans); and

(g) within twelve (12) months of the first Borrowing Date, to enter into the Offtake Contracts described in clauses (a) and (b) of the definition of such term and provide an opinion of legal advisers and such documentation as they shall reasonably require as evidence of, amongst other things, the rights of the Finance Parties to assume the rights and obligations of the Borrower under such Offtake Contracts upon the occurrence of an Event of Default that is continuing or an enforcement event (as defined in such Offtake Contracts).

20.17 Sale of Production

All Relevant Product constituting Production (other than Zinc Sulphate and Sulphuric Acid) shall be sold pursuant to the Offtake Contracts described in clauses (a), (b), (c) and (d) of the definition of such term or other sales arrangements satisfactory to the Majority Lenders. Without limiting the generality of the foregoing the Borrower shall (a) at all times ensure that the Offtake Contracts referred to in clauses (a), (b), (c) and (d) of the definition of such term shall continue to provide for the committed sale and purchase of Copper and Cobalt which cover at least seventy percent (70%) of the scheduled Production of Copper and Cobalt for the ten (10) year period commencing on the date of delivery of the first lot of Production of Copper and Cobalt respectively and (b)[time period REDACTED]. All proceeds of any such sale shall be denominated in Dollars (or in another currency satisfactory to the Majority Lenders and then converted immediately into Dollars). The Borrower shall sell Production in order to obtain the best purchase price reasonably obtainable denominated in Dollars (and, in any event, in an amount sufficient from time to time to fund all payments due to be paid by the Borrower hereunder and under each of the other Finance Documents). Without prejudice to the provisions of the Project Account Agreement (New York), all proceeds of the sale of Production shall be deposited into the Revenue Proceeds Account.

20.18 Business Activities; Organic Documents; Fiscal Year

(a) The Borrower will not engage in any business activity other than the development and operation of the Boleo Project and any activity incidental thereto including acting as a holding company for the ownership, directly, of all of the issued and outstanding share capital of DSC and SDMC;

(b) Baja will not engage in any business activity other than as a holding company for the ownership, directly or indirectly, of all or a portion of the issued and outstanding share capital of the Borrower and other Subsidiaries engaged in exploration, development, mining and related activities in connection with mining and activities incidental thereto;

(c) Baja International will not engage in any business activity other than as a holding company for the ownership, directly, of all of the issued and outstanding share capital of Boleo International;

(d) Boleo International will not engage in any business activity other than as a holding company for the ownership, directly, of issued and outstanding share capital of the Borrower;

(e) Baja and the Borrower will ensure that neither DSC nor SDMC will engage in any business activity other than as an employer of Persons involved in the development and operation of the Boleo Project and any activity incidental thereto;

(f) Baja and the Borrower will ensure that Boleo Trading Limited remains a dormant company (or is wound up or otherwise liquidated) and will not engage in any business activity.

(g) No Baja Obligor will:

(i) maintain any place of business other than (A) in the case of the Borrower, DSC and SDMC, the location of the Boleo Project and Mexico City, (B) in the case of Baja, Vancouver, (C) in the case of Baja International, Luxembourg, (D) in the case of Boleo International, Luxembourg, without first taking (to the satisfaction of the Lenders) all actions necessary to protect the Security granted pursuant to the relevant Security Agreements;

(ii) (except in the case of Baja) amend its Organic Documents (including to reduce its share capital) or change its corporate name; or

(iii) change its Fiscal Year.

(h) Baja will not amend its Organic Documents (including to reduce its share capital) or change its corporate name.

20.19 Indebtedness

No Baja Obligor will, and Baja will ensure that no Group Member will, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any indebtedness other than:

(a) indebtedness in respect of the Loans and other Obligations;

(b) in the case of the Borrower, indebtedness in respect of the Permitted Risk Management Agreements in accordance with Clause 20.9 (Permitted Risk Management Agreements);

(c) indebtedness in respect of the other Operative Documents the repayment of which is materially consistent with the Cash Flow Schedule as in effect on the Effective Date;

(d) in the case of the Borrower, unsecured indebtedness outstanding at any time in an amount [dollar figure REDACTED] and incurred in the ordinary course of business in connection with Project Costs (by way of open accounts extended by suppliers on normal trade terms (but in no event for more than three hundred and sixty (360) days) in connection with purchases of goods and services (and excluding, for the avoidance of doubt, Financial Indebtedness));

(e) in the case of the Borrower, DSC, SDMC, Baja, Boleo International and Baja International, (a) Approved Subordinated Indebtedness and (b) indebtedness owing to the Korean Sponsors or any party whose shares are charged in favor of the Collateral Agent pursuant to a Finance Document provided that in each case such indebtedness is charged in favor of the Collateral Agent in form and substance satisfactory to the Majority Lenders and is subject to the terms and conditions of the Intercompany Subordination Agreement;

(f) indebtedness in respect of taxes, assessments or governmental charges, sureties or guarantees required by local tax and/or investment authorities and indebtedness in respect of amounts accrued due and payable in connection with employment, materials or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Clause 20.6 (Payment of Taxes, etc.);

(g) indebtedness in respect of judgments or awards, the enforcement of which has not been stayed (by reason of a pending appeal or otherwise), for a period of more than ten (10) days, which do not, [dollar figure REDACTED] (or, in any such case, the equivalent thereof in any other currency);

(h) in the case of the Borrower, indebtedness in [dollar figure REDACTED] at any one time outstanding incurred in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade related letters of credit, in each case provided in the ordinary course of business;

(i) in the case of the Borrower, indebtedness to the Subordinated Facility Provider in an aggregate amount [dollar figure REDACTED] at any one time outstanding pursuant to the Subordinated Facility Agreement and subject at all times to the KDB Subordination Agreement;

(j) [dollar figure and provisions surrounding dollar figure REDACTED];

(k) indebtedness not in excess of an aggregate principal amount [dollar figure REDACTED] at any one time outstanding incurred by the Borrower by way of lease or purchase price financing for equipment for use at the Boleo Project;

(l) indebtedness of Baja in respect of the redemption at a price of U.S.$5.50 per warrant of 180,000 warrants issued by Baja and held by the Ecobanca Trust with Banco Monex S.A. as set forth in the agreement dated December 12, 2006 with the National Committee of Protected Areas, the Borrower and Ecobanca A.C.; and

(m) in the case of Baja, indebtedness incurred and warrants issued under the Convertible Cost Overrun Facility Agreement so long as such indebtedness and warrants have not been converted into equity in accordance with the terms of the Convertible Cost Overrun Facility Agreement.

20.20 Security

No Baja Obligor will, and Baja will ensure that no Group Member will, create, incur, assume or suffer to exist any Security upon any of its properties, revenues or assets, whether now owned or hereafter acquired, except:

(a) Security listed in Schedule 3 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(b) Security in favor of the Collateral Agent (for the rateable benefit of the Finance Parties) or in favor of the Finance Parties granted pursuant to any Finance Document;

(c) Security for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Security in favor of carriers, warehousemen, mechanics, materialmen, suppliers and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e) Security incurred in the ordinary course of business in connection with unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, lease or purchase price financing for equipment and contracts (other than for financial indebtedness) entered into in the ordinary course of business in accordance with Clause 20.19(k) or to secure obligations on surety bonds;

(f) Security in respect of judgment liens in existence less than ten (10) Business Days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

(g) easements, rights-of-way and other encumbrances required in the ordinary course of business in connection with the development of the Boleo Project that do not materially adversely affect the value of any Security; and

(h) the designation of the Collateral Agent (on behalf of the Finance Parties) as sole loss payee under any insurance maintained by the Borrower in accordance with this Agreement.

For the purposes of this Clause the obligations secured by any Security created or incurred in the ordinary course of business (other than any Security of the nature referred to in clause (b) or (c)): [dollar figure REDACTED] in the aggregate at any one time outstanding.

20.21 Capital Expenditures

The Borrower will not incur or commit to incur any costs in respect of Capital Expenditures other than:

(a) such costs which are included in the Development Plan;

(b) a Qualifying Project Capital Cost Overrun; or

(c) any other costs which (i) are funded from the proceeds of cash raised by the Borrower from sources other than Production and have been deposited by the Borrower with the Collateral Agent pursuant to cash collateral arrangements reasonably acceptable to the Majority Lenders, and (ii) the Independent Engineer has confirmed are sufficient to enable the Boleo Project to be developed and operated in a manner which is consistent with the Development Plan;

and shall not make or commit to make any such costs if, at the time, or as a consequence of, incurring any such item of expenditure any Default shall have occurred and be continuing; provided, however, that, if any such Default shall have occurred and be continuing, the Borrower may make Capital Expenditures in accordance with the Project Account Agreement (New York).

20.22 Investments

The Borrower will not acquire all or substantially all of the assets of any other Person and will not make, incur, assume or suffer to exist any investment in any other Person, except Cash Equivalent Investments permitted pursuant to the Project Account Agreements to be made with balances standing to the credit of any Project Account.

20.23 Restricted Payments, etc

The Borrower will not:

(a) declare, pay or make any distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any ownership interest of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock of, or other ownership interest (now or hereafter outstanding) in, the Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any shares of any class of capital stock of, or other ownership interest (now or hereafter outstanding) in, the Borrower, or warrants, options or other rights with respect to any shares of any class of capital stock of, or other ownership interest (now or hereafter outstanding) in, the Borrower;

(b) repay, redeem, purchase or otherwise defease or discharge any indebtedness owing to, or make any other payment to, KBC or any Affiliate (including all Approved Subordinated Indebtedness outstanding to any Affiliate or KBC) (other than fees properly payable pursuant to the Management Services Contract or either of the Service Contracts or marketing fees due to KBC pursuant to any relevant Offtake Contract); or

(c) make any deposit for any of the foregoing purposes or otherwise discharge any indebtedness incurred by any Affiliate or KBC;

provided, however, that the Borrower may make any payment or take any other action for any of the foregoing purposes on any date after the Economic Completion Date if each of the following conditions are satisfied:

(i) no Default shall have occurred and be continuing or would result from any such payment or other action;

(ii) any such payment or other action may only be made or taken during the period commencing on the date on which the Administrative Agent has received the relevant Cash Sweep Calculation Certificate (and Ex-Im Bank has received a copy thereof) pursuant to clause (vi) below and ending on the date which is ten (10) Business Days thereafter provided that the Majority Lenders (including, in all cases, Ex-Im Bank) have not notified the Borrower in writing of their dissatisfaction with such Cash Sweep Calculation Certificate within such ten (10) Business Day period;

(iii) any such payment shall be made from the Distribution Account;

(iv) after giving effect to all payments required to be made by the Borrower during or prior to the Cash Sweep Payment Period referred to in clause (ii) of this proviso (including any such payments required to be made during such Cash Sweep Payment Period pursuant to Clause 6.1(d) (Repayment of Loans)), there are sufficient funds standing to the credit of the Project Accounts to permit such payment to be made;

(v) in the case of any repayment, etc. of Approved Subordinated Indebtedness pursuant to clause (b), such repayment etc. shall be permitted to be made pursuant to the Intercompany Subordination Agreement;

(vi) the completed Cash Sweep Calculation Certificate relating to the Cash Sweep Calculation Period most recently ended shall indicate, to the reasonable satisfaction of the Majority Lenders, that the Cash Sweep Calculation Amount for such Cash Sweep Calculation Period is sufficient to enable such payment or other action to be made in compliance with the provisions of this Clause;

(vii) at the time of making of such payment, any payment of the principal amount of Loans required to be made pursuant to Clause 6.1(c) (Repayment of Loans) in respect of the Cash Sweep Calculation Period most recently ended shall have been paid in full;

(viii) prior to making such payment or taking such action the Majority Lenders shall have received (with a copy to the Administrative Agent) a Compliance Certificate calculated as of the proposed date of such payment or action and which indicates, to the reasonable satisfaction of the Majority Lenders, that after giving effect to such payment or action;

(A) the Loan Life Ratio (calculated on the date of preparation of such Compliance Certificate with respect to each July 1 and January 1 occurring thereafter), will be [figure REDACTED];

(B) the Project Life Ratio (calculated on the date of preparation of such Compliance Certificate with respect to each July 1 and January 1 occurring thereafter), [figure REDACTED];

(C) the Debt Service Coverage Ratio (Historic) (calculated on the date of preparation of such Compliance Certificate with respect to the most immediately preceding July 1 and January 1), [figure REDACTED];

(D) the Debt Service Coverage Ratio (Prospective) (calculated on the date of preparation of such Compliance Certificate with respect to each July 1 and January 1 occurring thereafter)[figure REDACTED];

(E) the Proven and Probable Reserves of Copper, Cobalt and Zinc on each date occurring on and prior to the Final Scheduled Maturity Date referred to in clause (a) of the definition [figure REDACTED]of the Proven and Probable Reserves of Copper, Cobalt and Zinc as at the first Borrowing Date.

(ix) the Required Debt Service Reserve Balance is on deposit in the Debt Service Reserve Account in accordance with the Project Account Agreement (New York); and (x) the Cumulative Reclamation Funding Amount is on deposit in the Reclamation and Closure Sinking Fund Account in accordance with the Project Account Agreement (New York).

The Borrower will ensure that any payment made by it to Baja, DSC or SDMC or any other Person by way of management, service or similar fee shall not exceed the amounts set forth in the Management Services Contract or the relevant Service Contract and shall be paid pursuant to the terms and conditions of the Management Services Contract and the Service Contracts (as applicable) and otherwise on arm's length terms and the Borrower agrees that no such payment to Baja, DSC or SDMC or any other such Person shall be made at any time when an Enforcement Event has occurred and is continuing.

The Borrower will not repay, redeem, purchase or otherwise defease or discharge any indebtedness outstanding under the Subordinated Facility Agreement except to the extent permitted pursuant to the KDB Subordination Agreement.

20.24 Take or Pay Contracts

No Baja Obligor will enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by such Baja Obligor regardless of whether or not such materials, supplies, other property or services are delivered or furnished to it. For the avoidance of doubt, nothing in this Clause shall prohibit the Borrower from entering into any Permitted Risk Management Agreement.

20.25 Mergers, Consolidation, Dissolution and Sale, etc

No Baja Obligor will enter into any amalgamation, consolidation, demerger, merger, spin-off or reconstruction; merge or consolidate with any other entity; dissolve or terminate its legal existence; sell, lease, transfer or otherwise dispose of any substantial part of its properties or any of its properties essential to the conduct of its business or operations, as now or hereafter conducted; or enter into any agreement to do any of the foregoing, in each case except as may be consented to by all Lenders.

20.26 Asset Dispositions, etc

No Baja Obligor will, and Baja will not permit any Group Member to, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets (including accounts receivable) to any Person, unless:

(a) in the case of the Borrower, such disposal is of Production made in the ordinary course of business pursuant to arrangements which are satisfactory to the Majority Lenders and otherwise in compliance with Clause 20.17 (Sale of Production);

(b) in the case of any other Group Member which is producing output from mining activities, such disposal is of such output made in the ordinary course of business;

(c) such disposal is of obsolete or redundant assets which are no longer used or required by the relevant Group Member or of assets which are to be replaced; or

(d) the net book value of all assets disposed of by all Group Members (excluding, however, assets disposed of pursuant to clause (a), (b) or (c)) in the same Fiscal Year, does [dollar figure REDACTED] (or the equivalent thereof in any other currency) in the aggregate and fair value in cash or other assets is received therefor.

All cash proceeds received by the Borrower in connection with any transaction permitted to be entered into by it pursuant to this Clause shall be deposited into the Revenue Proceeds Account.

20.27 Transactions with Affiliates

No Baja Obligor will, and Baja will not permit any Group Member to, enter into, or cause, suffer or permit to exist:

(a) any arrangement or contract pursuant to which any indebtedness is extended by such Group Member to any of its Affiliates as obligor;

(b) any arrangement or contract with any of its Affiliates of a nature customarily entered into by Persons which are Affiliates of each other (including management or similar contracts or arrangements relating to the allocation of revenues, taxes and expenses or otherwise) requiring any payments to be made by any Group Member to any Affiliate unless such arrangement is fair and equitable to such Group Member; or

(c) any other transaction, arrangement or contract with any of its other Affiliates which would not be entered into by a prudent Person in the position of such Group Member with, or which is on terms which are less favorable to such Group Member than are obtainable from, any Person which is not one of its Affiliates;

provided, however, that nothing in this Clause shall prevent, or be deemed to prevent:

(x) the payment of management or service fees by the Borrower to Baja or any of its Affiliates to the extent that such management or service fee is permitted to be paid pursuant to Clause 20.23 (Restricted Payments, etc.); or

(y) the incurrence and repayment of Approved Subordinated Indebtedness permitted to be incurred and/or repaid pursuant to the terms of this Agreement.

20.28 Restrictive Agreements, etc.

No Baja Obligor will, and Baja will not permit any Group Member to, enter into any agreement (excluding this Agreement and the other Finance Documents) prohibiting:

(a) the creation or assumption of any lien upon its properties, revenues or assets, whether now owned or hereafter acquired; or

(b) the ability of such Group Member to amend or otherwise modify this Agreement or any other Operative Document.

20.29 Inconsistent Agreements; Corrupt Practices

(a) No Baja Obligor will, and Baja will not permit any Group Member to, enter into any agreement containing any provision which would be violated or breached by the making of the Loans hereunder or by the performance by such Baja Obligor of its obligations hereunder or under any Finance Document.

(b) No Baja Obligor nor any Group Member nor to its knowledge any Person acting on any such Person's behalf shall engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in), with respect to the Boleo Project or to the obligations contemplated by this Agreement or any other Finance Document to which it or any Group Member is a party, any Corrupt Practice. If the Administrative Agent (acting in this respect at the direction of any of the Lenders or any Facility Agent) notifies any Baja Obligor of its concern that there has been a violation of this clause, each Baja Obligor shall cooperate in good faith with the Administrative Agent and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from any such Person, and shall furnish documentary support for such response upon any such Person's request (with a copy to all of the Lenders and Agents).

20.30 Actions and Performance under Project Documents and/or Shareholders Agreement

No Baja Obligor will, and Baja will not permit any Group Member to, take or refrain from taking any action under any of the Project Documents and/or Shareholders Agreement which would:

(a) have a material adverse effect on the ability of the Borrower to develop and operate the Boleo Project in accordance with the Development Plan and achieve each Completion Date by no later than the relevant Completion Backstop Date;

(b) have an adverse effect on any material collateral subject to any Security Agreement and the perfection and priority of the Security granted or purported to be granted thereunder; or

(c) subject to clauses (a) and (b) above have an adverse effect on the ability of any Obligor to pay and perform any of its Obligations.

Each Baja Obligor will, and Baja will cause each Group Member to, perform each of its obligations contained in each Project Document and/or Shareholders Agreement to which it is a party in the manner contemplated by such Project Document and/or Shareholders Agreement.

20.31 Bank Accounts

(a) The Borrower shall not open any bank account or maintain any similar deposit arrangement or maintain any balance in any bank account or in respect of such arrangement other than the Project Accounts, the Distribution Account and the Onshore Accounts except with the prior written consent of the Majority Lenders.

(b) The Borrower shall not permit the aggregate amount of funds on deposit in the Canadian Payroll Accounts, the Operating Account (Can $) and the Operating Account (U.S.$) to exceed the amount permitted to be on deposit therein pursuant to the terms of the Project Account Agreement (Canada) (such amount, the “Canadian Accounts Maximum Balance”).

(c) The Borrower shall not permit the aggregate amount of funds on deposit in the Onshore Accounts (excluding the Petty Cash Account and the Payroll Savings Accounts [amount REDACTED] at any time (provided, that for no more than five (5) Business Days from the Borrower’s receipt of any VAT refund, the balance of the Onshore Accounts may exceed the Onshore Account Maximum Balance by an amount equal to such refund.

(d) The Borrower shall not permit the aggregate amount of funds on deposit in the Petty Cash Account [amount REDACTED].

(e) If either of DSC or SDMC has actual knowledge that the aggregate amount of funds on deposit in either Payroll Savings Account exceeds the amount required to be accumulated in payroll-related savings by Mexican law, within ten (10) Business Days after obtaining such knowledge either DSC or SDMC shall transfer such excess amount to (x) the relevant Payroll Account (only to the extent that when combined with other amounts on deposit in the Operating Account (Pesos) and the Payroll Accounts does not exceed the Onshore Accounts Maximum Balance) or (y) the Revenue Proceeds Account.

20.32 Royalties

The Borrower will not enter into or permit to be subsisting, any agreement relating to the granting of royalties or net profits interests.

20.33 Acquisitions

Except as expressly permitted hereunder, no Baja Obligor will, and Baja will not permit any Group Member to:

(a) purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein), in, or incorporate, any other company or agree to do any of the foregoing; or

(b) purchase or otherwise acquire any assets (other than in the ordinary course of business) or revenues or (without limitation to any of the foregoing) acquire any business or interest therein or form or enter into, any partnership, consortium, joint venture or other like arrangement or agree to do so.

20.34 Risk Management

No Baja Obligor will, and Baja will not permit any Group Member to, incur or otherwise become obligated in respect of, any Risk Management Obligation, or otherwise enter into any Risk Management Agreement, unless such Risk Management Obligation is incurred, or such Risk Management Agreement is entered into, in connection with the Permitted Risk Management Agreements and on a basis which does not contemplate the delivery of margin, security, collateral or any other form of credit support at any time by any Group Member to a counterparty and does not contain any provision giving a counterparty the right to convert, or require the conversion of, any Risk Management Agreement into a Risk Management Agreement which contemplates the delivery of margin payments.

20.35 Subordinated Facility Agreement and Convertible Cost Overrun Facility Agreement

Each of Baja and the Borrower will observe its respective obligations under and will not amend, modify, increase the indebtedness or waive (or permit any amendment, modification, increase in indebtedness or waiver of) (other than any waiver of a technical default) any provision of the Subordinated Facility Agreement or the Convertible Cost Overrun Facility Agreement.

20.36 Development Plan, etc.

Except as expressly contemplated by the terms of this Agreement no Baja Obligor will, and Baja will not permit any Group Member to, change the nature or scope of the Development Plan in any material respect or permit the development of the Boleo Project in a manner other than in accordance with the Development Plan in any material respect.

21. EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 21.1 (Non-payment) to 21.23 (Foreign Exchange) is an Event of Default.

21.1 Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a) its failure is caused by:

(i) administrative or technical error; or

(ii) a Disruption Event; and

(b) payment is made within [time period REDACTED] of its due date.

21.2 Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3 Non-Performance of Certain Covenants

The Borrower (or where applicable, Baja) shall default in the due performance and observance of any of its obligations under:

(a) Clause 3.1 (Purpose), 18.4(a) (Notification of default), 20.1 (Pari Passu), 20.5 (Maintenance of Corporate Existence, etc.), 20.14 (Insurance) or 20.18 (Business Activities; Fiscal Year) to 20.36 (Development Plan, etc.) inclusive;

(b) Clauses 2(c) (Acknowledgements of the Borrower), 3 (Priority) and 4.1 (Covenants of the Borrower) of the KDB Subordination Agreement and Clauses 2(c) (Acknowledgements of the Junior Debtors), 3 (Priority), 7.1 (Covenants of the Junior Debtors), 7.4 (Covenants of the Junior Creditors) and 8 (Turnover) of the Intercompany Subordination Agreement;

(c) Clause 6(b) (Covenants) of the Canadian Project Account Pledge entered into by the Borrower;

(d) Clause 5 (Negative pledge and disposals) of the English Security Agreement;

(e) the Seventh and Eighth Clause of the Mortgage;

(f) the Fifth Clause parts (a), (b) and (e) (Covenants of the Pledgor) of the Pledgor-in-Possession Pledge Agreement;

(g) Section 4.04 (Other Finance Statements or Control) of the New York Security Agreement;

(h) the Sixth Clause parts (2) and (3) (Exercise of Rights) of each Borrower Security Agreement (Shares); and

(i) Clauses 4(a) and (c) (Covenants) of the Baja Security Agreement.

21.4 Non-Performance of Other Obligations

Any Obligor shall default in the due performance or observance of any term, condition, covenant or agreement contained herein or in any other Finance Document executed by it (other than a default referred to in Clause 21.1 (Non-payment), 21.2 (Financial covenants) or 21.3 (Non-Performance of Certain Covenants)), and, if capable of cure or remedy, such default shall continue unremedied for a period of [time period REDACTED].

21.5 Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.6 Cross default

(a) Any Financial Indebtedness of any Group Member and/or any Korean Sponsor and/or KBC is not paid when due nor within any originally applicable grace period.

(b) Any Financial Indebtedness of any Group Member and/or any Korean Sponsor and/or KBC is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c) Any commitment for any Financial Indebtedness of any Group Member and/or any Korean Sponsor and/or KBC is cancelled or suspended by a creditor of any Group Member and/or any Korean Sponsor and/or KBC (as applicable) as a result of an event of default (however described).

(d) Any creditor of any Group Member and/or any Korean Sponsor and/or KBC becomes entitled to declare any Financial Indebtedness of any Group Member and/or any Korean Sponsor and/or KBC (as applicable) due and payable prior to its specified maturity as a result of an event of default (however described).

(e) [default dollar figures and names of parties REDACTED]

21.7 Insolvency

(a) A Group Member and/or a Korean Sponsor and/or KBC is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b) The value of the assets of any Group Member and/or any Korean Sponsor and/or, following the third anniversary of the Economic Completion Date, KBC is assessed to be less than its liabilities from an accounting perspective under GAAP.

(c) A moratorium is declared in respect of any indebtedness of any Group Member and/or any Korean Sponsor and/or KBC.

(d) Baja commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada).

(e) A Korean Sponsor commits an act of insolvency under the Debtor Rehabilitation and Bankruptcy Act and/or the Corporate Restructuring Promotion Act (Republic of Korea).

(f) (i) either Luxembourg Subsidiary has ceased to make payments (cessation de paiements); and

(ii) either Luxembourg Subsidiary has lost its creditworthiness (ébranlement de crédit).

21.8 Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in respect of:

(a) the suspension of payments, concurso mercantil, insolvency, relief, composition of it or its indebtedness, controlled management, bankruptcy, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member and/or any Korean Sponsor and/or KBC (other than a solvent liquidation or reorganization of any Group Member which is not an Obligor) and, provided it can demonstrate that it has filed a motion to set aside such proceedings within twenty (20) days of their commencement, in the case of any proceedings instituted against it (but not instituted by it) the proceedings remains undismissed or unstayed for a period of sixty (60) days;

(b) a composition, stay of proceedings, compromise, assignment or voluntary arrangement with any creditor (or class of creditors) of any Group Member and/or any Korean Sponsor and/or KBC , provided, however, in respect of any of the Korean Sponsors, only if such a composition, stay of proceedings, compromise, assignment or voluntary arrangement with any creditor (or class of creditors) would reasonably be expected to have a material adverse effect on its ability to perform its obligations under an Operative Document to which it is a party;

(c) the appointment of a trustee in bankruptcy, monitor, liquidator, receiver, administrative receiver, commissioner, judge, administrator, compulsory manager or other similar officer in respect of any Group Member or any of its assets and/or KBC or any of its assets and/or any Korean Sponsor or any of its material assets and, provided it can demonstrate that it has filed a motion to set aside such appointment within twenty (20) days of its commencement in the case of any appointment instituted against it (but not instituted by it), the appointment remains undismissed or unstayed for period of sixty (60) days; or

(d) enforcement of any Security over any assets of any Group Member and/or any assets of KBC and/or any assets of any Korean Sponsor if, in relation to Korean Sponsors only, such enforcement would reasonably be expected to have a material adverse effect on its ability to perform its obligations under an Operative Document to which it is a party, or any analogous procedure or step is taken in any jurisdiction.

21.9 Creditors' process; Final judgment

(a) Any action, suit or other legal proceeding (including arbitration proceedings) is commenced against any Group Member and/or KBC and/or any Korean Sponsor that has had or could reasonably be expected to have a Material Adverse Effect.

(b) Any expropriation, attachment, sequestration, distress, execution or similar action affects any asset or assets of a Group Member and/or KBC having (i) an [dollar figure REDACTED] or (ii) in the judgment of the Majority Lenders, a material and adverse effect on the ability of the Group Members to pay their indebtedness under the Finance Documents; and/or any material asset or material assets of a Korean Sponsor, and in either case is not discharged within sixty (60) days.

(c) The entry of a final judgment or order (i) against any Group Member and/or KBC, for the payment of money [dollar figure REDACTED] where such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within the period specified by the relevant court for such satisfaction, vacation, discharge, stay or bonding, or (ii) in the form of an injunction or similar form of relief requiring suspension or abandonment of construction or operation of the Boleo Project on grounds of violation of an Environmental Law or other applicable law unless the execution of which is effectively stayed within sixty (60) days after its entry.

21.10 Ownership of the Borrower, DSC and SDMC, Baja International, Boleo International and KBC

(a) Before the Economic Completion Date:

(i) [terms pertaining to ownership, ownership rights and contributions of parties have been REDACTED].

provided that in no case will any Person other than a Korean Sponsor own equity of KBC; and provided further that in no case will a Korean Sponsor make a transfer or assignment of its ownership interests in KBC to an entity which at the time of such transfer or assignment is prohibited by Ex-Im Bank policies and guidelines or applicable law.

(b) On and for three (3) years after the Economic Completion Date:

(c) [ownership terms have been REDACTED]. On or after the Economic Completion Date:

(i) [ownership terms have been REDACTED];

(d) At all times:

(i) Boleo International ceases to be a wholly-owned direct Subsidiary of Baja International;

(ii) Baja International ceases to be a wholly-owned direct Subsidiary of Baja; and/or

(iii) DSC or SDMC ceases to be a wholly-owned direct Subsidiary of the Borrower (save in relation to the shares owned by John Greenslade as at the date of this Agreement).

21.11 Impairment of Finance Documents

(a) It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or this Agreement or any other Finance Document shall terminate (other than in accordance with its terms) or cease in whole or in any material part to be the legal, valid, binding and enforceable obligation of any Party thereto; or

(b) Any Security securing any Obligation shall, in whole or in part, cease to be perfected Security and if capable of cure or remedy, such default shall continue unremedied for a period of ten (10) days.

21.12 Repudiation

An Obligor repudiates a Finance Document or in the judgment of the Majority Lenders (acting reasonably), evidences an intention to repudiate a Finance Document by any act or declaration.

21.13 Material Adverse Effect

Any event shall occur or condition shall exist which constitutes a Material Adverse Effect and which, if capable of cure or remedy, [timing REDACTED].

21.14 Permitted Risk Management Agreements

Any default shall occur under any Permitted Risk Management Agreement or any Permitted Risk Management Agreement shall terminate (other than in accordance with its terms) or cease in whole or in part to be the legal, valid and binding obligation of any party thereto; provided, however, that (with respect to any such default, termination or cessation arising as a result of any action taken by, or event occurring with respect to, any party to such Permitted Risk Management Agreement other than a Baja Obligor) in the event that the Borrower shall have made arrangements within fifteen (15) Business Days after such default, termination or cessation satisfactory to the Majority Lenders with respect to the replacement of any such Permitted Risk Management Agreement in accordance with Clause 20.9 (Permitted Risk Management Agreements) and on substantially similar economic terms and benefits (or on such other terms or benefits as may be satisfactory to the Majority Lenders) then no Event of Default shall be deemed to have occurred pursuant to this Clause.

21.15 Project Documents and/or Shareholders Agreement not in full force and effect

Any Project Document and/or the Shareholders Agreement shall cease to be in full force and effect, or a Project Contractor or a party to the Shareholders Agreement shall have defaulted in the performance of its obligations thereunder, in any case in a manner which is reasonably likely to have an adverse effect on the performance of any of the material obligations of a Project Contractor under the Project Document to which it is a party and/or any party under the Shareholders Agreement, and such default shall not have been remedied within the time prescribed under the relevant Project Document or the Shareholders Agreement; provided, however, that no Event of Default shall be deemed to have occurred pursuant to this Clause 21.15 in connection with a Project Document if:

(a) [REDACTED clause regarding timing of default event]; and

(b) [REDACTED clause regarding timing of default event].

21.16 Abandonment; Suspension; Mining Rights

(a) Other than (A) as specifically permitted by this Agreement or any other Finance Document or (B) as the Borrower shall have evidenced to the Majority Lenders' reasonable satisfaction (in consultation with the Independent Engineer) is not required in connection with the Boleo Project;

(i) the Borrower shall abandon all or any significant portion of its interest in the Boleo Project or the Project Assets or surrender, cancel or release, or suffer any termination or cancellation of any of its rights, right or interest in the Boleo Project or the Project Assets; or

(ii) there shall be a suspension of construction or operation of the Boleo Project or the purchase of Production for a period of three (3) Months or on the resumption of construction or operation of the Boleo Project or the purchase of Production following any suspension, there shall be a further suspension of construction or operation of the Boleo Project or the purchase of Production during a period of one (1) Month following such resumption.

(b) Any Person other than the Borrower shall acquire Mining Rights in respect of all or any material portion of properties that make up the Boleo Project.

21.17 Expropriation, etc.

(a) Any Governmental Authority or other Person purporting to be, or acting as, any Governmental Authority condemns, nationalizes, seizes or otherwise expropriates any material portion of the property or other assets of any Group Member or of its share capital or other ownership interests, or assumes custody or control of such property or other assets or of the business or operations of any Group Member or implements any regulation or law with respect to the remission of funds offshore, taxation or any other matter or takes any action that, in the judgment of the Majority Lenders, would affect materially and adversely the ability of the Borrower to pay its indebtedness under the Finance Documents; provided that such action shall not be an Event of Default in relation to the property or other assets of a Guarantor unless such action (together with, if applicable, any prior similar action) would prevent any Obligor from carrying on its obligations under the Operative Documents, and such condemnation, nationalization, seizure, expropriation, assumption, action or implementation is not withdrawn, rescinded, reversed, or in the case of any such action with respect to property or assets, the same are not replaced with equivalent property or assets within [number of days REDACTED].

(b) (i) the existence of any material defects in the title to the property covered by the Mining Concessions; and (ii) the existence or filing of any claim in respect of the property covered by the Mining Concessions with the purpose of (y) subjecting such property to the ejido property regime (regimen de propiedad ejidal) and/or (z) seeking a judicial acknowledgement that such property is currently subject to the ejido property regime.

21.18 Failure to Reach Completion Backstop Dates

Any Completion Date shall not have occurred on or prior to the relevant Completion Backstop Date.

21.19 Authorizations

Any Authorization which is, in the reasonable opinion of the Majority Lenders, required for the Boleo Project or otherwise advisable for the conduct of the business of the Borrower or the performance of any material obligations of any Obligor under any Operative Document executed by it (including, for the avoidance of doubt, the Mining Concessions) shall be denied or withdrawn or shall cease to remain in full force and effect or shall otherwise be materially impaired and, if such denial, withdrawal, failure to remain in full force and effect or other material impairment is capable of cure or remedy such denial, withdrawal, failure to remain in full force and effect or other material impairment continues unremedied for a period of twenty (20) days.

21.20 Cease to Carry on Business

Any Obligor ceases, is restrained from or threatens to cease, to carry on its business or a substantial part thereof in the ordinary course (including, in the case of the Borrower, the Boleo Project), and in the case of any restraint caused by a Person other than the relevant Obligor, such Obligor does not recommence its business as aforesaid within thirty (30) days (and, for the avoidance of doubt, the Borrower shall be deemed to have ceased to carry on the Boleo Project in the ordinary course in the event the Borrower suffers a loss of all or substantially all of its assets).

21.21 Project Capital Cost Overruns

(a) Any Project Capital Cost Overrun shall be incurred or shall be projected to be incurred; provided, however, that no Event of Default shall occur under this Clause 21.21 if (x) the Project Capital Cost Overrun is less than the sum of (a) the Available Cost Overrun Commitment, plus (b) any amount of the nature referred to in Clause 20.21(c)(i) (Capital Expenditure) which is then on deposit with the Collateral Agent, plus (c) the Available Further Funding or (y) funds are available within sixty (60) days after the Borrower receives notice or has knowledge of such projected Project Capital Cost Overrun.

(b) Prior to the Economic Completion Date, any letter of credit issued pursuant to the Convertible Cost Overrun Facility Agreement shall cease to be in full force and effect and within fifteen (15) days of such cessation, shall not have been replaced to the Majority Lenders' reasonable satisfaction.

21.22 [Intentionally left blank]

21.23 Foreign Exchange

Any foreign exchange approvals or other authorizations required by Mexico or any Governmental Authority to assure (a) the ability of the Borrower to receive, and the ability of the Borrower and any Obligor to make, any payments in U.S. Dollars under the Operative Documents (b) the availability of U.S. Dollars through the Mexican banking system to enable each of the Borrower and the Obligors to perform all of their respective obligations under the Operative Documents in accordance with their respective terms, or (c) the ability of the Borrower and the Obligators to convert all amounts received in Pesos under the Operative Documents from Pesos to U.S. Dollars as necessary to perform all of their respective obligations under the Operative Documents in accordance with their respective terms, shall fail to have been validly obtained and kept current and in full force and effect; provided, however, that no Event of Default shall occur pursuant to this Clause if within sixty (60) days after the date on which the Borrower received written notice that any such required approval or authorization has expired or otherwise ceased to be in full force and effect, such required approval or authorization shall have been validly renewed or otherwise brought current and into full force and effect.

21.24 Event of Default under Loan Agreement

An event of default under or as otherwise defined in any Loan Agreement shall have occurred and be continuing under any Loan Agreement and shall not have been waived under such Loan Agreement.

21.25 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Administrative Agent shall, if so directed in accordance with the provisions of the Intercreditor Agreement, by notice to the Borrower:

(a) cancel the Total Commitments whereupon they shall immediately be cancelled;

(b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents (excluding any amounts accrued or outstanding under any Permitted Risk Management Agreement to which a Lender is a party which, for the avoidance of doubt, will be subject to the terms and conditions of such Permitted Risk Management Agreement) be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Administrative Agent on the instructions of the Majority Lenders.

21.26 Event of Default after Economic Completion Date

No Event of Default shall have, or shall be deemed to have, occurred in the event that any of the events referred to in Clause 21.6 (Cross Default), 21.7 (Insolvency), 21.8 (Insolvency Proceedings), 21.9 (Creditors' process), 21.13 (Material Adverse Effect), 21.14 (Permitted Risk Management Agreements), 21.15 (Project Documents and/or Shareholders Agreement not in full force and effect) (except to the extent such party is a party to a Project Document or the Shareholders Agreement), 21.16 (Abandonment; Suspension; Mining Rights), or 21.20 (Cease to Carry on Business) shall have occurred with respect to any Korean Sponsor or any Group Member other than the Borrower, Baja International, Boleo International, DSC or SDMC at any time on or after the Economic Completion Date.

22. CHANGES TO THE LENDERS

22.1 Assignments and transfers by the Lenders

Any Lender may, in accordance with the terms and conditions of the relevant Loan Agreement to which such Lender is a party at any time assign or transfer all or any of its rights, benefits and obligations under the Finance Documents; provided, however, that, no such assignment or transfer shall be valid unless, in connection therewith, the relevant assignee or transferee Lender shall have agreed with the Finance Parties that such assignee or transferee Lender shall be under the same obligations to each of them as it would have been had it been a Party hereto and the other relevant Finance Documents (including the Intercreditor Agreement) as a Lender and the Finance Parties shall not otherwise be obligated to recognize such assignee or transferee Lender as having rights against each of them which it would have had had it been such a Party hereto.

Without prejudice to and notwithstanding any of the provisions of this Clause 22.1, any Lender if required or permitted by law may assign or transfer or otherwise grant any encumbrance over all or any portion of its share of the Loans in favor of any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereof), as the same may be modified and supplemented and in effect from time to time, and/or any operating circular issued by such Federal Reserve Bank or in favor of any central bank or supranational bank provided that such transfer shall not affect such Lender's obligations under any Finance Document.

22.2 Security Agreements

Within five (5) Business Days after an assignment or transfer to any new Lender pursuant to this Clause 22 and upon the written request (given through the Administrative Agent) of the relevant new Lender, each Baja Obligor will, at its own cost, enter into such documentation (or procure that such documentation is entered into) as the new Lender shall reasonably request so as to ensure that the liens created by the Security Agreements secure the Obligations of the Borrower to such new Lender.

23. CHANGES TO THE OBLIGORS

23.1 Assignments and transfer by Obligors

Except to the extent otherwise expressly set forth in any Finance Document, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the consent of all the Lenders.

24. ROLE OF THE AGENTS AND THE ARRANGERS

24.1 Appointment of certain Common Agents

(a) Each of the Lenders appoints each of the Administrative Agent, the Insurance Agent and the Technical Agent to act as its agent under and in connection with the Finance Documents.

(b) Each of the Lenders authorizes each of the Administrative Agent, the Insurance Agent and the Technical Agent to exercise the rights, powers, authorities and discretions specifically given to such Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2 Duties of the Agents

(a) Subject to clause (b) below, each Common Agent shall promptly forward to the Administrative Agent (for further delivery to the applicable Party) the original or a copy of any document which is delivered to such Common Agent for that Party by any other Party.

(b) Except where a Finance Document specifically provides otherwise, none of the Common Agents or the Ex-Im Facility Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c) If any Common Agent receives notice from a Party referring to this Agreement, describing a Default or Event of Default and stating that the circumstance described is a Default or Event of Default, it shall promptly notify the other Finance Parties.

(d) If the Administrative Agent obtains actual knowledge of a Default or Event of Default arising under Clause 21.1 (Non-payment) it shall promptly notify the other Finance Parties.

(e) Except as expressly set forth in any Finance Document, each Common Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

24.3 [Intentionally left blank]

24.4 No fiduciary duties

(a) Nothing in this Agreement constitutes any Common Agent or any Arranger as a trustee or fiduciary of any other Person.

(b) Neither any Common Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5 Business with the Group

Each Common Agent and its Affiliates and each Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6 Rights and discretions of the Common Agents

(a) Each Common Agent may rely on:

(i) any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii) any statement made to such Common Agent by a director, authorized signatory or employee of any Person regarding any matters in connection with the Facilities.

(b) Each Common Agent (and the Ex-Im Facility Agent in relation to clause (b)(ii) below only) may assume (unless it has received written notice to the contrary in its capacity as agent for all the Finance Parties) that:

(i) no Default or Event of Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders, Majority Finance Parties or any other group of Finance Parties has not been exercised; and

(iii) any notice or request made by the Borrower (other than a Borrowing Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; provided, however, that such notice or request shall be signed by an Authorized Representative of the Borrower.

(c) Each Common Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d) Each Common Agent may act in respect of the Finance Documents through its personnel and agents. No Common Agent shall be responsible for the negligence or misconduct of any other agent that it selects with due care. The Ex-Im Facility Agent shall not be responsible for the negligence or misconduct of any other agent appointed at the direction of or with the consent of Ex-Im Bank.

(e) Each Common Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f) Each Common Agent shall at any time be entitled to request directions from the Administrative Agent (or, in the case of the Administrative Agent, from the Majority Lenders or to the extent that the directions relate solely to a Loan Agreement, from the Majority EDC Lenders, the Majority KDB Lenders, the Majority Cost Overrun Lenders or the Majority Tranche A Lenders (as applicable)) as to the manner in which it should exercise any right, power, authority or discretion and may refrain from acting until such directions have been received.

(g) Each Common Agent and the Ex-Im Facility Agent may refrain from taking any action under this Agreement or any other Finance Document until, if so requested, it (i) is indemnified to its satisfaction against any and all liability and expense which may be incurred by such Common Agent or by the Ex-Im Facility Agent by reason of taking or continuing to take any such action and (ii) has received such security as it may require for any reasonable cost, loss or liability (together with any associated VAT).

(h) Notwithstanding any other provision of any Finance Document to the contrary, no Common Agent, the Ex-Im Facility Agent or any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7 Majority Lender's instructions

(a) Unless a contrary indication appears in a Finance Document, each Common Agent shall (i) exercise any right, power, authority or discretion vested in it as such Common Agent in accordance with any written instructions given to it by the Administrative Agent (acting on the direction of the Majority Lenders or, to the extent that such instructions relate solely to a Loan Agreement, from the Majority EDC Lenders, the Majority KDB Lenders, the Majority Cost Overrun Lenders or the Majority Tranche A Lenders (as applicable) (or, if so instructed by such Lenders, refrain from exercising any right, power, authority or discretion vested in it as such Common Agent) and (ii) subject to Clause 24.9(a) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Administrative Agent (acting on the direction of such Lenders).

(b) Unless a contrary indication appears in a Finance Document, any written instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c) No Common Agent is authorized to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8 Responsibility for documentation

Neither any Common Agent nor any Arranger:

(a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Common Agent, any Arranger, an Obligor or any other Person given in or in connection with any Finance Document; or

(b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9 Exclusion of liability

(a) Without limiting Clause 24.9(b), no Common Agent will be liable (including for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b) No Party (other than the relevant Common Agent) may take any proceedings against any officer, employee or agent of any Common Agent in respect of any claim it might have against such Common Agent or in respect of any act or omission of any kind by that officer, employee or agent in respect of any Finance Document and any officer, employee or agent of such Common Agent may rely on this Clause.

(c) The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Administrative Agent for that purpose.

(d) Nothing in this Agreement shall oblige any Common Agent or any Arranger to carry out any "know your customer" or other checks in respect of any Person on behalf of any Finance Party and each Finance Party confirms to each Common Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in respect of such checks made by any Common Agent or any Arranger.

24.10 Force Majeure

No Common Agent or the Ex-Im Facility Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any event beyond its reasonable control including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility. Such Common Agent or the Ex-Im Facility Agent shall use commercially reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

24.11 Resignation of the Common Agents

(a) Any Common Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b) Alternatively any Common Agent (except the Intercreditor Agent and the Collateral Agent) may resign by giving sixty (60) days notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (or to the extent the resignation notice is from a Facility Agent (except the Ex-Im Facility Agent), the Majority EDC Lenders, the Majority KDB Lenders, the Majority Tranche A Lenders or the Majority Cost Overrun Lenders (as applicable)) (in each case after consultation with the Borrower) may appoint a relevant successor Agent. If no Default or Event of Default shall have then occurred and be continuing, the Majority Lenders shall consult with the Borrower in relation to the appointment of a relevant successor Collateral Agent.

For the avoidance of doubt the mechanism for the resignation of the Collateral Agent or Intercreditor Agent and the appointment of a successor is provided for in Clause 4.11(b) (Resignation of the Relevant Agents) of the Intercreditor Agreement.

(c) If the relevant Lenders have not appointed a successor Common Agent in accordance with Clause 24.11(b) (or, in relation to the Intercreditor Agent or Collateral Agent, Clause 4.11(b) of the Intercreditor Agreement) within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor relevant Agent. If no successor Agent is appointed pursuant to the preceding sentence within sixty (60) days after the intended effective date of resignation (as stated in the notice of resignation), the Agent shall be entitled to petition, at the expense of the Borrower, a court of competent jurisdiction to appoint a successor.

(d) The retiring Agent shall, at the expense of the Borrower, make available to the relevant successor Agent such documents and records and provide such assistance as the relevant successor Agent may reasonably request for the purposes of performing its functions as the relevant Agent under the Finance Documents.

(e) Any Common Agent's resignation notice shall not be effective until:

(i) the appointment of a successor in accordance with the provisions of this Clause 24.11 (or in the case of Intercreditor Agent or Collateral Agent, Clause 4 of the Intercreditor Agreement); and

(ii) its successor has confirmed its agreement to be bound by the provisions of this Agreement, each of the Finance Documents and all other related agreements to which such Agent is a party in its capacity as such by executing an appropriate deed of accession.

(f) Upon the appointment of a successor, a retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24 with respect to the rights and obligations of such retiring Agent before the appointment of its successor. Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g) The Majority Lenders may require any Common Agent (except the Intercreditor Agent and the Collateral Agent) to resign promptly if such Agent has by its actions or inaction failed to fulfill its duties hereunder or under any Finance Document. Otherwise, if there has been no such failure, the Majority Lenders may by 30 days notice require any Common Agent (except the Intercreditor Agent and the Collateral Agent) to resign in accordance with Clause 24.11(b). In addition, the Majority EDC Lenders may require the EDC Facility Agent to resign promptly if it has by its actions or inaction failed to fulfill its duties under the EDC Loan Agreement, the Majority KDB Lenders may require the KDB Facility Agent to resign promptly if it has by its actions or inaction failed to fulfill its duties under the KDB Loan Agreement, the Majority Tranche A Lenders may require the Tranche A Facility Agent to resign promptly if it has by its actions or inaction failed to fulfill its duties under the Tranche A Loan Agreement and the Majority Cost Overrun Lenders may require the Cost Overrun Facility Agent to resign promptly if it has by its actions or inaction failed to fulfill its duties under the Cost Overrun Loan Agreement. For the avoidance of doubt the mechanism for requiring the resignation of the Collateral Agent or Intercreditor Agent is provided for in Clause 4.11(g) (Resignation of the Relevant Agents) of the Intercreditor Agreement.

24.12 Confidentiality

(a) In acting as agent for the Finance Parties, the Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.

24.13 Relationship with the Finance Parties

(a) The Administrative Agent may treat the Person shown in its records as a Finance Party at the opening of business (in the place of the Administrative Agent's principal office as notified to the Finance Parties from time to time) as the Finance Party acting through its Facility Office entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day unless it has received not less than five (5) Business Days prior notice from that Finance Party to the contrary in accordance with the terms of this Agreement.

(b) Any Finance Party may by notice to the Administrative Agent appoint a Person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Finance Party under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and clause (a)(iii) of Clause 29.5 (Electronic communication) and the Administrative Agent shall be entitled to treat such Person as the Person entitled to receive all such notices, communications, information and documents as though that Person were that Finance Party.

24.14 Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agents and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of the Boleo Project and each member of the Group;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c) whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d) the adequacy, accuracy and/or completeness of any information provided by any Agent, any Party or by any other Person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16 Deduction from amounts payable by the Administrative Agent

If any Party owes an amount to the Administrative Agent under the Finance Documents the Administrative Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Administrative Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17 [Intentionally left blank]

24.18 [Intentionally left blank]

24.19 Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25. CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26. [INTENTIONALLY LEFT BLANK]

27. PAYMENT MECHANICS

27.1 Payments to the Administrative Agent and Facility Agents

(a) The obligation of an Obligor hereunder to make a payment under any Finance Document (excluding a payment under the terms of a Risk Management Agreement) shall not be deemed to be discharged or satisfied except to the extent that such payments result in the effective full discharge of the required amount of the Obligations in the specified currency.

(b) Payments of currency shall be made to such account in the principal financial centre of the country of that currency or such other account in such other country where deposits of such currency are accepted, in either case, with such bank as the Administrative Agent, the relevant Facility Agent or a Lender specifies.

27.2 Distributions by the Administrative Agent and the Facility Agents

Each payment received by the Administrative Agent and the Facility Agents under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback) be made available by the Administrative Agent and the Facility Agents as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement or the relevant Loan Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Administrative Agent or the relevant Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency or in such other country where deposits of such currency are accepted. The proceeds of Loans (other than the Cost Overrun Loans) shall be made available to the Borrower by deposit to the Drawdown Account and the Cost Overrun Loans shall be made available to the Borrower by deposit into the Cost Overrun Account.

27.3 Distributions to an Obligor

The Administrative Agent and the Facility Agents may (with the consent of the relevant Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4 Clawback

(a) Where a sum is to be paid to the Administrative Agent or a Facility Agent under the Finance Documents for another Party, the Administrative Agent or the relevant Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b) If the Administrative Agent or a Facility Agent pays an amount to another Party and it proves to be the case that the Administrative Agent or such Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent or a Facility Agent shall on demand refund the same to the Administrative Agent or the relevant Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent or a Facility Agent, calculated by the Administrative Agent or the relevant Facility Agent to reflect its cost of funds.

27.5 [Intentionally left blank]

27.6 No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7 Business Days

(a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date provided that the due date for any payment which is due under a Loan Agreement shall be determined as provided in such Loan Agreement.

27.8 Payment in currency

(a) Subject to Clauses 27.8(b) and 27.8(c), Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document shall be paid in Dollars.

(b) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c) Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

28. SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies or commodities, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29. NOTICES

29.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2 Addresses

The address, fax number and e:mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Borrower, DSC, SDMC, Baja, Baja International or Boleo International, that identified with its name below;

(b) in the case of each Original Lender, that identified with its name below;

(c) in the case of each other Lender, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a Party; and

(d) in the case of any Agent or Facility Agent that identified with its name below,

or any substitute address or fax number or e:mail address or department or officer as the Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five (5) Business Days' notice.

29.3 Delivery

(a) Any communication or document made or delivered by one Person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of commercial courier, on the date and at the time of signature of the courier's delivery receipt;

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to any Agent will be effective only when actually received by such Agent.

(c) Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Baja Obligors,

Provided that to the extent any Loan Agreement provides for delivery of any such communication or document by a different manner, such delivery will be effective for the purposes of such Loan Agreement if delivered as specified therein.

29.4 Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Administrative Agent shall notify the other Parties.

29.5 Electronic communication

(a) Any communication to be made between any Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means unless a contrary indication appears in any Loan Agreement and, if the relevant Parties:

(i) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii) notify each other of any change to their address or any other such information supplied by them.

(b) Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by any Party to another only if it is addressed in such a manner as the relevant Party shall specify for this purpose.

(c) The Parties hereby acknowledge that the Administrative Agent will make certain communications to the Lenders by posting documents and information on the Platform and each Lender agrees that such posting of documents and information on the Platform is an accepted form of electronic communication.

(d) The Administrative Agent agrees that any notice of default, waiver and/or amendment requests shall be delivered to Ex-Im Bank in accordance with Clause 29.3 (Delivery) in addition to any electronic means.

29.6 English language

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii) if not in English then accompanied by a certified English translation (unless agreed otherwise by the Majority Lenders) and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30. CALCULATIONS AND CERTIFICATES 30.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2 Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of demonstrated error, conclusive evidence of the matters to which it relates.

31. PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32. REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33. AMENDMENTS AND WAIVERS

33.1 Required consents

Subject to Clause 10 (Amendments) of the Intercreditor Agreement any term of this Agreement may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(a) [Intentionally left blank.]

34. COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35. GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A., INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

36. DISPUTE RESOLUTION

36.1 Submission to Jurisdiction; Service of Process; Venue

(a) Each of the Parties hereby irrevocably submits to the jurisdiction of any court of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, or of any court in its respective domicile (to the extent such court has subject matter jurisdiction) in any action or proceeding arising out of or relating to this Agreement. By the execution and delivery of this Agreement, each of the Parties hereby irrevocably submits to the jurisdiction of any such court and hereby irrevocably waives the benefit of any other jurisdiction available to the Parties under applicable law; provided, that, the submission by the Finance Parties to jurisdiction pursuant to this Clause 36.1 does not constitute any waiver of the immunities of any Finance Party under its Articles of Agreement (or comparable constitutive document) or any other immunity to which any Finance Party may be entitled under any applicable law.

(b) Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts of the United States of America located in the Southern District of New York or of the courts of the State of New York located in the Borough of Manhattan, and hereby further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. Each Baja Obligor further covenants and agrees that, until one (1) year following the effective full discharge of all Obligations, it shall (A) maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for purposes of any legal action or proceeding brought by any Finance Party in respect of this Agreement and shall keep the Majority Lenders advised of the identity and location of such agent and (B) grant an irrevocable power of attorney in favor of such agent for service of process in form and substance acceptable to the Majority Lenders, which power of attorney shall be duly notarized in accordance with, and shall otherwise comply with, the applicable laws of Mexico.

36.2 Waiver of Jury Trial

FOR THE PURPOSES OF THIS AGREEMENT AND EACH OTHER FINANCE DOCUMENT TO WHICH IT IS A PARTY, EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, WITH ANY OTHER FINANCE DOCUMENT, WITH ANY COURSE OF CONDUCT, WITH ANY COURSE OF DEALING, WITH ANY STATEMENTS (WHETHER VERBAL OR WRITTEN), OR WITH ANY ACTIONS OR OMISSIONS OF ANY PARTY HERETO OR OF ANY OTHER PERSON RELATING TO THIS AGREEMENT OR TO ANY OTHER FINANCE DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND LENDERS TO ENTER INTO THIS AGREEMENT.

36.3 Waiver of Immunity

Each Baja Obligor hereby irrevocably agrees that, to the extent that such Baja Obligor or any of its assets has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any other liability or obligation of such Baja Obligor related to or arising from the transactions contemplated by any of the Finance Documents including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Baja Obligor hereby expressly and irrevocably waives any such immunity and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.

36.4 Waiver of Security Requirements

To the extent any Baja Obligor may, in any action or proceeding arising out of or relating to any of the Finance Documents brought in any jurisdiction, be entitled under applicable law to require or claim that any Agent or Lender post security for costs or take similar action, such Baja Obligor hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date appearing on the first page of this Agreement.

THE BORROWER

MINERA Y METALURGICA DEL BOLEO, S.A. DE C.V.

By:_________________________________

Name: John William Greenslade

Title: Authorized Representative

By _________________________________

Name: Lars Rowland Wallenius

Title: Authorized Representative

Address for Notices:

Minera y Metalurgica del Boleo, S.A. de C.V.
Sinaloa #106
Despacho 301
Colonia Roma
Delegación Cuauhtémoc
México Distrito Federal 06700

Facsimile No: +52 555 208 4999

Attention: Tawn Albinson

Email: tawn.albinson@mmboleo.com

With a copy to

Baja Mining Corporation
Suite 500
200 Burrard Street
Vancouver
British Columbia
Canada
V6C 3L6

Facsimile No: + 1 604 629 5228

Email:
Rowland.Wallenius@bajamining.com

THE BAJA GUARANTORS

BAJA MINING CORPORATION

By:_________________________________

Name: John William Greenslade

Title: Authorized Representative

By _________________________________

Name: Lars Rowland Wallenius

Title: Authorized Representative

Address for Notices:

Baja Mining Corporation
Suite 500
200 Burrard Street
Vancouver
British Columbia
Canada
V6C 3L6

Facsimile No: + 1 604 629 5228

Attention: Rowland Wallenius

Email:
rowland.wallenius@bajamining.com

BAJA INTERNATIONAL S.ÀR.L

By:_________________________________

Name: Mr. L. Rowland Wallenius

Title: Category A Manager

Place:_______________________________

By _________________________________

Name: Mr. Charles Meyer

Title: Category B Manager

Place:____________________ Luxembourg

By _________________________________

Name: Mrs Charlotte Lahaije-Hultman

Title: Category B Manager

Place: Luxembourg

Address for Notices:

121, Avenue de la FaWencerie
L-1511
Luxembourg

Facsimile No: (+352) 266 365 350
Attention: Board of Managers
Email: Charles.Meyer@pandomus.Lu

BOLEO INTERNATIONAL S.ÀR.L

By:_________________________________

Name: Mr. L. Rowland Wallenius

Title: Category A Manager

Place: ______________________________

By _________________________________

Name: Mr. Charles Meyer

Title: Category B Manager

Place: Luxembourg

By _________________________________

Name: Mrs Charlotte Lahaije-Hultman

Title: Category B Manager

Place: Luxembourg

Address for Notices:

121, Avenue de la FaWencerie
L-1511
Luxembourg

Facsimile No: (+352) 266 365 350

Attention: Board of Managers

Email: Charles.Meyer@pandomus.Lu

DESARROLLOS Y SERVICIOS COSTEROS, S.A. DE C.V.

By:_________________________________

Name:

Title: ______________________________

By _________________________________

Name: ______________________________

Title: _______________________________

Address for Notices:

Minera y Metalurgica del Boleo, S.A. de C.V.
Sinaloa #106
Despacho 301
Colonia Roma
Delegación Cuauhtémoc
México Distrito Federal 06700

Facsimile No: +52 555 208 4999

Attention: Mike Shaw

Email: mike.shaw@mmboleo.com

SERVICIOS Y DESARROLLOS MESETA CENTRAL, S.A. DE C.V.

By:_________________________________

Name:

Title:

By _________________________________

Name: ______________________________

Title: _______________________________

Address for Notices:

Minera y Metalurgica del Boleo, S.A. de C.V.
Sinaloa #106
Despacho 301
Colonia Roma
Delegación Cuauhtémoc
México Distrito Federal 06700

Facsimile No: +52 555 208 4999

Attention: Mike Shaw

Email: mike.shaw@mmboleo.com

The Arrangers:

EXPORT DEVELOPMENT CANADA

By: _________________________

Name: Simon Lee

Title: Project Finance Manager

By: _________________________

Name: Doug Macaulay

Title: Director, Project Finance

Address	for	151 O'Connor Street
Notices:		Ottawa, ON
Canada
K14 1K3

Facsimile No.:		+613 598 3186

Attention:		Matthew Devine

Email:		mdevine@edc.ca

THE KOREA DEVELOPMENT BANK

By: _________________________

Name: Jinsoo Kim

Title: Head of Global Project Finance Team

Address	for	Project Finance Center
Notices:		The Korea Development Bank
16-3 Yeouido-dong,
Yeongdeungpo-gu
Seoul
150-973 Korea

Facsimile No.:		+82 2 787 7291

Attention:		Yanghee Kim

Email:		yanghk@kdb.co.kr

BARCLAYS CAPITAL

By: ______________________________________

Name:

Title:

Address for Notices:

Barclays Bank Plc
5 The North Colonnade
Canary Wharf
London
E14 4BB

Facsimile: +44 207 773 1840

Telephone: +44 207 773 1760

STANDARD BANK PLC

By: _____________________________________

Name: Aurélie Tan

Title: Manager

By: ______________________________________

Name: Paul Stevens

Title: Senior Vice President

Address for Notices:

20 Gresham Street
London EC2V 7JE

Facsimile No.: +44 (0) 203 189 8074

 Attention: Aurélie Tan

Email: aurelie.tan@standardbank.com

STANDARD CHARTERED BANK

By: _____________________________________

Name: Russell Amor

Title: Director, Project and Export Finance

Address for Notices:

Standard Chartered Bank
Project & Export Finance
1 Basinghall Avenue
London
EC2V 5DD

Facsimile: +44 207 885 0792

Telephone: +44 207 885 6792

Email: russell.amor@SC.com

UNICREDIT BANK AG

By: _______________________________________

Name: Frank Biburger

Title:

By: ________________________________________

Name: Birgit Leischner

Title:

Address for Notices:

Corporate & Investment Banking
UniCredit Bank AG
Arabellastrasse 14
D-81925 Munich

Facsimile: + 49 89 378 33 23661
Email: birgit.leischner@unicreditgroup.de

WESTLB AG, NEW YORK BRANCH

By: ___________________________________

Name: Mark Rice

Title: Executive Director

By: ____________________________________

Name: David Geraghty

Title: Manager

Address for Notices:

7 World Trade Center
250 Greenwich Street
New York, N.Y. 10007

Name: Esmeralda Irizarry, Middle Office, Commercial Loan Services

Telephone: +1 212 852 5965

Fax: +1 212 597-1105

Email: NYC_Agency_Services@WestLB.com

Name: Mark Rice

Telephone: +1 212 597 1467

Fax: +1 212 403-3973 Email: mark_rice@westlb.com

Name: David Geraghty

Telephone: +1 212 852-5924

Fax: +1 212 403-3973

Email: David_Geraghty@westlb.com

EX-IM Bank

EXPORT-IMPORT BANK OF THE UNITED STATES

By: _________________________

Name: Barbara A. O'Boyle

Title: Vice President – Structured Finance

Address	for	Export-Import Bank of the United States
Notices:		811 Vermont Avenue,
N.W.
Washington D.C. 20571

Facsimile No.:		(1-202) 565 3294 (Project and Corporate Portfolio Management)

(1-202) 565 3380 (Bank-wide)

Attention:		Managing Director – Project and Corporate Portfolio Management

Email:		amd.credit@exim.gov

The EDC Lender

EXPORT DEVELOPMENT CANADA

By: _________________________

Name: Doug Macaulay

Title: Director, Project Finance

By: _________________________

Name: Simon Lee

Title: Project Finance Manager

Address	for	151 O'Connor Street
Notices:		Ottawa, ON
Canada
K14 1K3

Facsimile No.:		+613 598 3186

Attention:		Matthew Devine

e:mail:		mdevine@edc.ca

The Tranche A Lenders:

BARCLAYS BANK PLC

By: ______________________________________

Name:

Title:

Address for Notices:

Barclays Bank Plc
5 The North Colonnade
Canary Wharf
London
E14 4BB

Facsimile: +44 207 773 1840

Telephone: +44 207 773 1760

STANDARD BANK PLC

By: _____________________________________

Name: Aurélie Tan

Title: Manager

By: ______________________________________

Name: Paul Stevens

Title: Senior Vice President

Address for Notices:

20 Gresham Street
London
EC2V 7JE

Facsimile No.: +44 (0) 203 189 8074

Attention: Aurélie Tan

Email: aurelie.tan@standardbank.com

STANDARD CHARTERED BANK

By: _____________________________________

Name: Russell Amor

Title: Director, Project and Export Finance

Address for Notices:

Standard Chartered Bank
Project & Export Finance
1 Basinghall Avenue
London
EC2V 5DD

Facsimile: +44 207 885 0792

Attention: Russell Amor

Telephone: +44 207 885 6792

Email: russell.amor@SC.com

UNICREDIT BANK AG

By: _______________________________________

Name: Frank Biburger

Title:

By: ________________________________________

Name: Birgit Leischner

Title:

Address for Notices:

Corporate & Investment Banking
UniCredit Bank AG
Arabellastrasse 14
D-81925 Munich

Facsimile: + 49 89 378 33 23661
Email: birgit.leischner@unicreditgroup.de

WESTLB AG, NEW YORK BRANCH

By: ___________________________________

Name: Mark Rice

Title: Executive Director

By: ____________________________________

Name: David Geraghty

Title: Manager

Address for Notices:

7 World Trade Center
250 Greenwich Street
New York, N.Y. 10007

Name: Esmeralda Irizarry, Middle Office, Commercial Loan Services

Telephone: +1 212 852 5965

Fax: +1 212 597-1105

Email: NYC_Agency_Services@WestLB.com

Name: Mark Rice

Telephone: +1 212 597 1467

Fax: +1 212 403-3973

Email: mark_rice@westlb.com

Name: David Geraghty

Telephone: +1 212 852-5924

Fax: +1 212 403-3973

Email: David_Geraghty@westlb.com

The KDB Lenders:

THE KOREA DEVELOPMENT BANK

By: _________________________________

Name: Jinsoo Kim

Title: Head of Global Project Finance Team

Address for Notices:

Project Finance Center
The Korea Development Bank
16-3 Yeouido-dong,
Yeongdeungpo-gu
Seoul
150-973 Korea

Facsimile No.: +82 2 787 7291

Attention: Yanghee Kim

Email: yanghk@kdb.co.kr

KOREA FINANCE CORPORATION

By: _____________________________________

Name:

Title:

Address for Notices:

Investment Finance Department
Korea Finance Corporation
16 Yeouido-dong
Yeongdeungpo-gu
Seoul 150 873
Korea

Facsimile: +828 6922 6662

Attention: Mr Youngkyu Lee

Email: young@kofc.or.kr

The Cost Overrun Lenders:

BARCLAYS BANK PLC

By: ______________________________________

Name:

Title:

Address for Notices:

Barclays Bank Plc
5 The North Colonnade
Canary Wharf
London
E14 4BB

Facsimile: +44 207 773 1840

Telephone: +44 207 773 1760

STANDARD BANK PLC

By: _____________________________________

Name: Aurélie Tan

Title: Manager

By: ______________________________________

Name: Paul Stevens

Title: Senior Vice President

Address for Notices:

20 Gresham Street
London EC2V 7JE

Facsimile No.: +44 (0) 203 189 8074

Attention: Aurélie Tan

Email: aurelie.tan@standardbank.com

STANDARD CHARTERED BANK

By: _____________________________________

Name: Russell Amor

Title: Director, Project and Export Finance

Address for Notices:

Standard Chartered Bank
Project & Export Finance
1 Basinghall Avenue
London
EC2V 5DD

Facsimile: +44 207 885 0792

Telephone: +44 207 885 6792

Email: russell.amor@SC.com

UNICREDIT BANK AG

By: _______________________________________

Name: Frank Biburger

Title:

By: ________________________________________

Name: Birgit Leischner

Title:

Address for Notices:

Corporate & Investment Banking
UniCredit Bank AG
Arabellastrasse 14
D-81925 Munich

Facsimile: + 49 89 378 33 23661
Email: birgit.leischner@unicreditgroup.de

WESTLB AG, NEW YORK BRANCH

By: ___________________________________

Name: Mark Rice

Title: Executive Director

By: ____________________________________

Name: David Geraghty

Title: Manager

Address for Notices:

7 World Trade Center
250 Greenwich Street
New York, N.Y. 10007

Name: Esmeralda Irizarry, Middle Office, Commercial Loan Services

Telephone: +1 212 852 5965

Fax: +1 212 597-1105

Email: NYC_Agency_Services@WestLB.com

Name: Mark Rice

Telephone: +1 212 597 1467

Fax: +1 212 403-3973

Email: mark_rice@westlb.com

Name: David Geraghty

Telephone: +1 212 852-5924

Fax: +1 212 403-3973

Email: David_Geraghty@westlb.com

The Tranche A Facility Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		(1-646) 961-3317

Telephone:		(1-212) 250-7336

Attention:		Project Finance Administrative Agent Services – Boleo Project

e:mail:
Thalia.Delahayes@db.com

The KDB Facility Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		(1-646) 961 3317

Telephone:		(1-212) 250 7336

Attention:		Project Finance Administrative Agent Services – Boleo Project

Email:		Thalia.Delahayes@db.com

The EDC Facility Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		(1-646) 961 3317

Telephone:		(1-212) 250 7336

Attention:		Project Finance Administrative Agent Services – Boleo Project

Email:		Thalia.Delahayes@db.com

The Ex-Im Facility Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		(1-646) 961 3317

Telephone:		(1-212) 250 7336

Attention:		Project Finance Administrative Agent Services – Boleo Project

e:mail:
Thalia.Delahayes@db.com

The Cost Overrun Facility Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		(1-646) 961 3317

Telephone:		(1-212) 250 7336

Attention:		Project Finance Administrative Agent Services – Boleo Project

e:mail:
Thalia.Delahayes@db.com

The Intercreditor Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		(1-646) 961 3317

Telephone:		(1-212) 250 7336

Attention:		Project Finance Administrative Agent Services – Boleo Project

e:mail:
Thalia.Delahayes@db.com

The Insurance Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		(1-646) 961 3317

Telephone:		(1-212) 250 7336

Attention:		Project Finance Administrative Agent Services – Boleo Project

e:mail:
Thalia.Delahayes@db.com

The Technical Agent

EXPORT DEVELOPMENT CANADA

By: _________________________

Name: Simon Lee

Title: Project Finance Manager

By: _________________________

Name: Doug Macaulay

Title: Director, Project Finance

Address	for	151 O'Connor Street
Notices:		Ottawa, ON
Canada
K14 1K3

Facsimile No.:		+613 598 3098

Attention:		Tin Lwin

e:mail:		tlwin@edc.com

The Collateral Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		+1 732 578 4636

Telephone:		(1-201) 593-2966

Attention:		Project Finance - Boleo Project

e:mail:		Estelle.Lawrence@db.com

Elizabeth.Baldyga@db.com

The Administrative Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Address	for	Deutsche Bank Trust Company Americas
Notices:		Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:		+1 646 961 3317

Telephone:		(1-212) 250 7336

Attention:		Project Finance Administrative Agent Services – Boleo Project

e:mail:
Thalia.Delahayes@db.com

SCHEDULE 1
THE ORIGINAL PARTIES

Part 1
The Baja Obligors

Name of Borrower	Registration number (or equivalent, if any)
Minera y Metalurgica del Boleo, S.A. de C.V.	Public Register of Commerce: No. 90, Vol 63, Secc. Comercio La Paz, B.C.S. and Folio Mercantil 288404 D.F.

Name of Baja Guarantors	Registration number (or equivalent, if any)
Baja Mining Corp.	[REDACTED]
Baja International S.ÀR.L.	[REDACTED]
Boleo International S.ÀR.L.	[REDACTED]

Part 2
The Original Lenders

Name of	Tranche A	KDB	EDC	Ex-Im Bank	Cost Overrun
Original	Commitment	Commitment	Commitment	Commitment	Commitment
Lender
BarclaysBank	U.S.$13,750,000	-	-	-	-
PLC
Standard	U.S.$8,750,000	-	-	-	-
Bank Plc
Standard	U.S.$13,750,000	-	-	-
Chartered
Bank
Unicredit	U.S.$5,000,000	-	-	-
Bank AG
WestLB AG,	U.S.$8,750,000	-	-	-
New York
Branch
The Korea	-	US$50,000,000	-	-	-
Development
Bank
Korea	-	US$40,000,000	-	-	-
Finance
Corporation
Export	-	-	US$150,000,000	-	-
Development
Canada
Export-	-	-	-	US$419,612,000	-
Import Bank

of the United
States
Barclays	-	-	-	-	US$13,750,000
Bank PLC
Standard	-	-	-	-	US$8,750,000
Bank Plc
Standard	-	-	-	-	US$13,750,000
Chartered
Bank
Unicredit	-	-	-	-	US$5,000,000
Bank AG
WestLB AG,					US$8,750,000
New York
Branch

SCHEDULE 2
CONDITIONS PRECEDENT

Part 1A
Conditions precedent to the Initial CP Satisfaction Date

1. Resolutions, etc

A certificate of the secretary or similar officer of each Obligor dated as of the Initial CP Satisfaction Date as to:

(a) resolutions of its board of directors or managers, as applicable, or similar body then in full force and effect (and, in the case of the Borrower, of its shareholders) authorizing the execution, entering into delivery and performance of this Agreement and each other Finance Document or other document to be executed by it in connection with the transactions contemplated hereby and thereby and authorizing specified Persons to sign such documents and any related notices and other documents under this Agreement and approving the Development Plan;

(b) the incumbency and signatures of those of its authorized officers with respect to this Agreement and each other Finance Document or other document executed or to be executed by it; and

(c) its Organic Documents as then in effect together with delivery of evidence that the Borrower is duly organized and validly existing under the laws of Mexico and has the full power, authority and legal right to own its property and carry on its business as now conducted.

2. Security Agreements

(a) Counterparts of each Security Agreement duly executed by all parties thereto;

(b) evidence that all third party estoppels, filings, stampings, registrations, recordings, notifications and other actions (or documents to effect such actions) in all relevant jurisdictions necessary or, in the opinion of legal advisers to each Finance Party, advisable or desirable, in order to create in favor of the Finance Parties valid and perfected first-priority Security over all of the collateral purported to be covered by each Security Agreement have been made or, as the case may be, taken and are in full force and effect and that all necessary fees have been paid;

(c) (i) original share certificates (or a certified copy of the shareholders' register, in the case of Baja International and Boleo International) representing all of the issued and paid-in share capital of the Borrower, Baja International, Boleo International, KBC, DSC and SDMC; and

(ii) the shares described in clause (c)(i), must be endorsed in favor of the Collateral Agent and the corresponding pledge must be registered in the Stock Registry Book (or equivalent) of each of the Borrower, Baja International, Boleo International, KBC, DSC and SDMC or as the Majority Lenders shall otherwise reasonably require;

(d) except to the extent effectively contained in any Direct Agreement, copies of each Counterparty Notice (as defined in and required by the relevant Security Agreement), duly executed by the relevant Obligor and by any other Person required to execute such Counterparty Notice;

(e) copies of any documentation evidencing any Approved Subordinated Indebtedness outstanding to any Group Member and/or KBC; and

(f) evidence that Maia Iljin Resources Investment Co. Ltd. has transferred its 6T% shareholding inKBC to Iljin.

3. Finance Documents

A counterpart of each other Finance Document not otherwise specifically referred to in this Part 1 (including the Guarantee Agreements, the Cost Overrun Loan Agreement and the other Loan Agreements) duly executed by each Obligor and Sponsor party thereto.

4. Project Documents; Authorizations

The following conditions shall have been met:

(a) all Project Documents executed on or prior to the Initial CP Satisfaction Date (including the Offtake Contracts to which Louis Dreyfus Commodities Metals Suisse S.A. is a party, the EPCM Contract, the SX/IX/EW Contract, the Sulphur Supply Agreement, the Service Contracts, the Acid Plant Contract, the Milling, Grinding and Crushing Equipment Agreement and the Management Services Contract) and the Shareholders Agreement shall be satisfactory in form and substance to the Finance Parties, shall be in full force and effect, and copies thereof (certified as being true and correct copies of the originals thereof by the Borrower) shall have been delivered to the Administrative Agent;

(b) the Administrative Agent shall have received a direct agreement evidencing, amongst other things the rights of the Collateral Agent to assume upon the occurrence of an Event of Default that is continuing or an event of default (as defined) in each such document the rights and obligations of the Borrower under the Offtake Contracts to which Louis Dreyfus Commodities Metals Suisse S.A. is a party, the EPCM Contract, the SX/IX/EW Contract, the Acid Plant Contract and the Milling, Grinding and Crushing Equipment Agreement; and

(c) the Administrative Agent shall have received a certificate of an Authorized Representative of the Borrower, to the effect that:

(i) all Authorizations of the nature referred to in Clause 20.4 (Authorizations) have been obtained, all such Authorizations are listed in Item 4 ("Authorizations") of the Disclosure Schedule and each such Authorization is in full force and effect as at the date listed in Item 4 ("Authorizations") of the Disclosure Schedule; and

(ii) a true, correct and complete copy of each such Authorization is attached to such certificate in C-D Rom form.

Without limiting the generality of the foregoing the Administrative Agent shall have received an officer's certificate of Baja certifying that each Group Member is not and an officer's certificate of the Korean Sponsors certifying that KBC is not in default in connection with the payment of taxes, social security and similar payments required or scheduled to be paid by such Group Member or KBC, as applicable, under applicable law.

(d) evidence that Boleo International and Baja International have acceded to the Shareholders Agreement.

5. Surface and mining rights

Documentation evidencing the acquisition by the Borrower of surface and mining rights at the Boleo Project which are, in the reasonable opinion of the Technical Agent, sufficient for the Boleo Project to be capable of being developed in accordance with Clause 20.8 (Boleo Project Completion and Management; Use of Proceeds).

6. Permitted Risk Management Agreements

Evidence of the implementation by the Borrower of Permitted Risk Management Agreements which are required by Clause 20.9 (Permitted Risk Management Agreements) to be in effect on the Initial CP Satisfaction Date.

7. Insurance

The terms of and policies of insurance required to be maintained pursuant to Clause 20.14 (Insurance) (including as to amount, risks covered and deductibles) shall be reasonably satisfactory to the Majority Lenders. The Administrative Agent (on behalf of the Lenders) and the Insurance Agent shall have received a schedule (the "Insurance Summary") detailing all policies of insurance maintained during the construction and operating phases in connection with the Boleo Project as at the initial Borrowing Date in respect of the main construction works and the coverage effected thereby. In addition, the Administrative Agent and the Insurance Agent shall have received copies of all policies and binders or brokers' letters of undertaking regarding such policies. The Administrative Agent and the Insurance Agent shall also have received:

(a) a report from the Insurance Consultant regarding the adequacy of insurance cover with respect to the Boleo Project;

(b) endorsements to all insurance policies maintained in connection with the Boleo Project signed by the issuers of such policies and acknowledging the interests of the Finance Parties in such policies as referred to in Clause 20.14(e)(i) (Insurance);

(c) evidence reasonably satisfactory to the Insurance Agent (in consultation with the Insurance Consultant) that all premiums (or deposits in connection therewith) required to be paid in order to ensure that the policies referred to in this Clause are in full force and effect, have been paid and that all such policies are in full force and effect;

(d) counterparts of the Insurance Consultant's Certificate duly executed by the Insurance Consultant; and

(e) evidence that the Collateral Agent has effective Security over the policies of insurance required to be maintained pursuant to Clause 20.14 (Insurance).

8. Project Accounts

(a) Evidence that the Project Accounts have been established; and

(b) counterparts of each Project Account Agreement duly executed by each party thereto.

9. Process Agent Acceptance

(a) A duly executed counterpart of the acceptance by each agent as shall be appointed for service of process under each Finance Document by each Obligor and each other counterparty to such Finance Document (other than a Finance Party).

(b) An original power of attorney in respect of lawsuits and collections in favor of the process agent from the Borrower, KBC, DSC and SDMC, duly executed and formalized before a Notary Public.

10. Opinions of Legal Advisers

Opinions dated as of the Initial CP Satisfaction Date from:

(a) Kunz Abogados, S.C., legal advisers in Mexico to the Obligors, substantially in the Agreed Form;

(b) Rodriguez del Bosque Abogados S.C., legal advisers in Mexico to KBC, substantially in the Agreed Form;

(c) Stikeman Elliott LLP, legal advisers in Canada to the Obligors, substantially in the Agreed Form;

(d) Jáuregui, Navarrete y Nader, S.C., legal advisers in Mexico to the Finance Parties, substantially in the Agreed Form;

(e) Allen & Overy LLP legal advisers in New York to the Obligors, substantially in the Agreed Form;

(f) Lee & Ko, legal advisers in Korea to the Korean Sponsors, substantially in the Agreed Form;

(g) Allen & Overy Luxembourg, legal advisers in Luxembourg to the Obligors, substantially in the Agreed Form;

(h) Arendt & Medernach, legal advisers in Luxembourg to the Finance Parties, substantially in the Agreed Form;

(i) Mayer Brown International LLP, legal advisers in England to the Finance Parties, substantially in the Agreed Form; and

(j) the internal legal adviser to each Project Contractor in respect of which a direct agreement is provided in accordance with paragraph 4(b) above, substantially in the Agreed Form.

Each Baja Obligor hereby instructs its legal advisers referred to in paragraphs 10(a), 10(c), 10(e) and 10(g) to deliver the opinion referred to in such paragraph to the Finance Parties.

11. Development Plan; Environmental Impact Study; Technical Review

(a) The initial Cash Flow Schedule and Mine Closure Funding Schedule, each initialed for purposes of identification by each of the Borrower and the Technical Agent together with a copy of the remainder of the Development Plan in each case as then in effect and satisfactory to the Technical Agent and in the case of the Boleo Project Environmental Impact Study certified by the Borrower as being a true, complete and accurate copy of the originals of each document referred to in the definition of such term and in the case of the Technical Review certified as a true and correct version thereof by the Independent Engineer;

(b) The Technical Agent shall have received the Tailings Design Report relating to the Tailings Storage Facility in form and substance reasonably satisfactory to the Technical Agent (after consultation with the Independent Engineer) and the Independent Tailings Review Board shall have participated in the review of the procedures and engineering for the construction and start-up operations of the Tailings Storage Facility;

(c) Evidence of the appointment of an Independent Tailings Review Board;

(d) The Technical Agent shall have received a copy of the Reclamation and Closure Sinking Fund, Mine Site Closure Plan in form and substance reasonably satisfactory to the Technical Agent (after consultation with the Independent Engineer).

12. Independent Engineer's Certificate

A counterpart of the Independent Engineer's Certificate duly executed by the Independent Engineer including (but not limited to) to the effect that the proposed development, construction, operation and closure and reclamation of the Boleo Project in accordance with the Development Plan will comply with the Equator Principles and the Agreed Environmental and Social Requirements.

13. Fees, Expenses, etc

Each Finance Party shall have received (including, to the extent necessary, from the proceeds of the initial Loans) for its own account, or for the account of the other relevant Finance Parties, as the case may be, all fees due and payable on or prior to the Initial CP Satisfaction Date and all fees and expenses payable pursuant to Clause 16 (Costs and Expenses) and Clause 11 (Fees) of each of the EDC Loan Agreement, KDB Loan Agreement and Tranche A Loan Agreement and Section 7 (Fees and Expenses) of the Ex-Im Loan Agreement, or any similar provisions contained in any Loan Agreement, to the extent then invoiced.

14. Review

A report and review of the Cash Flow Model from PricewaterhouseCoopers in form and substance acceptable to the Technical Agent illustrating that based on the assumptions and cash flows set out in the Cash Flow Model, the Cash Flow Model demonstrates compliance with the ratios referred to in paragraph 15 below at all times up until and including the Final Scheduled Maturity Date and confirming that:

(a) the tax and other assumptions contained or implicit in the Cash Flow Model are reasonable, accurate and appropriate;

(b) the description of the taxes required to be paid in connection with the development of the Boleo Project and set forth in Item 2 ("Taxes") of the Disclosure Schedule is true, accurate and complete in all material respects; and

(c) the Cash Flow Model is in all respects consistent with the provisions of this Agreement (including Clause 19 (Financial covenants)).

15. Compliance Certificate

A Compliance Certificate, as projected to be calculated on the initial Borrowing Date and indicating that:

(a) the Loan Life Ratio (as projected to be calculated on the initial Borrowing Date with respect to each of the relevant Calculation Dates referred to in the definition of such term) is scheduled to be [figure REDACTED];

(b) the Project Life Ratio (as projected to be calculated on the initial Borrowing Date with respect to each of the relevant Calculation Dates referred to in the definition of such term) is scheduled to be [figure REDACTED];

(c) the Debt Service Coverage Ratio (Prospective) (as projected to be calculated on the initial Borrowing Date with respect to each six (6) month period commencing on each of the relevant Calculation Dates referred to in the definition of such term) is scheduled to be [figure REDACTED];

(d) [ percentage and terms REDACTED]; and

(e) Baja's Consolidated Tangible Net Worth as projected to be calculated as at the initial Borrowing Date is [figure REDACTED].

16. Baja Equity Contribution

Evidence that the relevant proportion of the Equity Contribution due from Baja in accordance with the Cash Flow Model has been (i) contributed to the Borrower and expended on Project Costs (as evidenced by a certificate from the chief financial officer of the Borrower) or (ii) deposited in the Baja Equity Deposit Account.

17. Further Cost Overrun Funding

(a) Evidence that funds are irrevocably and unconditionally available by a letter of credit or letters of credit in an amount of not less than U.S.$35,000,000 to finance potential Qualifying Project Capital Cost Overruns in excess of those which might be financed with the proceeds of the Cost Overrun Loans; and receipt by the Collateral Agent of such letter of credit issued pursuant to the Convertible Cost Overrun Facility Agreement.

(b) Written confirmation (which shall be deemed to have been given on the execution of the Korean Sponsor Completion Guarantee Agreement) from each Korean Sponsor that a total of U.S.$15,000,000 will be available from the Korean Sponsors as required to finance potential Project Capital Cost Overruns in excess of those which might be financed with the proceeds of the Cost Overrun Loans.

18. Original Financial Statements

(a) Copies of each of the Original Financial Statements together with all subsequently available audited and unaudited financial statements of the relevant Baja Obligors demonstrating that no change has occurred since the date of the Original Financial Statements which would have a Material Adverse Effect.

(b) Copies of the audited financial statements of KBC and of each Korean Sponsor for the financial year ended December 31, 2009 together with all subsequently available audited and unaudited financial statements of KBC and of each Korean Sponsor demonstrating that no change has occurred since December 31, 2009 which would have a Material Adverse Effect.

19. Legal due diligence

A copy of a legal due diligence report from Jáuregui, Navarrete y Nader, S.C. in form and substance satisfactory to the Lenders.

20. Subordinated Facility Agreement

Copies of fully executed counterparts of the Subordinated Facility Agreement evidencing that an amount of U.S.$50,000,000 (plus capitalized interest) is available.

21. Know your customer

Each Lender shall have received such documentation as it shall require in order to comply with "know your customer" or similar identification procedures under all applicable laws and regulations applicable to the transactions contemplated by this Agreement.

22. Translations

Notarized Spanish translations of this Agreement, each Loan Agreement, the Intercreditor Agreement and each Permitted Risk Management Agreement.

Part 1B

Conditions precedent to initial Borrowing

1. Evidence that the proceeds of the Subordinated Loan of not less than U.S.$50,000,000 shall have been advanced prior to the initial Borrowing Date and expended in connection with the Boleo Project in a manner which is substantially consistent with the Development Plan.

2. Evidence of the aggregate Equity Contribution to the Borrower prior to the initial Borrowing Date (which amount shall be in accordance with the Cash Flow Model) together with a certificate of the chief financial officer of the Borrower containing details of the expenditure of such Equity Contribution (save that up to ten percent (10%) of such Equity Contribution may be retained in the relevant Project Account provided that evidence (by way of an itemized certificate) is provided demonstrating that such amount will be spent within one (1) month after the initial Borrowing Date) prior to the initial Borrowing Date by the Borrower in the development and construction of the Boleo Project in a manner which is substantially consistent with the Development Plan.

3. No notification of any change with respect to each of the certifications referenced in paragraphs 1, 4(c) and 15 of Part 1A.

4. All Project Documents executed following the Initial CP Satisfaction Date and on or prior to the initial Borrowing shall be satisfactory in form and substance to the Finance Parties, shall be in full force and effect, and copies thereof (certified as being true and correct copies of the originals thereof by the Borrower) shall have been delivered to the Administrative Agent.

5. The applicable issuer of each of the certificates and/or reports referenced in paragraphs 7(d), 12 and 19 of Part 1A has confirmed that there have been no material changes affecting the content thereof or has provided a confirmation which is otherwise in form and substance satisfactory to the Majority Lenders.

6. The applicable issuer of each of the legal opinions referenced in paragraph 10 of Part 1A has issued a legal opinion as described therein or has confirmed that such legal opinion delivered on the Initial CP Satisfaction Date may be relied on as if dated as at the initial Borrowing Date.

7. Each Finance Party shall have received (including, to the extent necessary, from the proceeds of the initial Loans) for its own account, or for the account of the other relevant Finance Parties, as the case may be, all fees due and payable on or prior to the initial Borrowing Date and all fees and expenses payable pursuant to Section 7 (Fees and Expenses) of the Ex-Im Bank Credit Agreement, Clause 16 (Costs and Expenses) and Clause 11 (Fees) of each of the EDC Loan Agreement, KDB Loan Agreement and Tranche A Loan Agreement, or any similar provisions contained in any Loan Agreement, to the extent then invoiced.

8. The following financial statements:

(a) All available audited and unaudited financial statements of the relevant Baja Obligors covering any period from and following the Initial CP Satisfaction Date demonstrating that no change has occurred since the date of the last financial statement issued in connection with the Initial CP Satisfaction Date which would have a Material Adverse Effect.

(b) All available audited and unaudited financial statements of KBC and of each Korean Sponsor covering any period from and following the Initial CP Satisfaction Date demonstrating that no change has occurred since the date of the last financial statement issued in connection with the Initial CP Satisfaction Date which would have a Material Adverse Effect.

9. Each Lender or the relevant Facility Agent on behalf of the relevant Lender shall receive a fully executed original of any Note required under its Loan Agreement.

10. A certificate of the Secretary or similar Officer of Baja dated as of the initial Borrowing Date as to:

(a) resolutions of its board of directors or managers, as applicable, or similar body then in full force and effect (and, in the case of the Borrower, of its shareholders) authorizing the execution, entering into delivery and performance of this Agreement and each other Finance Document or other document to be executed by it in connection with the transactions contemplated hereby and thereby and authorizing specified Persons to sign such documents and any related notices and other documents under this Agreement and approving the Development Plan;

(b) the incumbency and signatures of those of its authorized officers with respect to this Agreement and each other Finance Document or other document executed or to be executed by it; and

(c) its Organic Documents as then in effect.

Part 2
Conditions precedent to each Borrowing of Cost Overrun Facility

1. Tranche A Facility, KDB Facility, EDC Facility and Ex-Im Bank Loan fully utilized

Loans in the principal amount of U.S.$50,000,000 shall have been advanced pursuant to the Tranche A Facility, Loans in the principal amount of U.S.$90,000,000 shall have been advanced pursuant to the KDB Facility, Loans in the principal amount of not less than U.S.$138,000,000 shall have been advanced pursuant to the EDC Facility and Loans in the principal amount of the lesser of U.S.$400,000,000 or the amount of U.S. Content (as defined in the Ex-Im Bank Credit Agreement) shall have been advanced pursuant to the Ex-Im Bank Loan and the proceeds thereof shall have been expended in full in connection with the construction and development of the Boleo Project in accordance with the Development Plan (or deposited into the relevant Project Accounts in accordance with the Finance Documents) and the Cost Overrun Facility Agent shall have received such evidence as it may have requested in connection therewith.

2. Modification to Cash Flow Schedule

Any modification to the Cash Flow Schedule relating to the Qualifying Project Capital Cost Overrun to be funded with the proceeds of such requested Cost Overrun Loan and required to be implemented pursuant to Clause 1.5(b) (Project Determinations, etc.) shall have been produced in accordance with the provisions thereof.

3. Proceeds

The proceeds of such requested Cost Overrun Loan are to be utilized to fund the payment of a Qualifying Project Capital Cost Overrun which has either already been incurred or is to be incurred within two (2) months of the relevant Borrowing Date.

4. Certificate of Independent Engineer

The Administrative Agent shall have received a certificate from the Independent Engineer to the effect that, following the making of the requested Cost Overrun Loan, the then remaining Available Cost Overrun Facility and Available Further Funding (together with any cash amount of the nature referred to in Clause 20.21(c)(i) (Capital Expenditure) which is then on deposit with the Collateral Agent) will be sufficient to enable the Borrower to develop the Boleo Project substantially in accordance with the Development Plan.

5. Available Further Funding

Evidence that any borrowings or contributions required to pay for Qualifying Project Capital Cost Overruns have been drawn and have been deposited in a Project Account in the following proportions:

(a) 15% of the amount of such Qualifying Project Capital Cost Overrun from the Korean Sponsors; and

(b) 35% of the amount of such Qualifying Project Capital Cost Overrun from Baja under the Baja Completion Guarantee.

SCHEDULE 3
EXISTING SECURITY

Secured Party	Date Filed	Registration Number	Collateral Description	Registration Period	Debtor
1. Bank of	April 30, 2007	REDACTED	LF269 - Instrument	5 years	Baja Mining Corp.
Montreal			described as Variable
Rate Guaranteed
Investment Certificate
No. [REDACTED] including
all renewals and
replacements thereof,
substitutions therefor
accretions thereto and
interest, income and
money therefrom and all
proceeds thereof and
therefrom including
accounts
2. MCAP	August 13 2008	REDACTED	Digital copying systems	5 years	Baja Mining Corp. and Baja Mining
Leasing Inc			x2		Corporation
3. Scotia Bank	August 30 2010		Cash collateralized letter	8 years	Baja Mining Corp.
of credit over new leased
premises

SCHEDULE 4
PRIORITY OF PAYMENTS

The provisions of this Schedule 4 set forth the principles applicable prior to the occurrence and continuance of an Event of Default to the priority of payments from the Project Accounts. This Schedule is for guidance only; the Revenue Proceeds Accounts and all payments from such accounts shall be operated and administered strictly in accordance with the terms and conditions of the Project Account Agreements and any other relevant Finance Document. Capitalized terms used in this Schedule 4 and not otherwise defined in this Agreement shall have the meaning given to them in the Project Account Agreement (New York):

(a) first, the amount set forth in the Executed Transfer Date Certificate and certified therein to be the amount equal to the Monthly Project Costs, to the accounts specified therein;

(b) second, to each of the Finance Parties, an amount equal to the amount of fees, costs and expenses due and payable to such Finance Parties under the Finance Documents (excluding any Permitted Risk Management Agreement);

(c) third, to each of the Lenders, an amount equal to the amount of all scheduled interest due and payable on the Loans to such Lender under the relevant Loan Agreements;

(d) fourth, to each of the Lenders, an amount equal to the amount of all scheduled principal on the Loans due and payable to such Lender under the relevant Loan Agreements;

(e) fifth, to each of the counterparties (other than the Borrower) to a Permitted Risk Management Agreement, an amount equal to the amount of all payments due and payable to such person under such Permitted Risk Management Agreement;

(f) sixth, to the Debt Service Reserve Account, the amount set forth in the Executed Transfer Date Certificate and certified therein to be the amount necessary to cause the available balance of the Debt Service Reserve Account to be equal to the Required Debt Service Reserve Balance;

(g) seventh, to the Reclamation and Closure Sinking Fund Account, the amount set forth in the Executed Transfer Date Certificate and certified therein to cause the available balance of the Reclamation and Closure Sinking Fund Account to be equal to the Cumulative Reclamation Funding Amount;

(h) eighth, to each of the Lenders and the Subordinated Facility Provider, in an amount equal to the amount of all principal due and payable to such Lender and Subordinated Facility Provider as a result of a mandatory prepayment of the Loans pursuant to Clause 6.1(c), (Repayment of the Loans) of the Common Terms Agreement and Section 2.6 of the Subordinated Facility Agreement;

(i) ninth, to the Subordinated Facility Provider, an amount equal to the amount of all payments due and payable to the Subordinated Facility Provider under the Subordinated Facility Agreement;

(j) tenth, upon delivery of a Distribution Certificate (as defined in the Project Account Agreement (New York) and satisfaction of the conditions to restricted payments specified in Clause 20.23 (Restricted Payments, etc.) to the Distribution Account, all remaining amounts.

SCHEDULE 5

COMPLETION CERTIFICATES

Part 1

Physical Facilities Completion Certificate

[•]
(as the Technical Agent)
[•]

Attention: [•]

[•] 201[•]

Dear Sirs

Boleo Project, located near Santa Rosalia in the Municipality of Mulegé, Baja California Sur, Mexico.

This Physical Facilities Completion Certificate (the "Certificate") is delivered to you pursuant to the Project Loan Facilities Common Terms Agreement, dated [•] (the "Agreement"), among, inter alia, (1) Minera y Metalurgica Del Boleo S.A. de C.V., as the Borrower, (2) Baja Mining Corporation ("Baja"), (3) the Arrangers, (4) certain financial institutions, as the Original Lenders, (5) [•], as the Technical Agent, the Facility Agent, the Insurance Agent and the Collateral Agent.

1. DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in, and shall be interpreted in accordance with, the Agreement.

"Key Project Contract" means each of the EPCM Contract, the Milling, Grinding and Crushing Equipment Agreement, the Acid Plant Contract, the SX/IX/EW Contract, the NORAM Contract, and the Entropie Contract, and collectively, the "Key Project Contract".

"Noram Contract" means the contract to be entered into between NORAM Engineering and Constructors Limited and the Borrower in respect of the supply of the sulphur dioxide plant.

"Entropie Contract" means the contract to be entered into between Entropie SAS or an alternate supplier and the Borrower in respect of the supply of the thermal desalination plant.

"TSF Guidelines" mean (i) A Guide to Management of Tailings Facilities, The Mining Association of Canada, September, 1998, and (ii) Developing an Operation, Maintenance and Surveillance Manual for Tailings and Water Management Facilities, The Mining Association of Canada, 4 December, 2005.

2. ACHIEVEMENT OF PHYSICAL FACILITIES COMPLETION

The Borrower and Baja hereby respectively certify, represent and warrant to the Technical Agent (as agent to the Finance Parties), without limitation, that the following criteria set out in this Clause 2 have been achieved.

2.1 Plant & Facilities

(1) All physical facilities and equipment of the Boleo Project (including, but not limited to, the wharf facilities and the Tailings Storage Facility) (the "Physical Facilities") have been installed essentially in accordance with the relevant Key Project Contracts and the Development Plan, and have become operational, and are capable of and are currently in continuous operation.

(2) The work contracted to be performed by the construction contractors under the construction contracts has been materially completed in accordance with the agreed specifications and the Borrower and Baja have accepted all such work in accordance with the terms and conditions of the construction contract.

(3) The work contracted to be performed under each Key Project Contract has been accepted by the Borrower and the performance tests specified in each Key Project Contract have been successfully met.

(4) All payments have been made for the physical facilities except such amounts withheld pursuant to a genuine dispute or held in escrow for payment but which do not materially affect the Boleo Project.

(5) The Independent Tailings Review Board (ITRB) has participated in the review of design, construction and operation specifications of the Tailings Storage Facility (TSF) in accordance with the document titled "Curuglu – Independent Panel Scope – Final Issued.doc" dated 9 September, 2009 and the TSF

Guidelines during the design and construction of the TSF and, based on this participation, has confirmed in writing, and evidence of such confirmation has been provided to the Independent Engineer, that the design and general construction of the TSF conform with (i) sound engineering practice and (ii) appropriate construction procedures and standards set out in the TSF Guidelines. In respect of the operation of the TSF, the ITRB completed a site inspection during the 90 day period immediately preceding the date of this Physical Facilities Completion Certificate and, based on observations and discussions with site staff during the visit, the ITRB has confirmed in writing, and evidence of such confirmation has been provided to the Independent Engineer, that the TSF is being operated in accordance with design expectations, operation specifications, the TSF Guidelines and approved operating permits.

2.2 Consumables

Sufficient stocks of consumables are held on site to ensure continuous operation. The quantities of stocks have been agreed by the Borrower and the Independent Engineer and are set out in Schedule 2.

2.3 Mine Equipment and Capital Spares

(1) Mine equipment adequate to achieve the level of Production as set out in the Development Plan is on site and operational.

(2) All major spare parts are on site for key equipment items. The list of such items has been agreed between the Borrower and Independent Engineer and is set out in Schedule 3.

2.4 Workforce

The Borrower has a sufficient, trained and competent workforce and a sufficient number of competent technical, environmental, social and managerial employees such that it is able to meet the Production forecasts set out in the Development Plan.

2.5 Environmental and Social

The construction of the Boleo Project complies with, and all facilities and property (including underlying groundwater) owned, operated, leased or utilized in connection with the Boleo Project have been, continue to be, and are capable of continuing to be owned, operated, leased or utilized by the Baja Obligors in compliance with, all applicable Environmental Laws and Social Laws and in material compliance with all other Agreed Environmental and Social Requirements.

2.6 Title

The Borrower has good and marketable title to all of the Project Assets it owns or purports to own, free and clear of all Security (including infringement claims with respect to patents, trademarks, copyrights and the like) unless permitted by the Finance Documents.

2.7 Litigation

No legal proceedings are pending or, to the best of the Borrower and Baja's knowledge, threatened in writing before any court, Governmental Authority or any Other Governmental Authority that could reasonably be expected to: (A) materially and adversely affect the Borrower and Baja's financial condition, business or operations; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the terms and conditions of any of the Finance Documents; (C) restrain or enjoin, or have the effect of restraining or enjoining in any material way the performance or observance of the terms and conditions of any of the Material Project Documents or the Shareholders Agreement; or (D) in any other manner question the validity, binding effect or enforceability of any of the Operative Documents.

2.8 Approvals

All Mining Rights and Authorizations required for the Boleo Project have been obtained and are in full force and effect.

2.9 Default

No Default has occurred and is continuing.

2.10 Representations and Warranties

The representations and warranties made by the Borrower in the Common Terms Agreement and the other Finance Documents are true and accurate in all material respects on and as of the date hereof.

The Borrower has caused this Certificate to be executed and delivered, and the certifications, representations and warranties contained herein to be made, by its duly authorized representative this [•] day of [•] 201[•].

The Borrower

MINERA Y	)
METALURGICA DEL	)
BOLEO, S.A. DE C.V. by:		Signature

		Name	Printed

Title

BAJA MINING	)
CORPORATION by:	)
Signature

		Name	Printed

Title

SCHEDULE 1

CERTIFICATION BY INDEPENDENT ENGINEER

This Certification is delivered to you in connection with that certain Physical Facilities Completion Certificate (the "Physical Facilities Completion Certificate") dated [____], 201[__], attached hereto as Exhibit A. Terms used herein having the meanings provided in, and shall be interpreted in accordance with, the Physical Facilities Completion Certificate.

Micon International Limited (the "Independent Engineer") hereby certifies to the Technical Agent (as agent for the Finance Parties) that it has inspected the operations at the Boleo Project and has reviewed the criteria required for the achievement of Physical Facilities Completion in paragraphs 2.1 through 2.5 of the Physical Facilities Completion Certificate, and based thereon, in its professional judgment, it considers that the foregoing certifications, representations and warranties of the Borrower (except with respect to paragraph 2.6 through 2.10 of the Physical Facilities Completion Certificate, as to which the Independent Engineer expresses no opinion) as of [•] are true and correct in all respects and that Physical Facilities Completion of the Boleo Project has been achieved.

The Independent Engineer has caused this document to be executed and delivered, and the certifications contained herein to be made, by its duly authorized representative this [•] day of [•] 201[•].

MICON	)
INTERNATIONAL	)
LIMITED, by:		Signature

		Name	Printed

Title

ACCEPTED this [•] day of [•] 201[•]
[•] as Technical Agent:	)
)
Signature

		Name	Printed

Title

Signature

		Name	Printed

Title

SCHEDULE 2

LIST OF CONSUMABLES

[Rev 04 - 19 August 2010]

[Table of consumables REDACTED]

[Table of consumables REDACTED]

[Table of consumables REDACTED]

[Table of consumables REDACTED]

SCHEDULE 3

LIST OF CAPITAL SPARES

[Rev 04 - 19 August 2010]

[Table of spare parts REDACTED]

[Table of spare parts REDACTED]

[Table of spare parts REDACTED]

Part 2

Economic Completion Certificate

[•]
(as the Technical Agent)
[•]

Attention: [•]

[•] 201[•]

Dear Sirs

Boleo Project, located near Santa Rosalia in the Municipality of Mulegé, Baja California Sur, Mexico.

This Economic Completion Certificate (the "Certificate") is delivered to you pursuant to the Project Loan Facilities Common Terms Agreement, dated [•] (the "Agreement"), among, inter alia, (1) Minera y Metalurgica Del Boleo S.A. de C.V., as the Borrower, (2) Baja Mining Corporation ("Baja"), (3) the Arrangers, (4) certain financial institutions, as the Original Lenders, (5) [•], as the Technical Agent, the Facility Agent, the Insurance Agent and the Collateral Agent.

1. DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in, and shall be interpreted in accordance with, the Agreement.

(1) "Test Period" means a three month period of consecutive days commencing on [•], during which time the tests described in this Certificate were carried out. The Independent Engineer shall have been present at the beginning and at the end of the Test Period. The Borrower may restart the Test Period at any stage during the test and the number of such restart shall not exceed 4 times. Additionally, such period may be interrupted by up to 5 aggregate days (calculated either cumulatively or consecutively) of operational shutdown due to severe weather conditions as reasonably agreed to by the Independent Engineer. The Borrower may, in writing to the Technical Agent, abort the tests at any stage during the Test Period and nominate another date for commencement of the Test Period, as reasonably agreed to by the Independent Engineer. The Test Period shall not commence prior to:

(a) nine months having elapsed since the delivery of the Physical Facilities Completion Certificate;

(b) [number of mines REDACTED] under active development or production at an [production rate REDACTED]; and

(c) having produced at least [production rate REDACTED].

(2) "Detailed Mine Plan" means a detailed plan of the Mine supplied by the Borrower no less than 30 days prior to the start of the Test Period and as reasonably agreed to by the Independent Engineer, showing all the completed and proposed development and extraction of the reserves in at least monthly format prior to and during the Test Period in sufficient detail to allow a reconciliation of the ore and waste mined in the Test Period to that set out in the Development Plan. The Detailed Mine Plan shall be consistent with the Development Plan and show that the Mine is capable of sustaining production at the levels set out in the Development Plan.

(3) "Measurement Procedure" means in relation to all measurements used in the tests listed in this Certificate, a measurement procedure and protocol that the Borrower and Independent Engineer have agreed on prior to the start of the Test Period.

(4) "tonnes" means dry metric tonnes, unless specified otherwise.

2. ACHIEVEMENT OF ECONOMIC COMPLETION

The Borrower and Baja hereby respectively certify, represent and warrant to the Technical Agent (as agent to the Finance Parties), without limitation, that the following criteria set out in this Clause 2 have been achieved.

2.1 Mining

During the Test Period, the Boleo Project has met or exceeded the following performance test criteria:

(1) Mining production test

The Boleo Project mined ore, using the mining methods set out in the Detailed Mine Plan, has been delivered to the crusher or directly to the run-of-mine stockpile at an average daily rate of not less than [percentage REDACTED] of the average forecasted daily mining rate of [DMP]1 tonnes per day in the Development Plan and [percentage REDACTED] of the average forecasted daily mining rate of [DMP] tonnes per day for a period of [time period REDACTED]

In addition the Boleo Project attained a linear development rate related to ore zone access, measured in meters of advance completed including ground support installation, of no less than [percentage REDACTED] of the average forecast development rate of [DMP] meters per day as shown in the Detailed Mine Plan for the relevant period, from the underground mine over the Test Period.

(2) Grade test

The average grade of each of copper, cobalt and zinc in ore mined and delivered to the crusher or directly to the run-of-mine stockpile was not less than [percentage REDACTED] of those figures predicted in the Detailed Mine Plan in effect during the Test Period.

[1] Square brackets indicated as "[•DMP]" are to be filled in when the Detailed Mine Plan is made available prior to the commencement of the Test Period.

(3) Stockpile test

At the end of the Test Period, total stockpile tonnes and overall stockpile average grade are no less than [percentage REDACTED] of the tonnage and [percentage REDACTED] of the grade predicted in the Detailed Mine Plan.

(4) Mining cost test

Total mining costs per tonne of ore mined and delivered to the crusher or directly to the run-of-mine stockpile, as evidenced by the normal operating accounts, were no more than [percentage REDACTED] of the costs indicated in the agreed Development Plan.

2.2 Processing

During the Test Period, the Boleo Project has met or exceeded the following performance test criteria: (1) Primary crushing system test The crushing circuit has crushed run-of-mine ore or ore reclaimed from the stockpile at an average daily rate of not less than [percentage REDACTED] of the design throughput of [production rate REDACTED] per day and for a period of [time period REDACTED] the crushing circuit has operated at a minimum average daily tonnage of [percentage REDACTED] of the design throughput of [production rate REDACTED] per day.

(2) Ore milling test

The mill has ground to an acceptable product size and processed ore at an average daily rate of not less than [percentage REDACTED] of the forecasted throughput of [production rate REDACTED] per day and for a period of [time period REDACTED] the mill has processed ore at a minimum average daily tonnage of [percentage REDACTED] of the forecasted throughput of [production rate REDACTED] per day.

(3) Sulphuric acid consumption test

The average sulphuric acid consumption per tonne of ore processed does not exceed [percentage REDACTED] of the forecasted sulphuric acid consumption rate [consumption rate REDACTED] of ore in the Development Plan.

(4) Recovery test

For all ore treated during the Test Period, the recovery of each of copper, cobalt and zinc to finished product, was not less than [percentage REDACTED] of design recovery as stated in the Development Plan. Design recoveries are: [percentage REDACTED] for copper; [percentage REDACTED] for cobalt; and [percentage REDACTED] for zinc.

(5) Product test

(i) The Boleo Project produced no less than [production rate REDACTED] of copper cathode. If the ore treated during the Test Period contained copper in excess of an average of [percentage REDACTED] of the content predicted in the Development Plan then the copper cathode tonnes value shall be adjusted pro-rata by agreement with the Independent Engineer.

(ii) No less than [production rate REDACTED] of copper cathode have been delivered pursuant to the relevant Offtake Contracts, such delivered copper cathode meets the relevant specifications of the relevant copper Offtake Contracts and payment has been received for the cathodes. Any penalty payments should be not more than 5% of the sales price.

(iii) The Boleo Project produced no less than [production rate REDACTED] of cobalt cathode, no less than [production rate REDACTED] of such product have been delivered pursuant to the relevant Offtake Contracts, such delivered cobalt cathode meets the relevant specifications in the respective Offtake Contracts, and payments have been received for such product.

(iv) The Boleo Project produced no less than [production rate REDACTED] of zinc sulphate, no less than [production rate REDACTED] of such product have been sold and meet the relevant specifications and, payments have been received for such product.

(6) Processing cost test

The processing costs per tonne of ore processed, were no more than [percentage REDACTED] of the costs stated in the agreed Development Plan.

2.3 Sulphuric Acid / Sulphur Dioxide / Power Co-generation plant

(1) Acid Production Rate Test

During the Test Period the Acid Plant, Power Co-generation Plant and Sulphur Dioxide Plant (as those terms are defined in the relevant Project Document) were each capable of continuous stable operation to produce sulphuric acid, electrical power and sulphur dioxide at a rate sufficient to meet the demand of the processing plant as predicted in the agreed Development Plan.

(2) Acid Temperature and Purity Test

During the Test Period the Acid Plant was capable of continuous stable operation to produce sulphuric acid at a maximum temperature of [temperature REDACTED] Celsius and minimum purity of [percentage REDACTED] sulphuric acid. Sulphur dioxide in the sulphuric acid was not greater than [figure REDACTED] (or as otherwise described in the supplier's specifications). Nitrogen oxides, measured as nitrogen dioxide, in the sulphuric acid did not exceed [figure REDACTED] (or as otherwise described in the supplier's specifications).

(3) Acid Recovery/Conversion Efficiency Test

During the Test Period a minimum of [percentage REDACTED] of the sulphur delivered to the sulphur burners was recovered as sulphuric acid. The efficiency of the catalyst for conversion of sulphur dioxide to sulphur trioxide was at least [percentage REDACTED].

(4) Emissions Test

Emissions of sulphur trioxide plus sulphuric acid, measured as sulphuric acid, in the tail gas leaving the final absorption tower did not exceed [figure REDACTED] of sulphuric acid produced. Emissions of sulphur dioxide in the tail gas leaving the final absorption tower were not more than [figure REDACTED] of sulphuric acid produced. The relevant Project Contractor has provided performance correction curves to allow assessment of compliance in conditions other than the design conditions.

(5) Power Generation Test

During the Test Period, the Power Co-generation Plant was capable of continuous stable operation to generate power at a rate consistent with the availability of high pressure steam produced by the Acid Plant.

(6) Acid Plant Sustained Production Rate Test

During the Test Period the Acid Plant was capable of continuous stable operation to produce sulphuric acid at an average rate of not less than [percentage REDACTED] of the design sustained production rate [production rate REDACTED] at the design availability. This average daily production rate was achieved over [time period REDACTED] and over one period of [time period REDACTED]. The Sulphur Dioxide Plant was capable of a sustained production rate of not [percentage REDACTED] of the design production rate of [production rate REDACTED] over the design availability. During the Test Period and for two continuous periods of [time period REDACTED], the Power Co-generation Plant was capable of continuous stable operation to produce power at an average level not [percentage REDACTED] of the design maximum level of [power level REDACTED] at the design availability.

During operation at the Sustained Production Rate Test described above the following criteria were tested: The Acid Plant's capacity for meeting the key design criteria of acid temperature and purity, acid recovery, conversion efficiency and emissions as detailed in Tests 2.3(b) through 2.3(d).

The average cool water input being a maximum of [percentage REDACTED] of the design net water usage.

The average daily consumption of raw materials (sulphur, lime, diatomite, water and electricity) being a maximum of [percentage REDACTED] of the design consumptions.

(7) Maximum Production Rate Test

During the Test Period the Acid Plant and Power Co-generation plant were capable of continuous stable operation for one period of [time period REDACTED] at the maximum production capacity of [production rate REDACTED] of acid and power at a minimum level of [power level REDACTED] at the design wet bulb temperature. The performance correction curve required to define the relationship between wet bulb temperature and net power was supplied by the Project Contractor.

During the operation at the maximum production rate, the Acid Plant was capable of meeting the key design criteria of acid temperature and purity, acid recovery, conversion efficiency and emissions as detailed in Tests 2.3(b) through 2.3(d).

(8) Minimum Operating Rate Test

During the period [time period REDACTED] before the Test Period or [time period REDACTED] after the Test Period, the Acid Plant was capable of continuous stable operation when operating at [percentage REDACTED] to produce sulphuric acid at the rate of [percentage REDACTED] of the design sustained production rate [production rate REDACTED], as demonstrated over a period of [time period REDACTED].

During the operation at the minimum operating rate, the Acid Plant was capable of meeting the key design criteria of acid temperature and purity, acid recovery, conversion efficiency and emissions as detailed in Tests 2.3(b) through 2.3(d).

2.4 Electricity Supply

During the Test Period, the Power Co-Generation Plant, HFO generators and CFE in aggregate provided [percentage REDACTED] of the electrical power required to meet the Detailed Mine Plan.

During the Test Period, overall availability of the HFO generators was not less than the design availability of [percentage REDACTED].

2.5 Average cash cost

During the Test Period, the average Total Cash Costs (as shown in the row entitled "Total Cash Costs" in the Cash Flow Model, excluding any by-product credits or by-product costs) per pound of copper produced, were no more than [percentage REDACTED] of the forecasted Total Cash Costs in the Development Plan for the Test Period. Such figure is calculated by dividing the Total Operating Costs (as shown in the row entitled "Total Operating Costs" in the Cash Flow Model, comprising mining, processing, administration, selling and distribution costs and including all charges, deductions and site overheads) recorded for the Test Period, by the amount of copper produced during the Test Period.

2.6 Consumables

Contracts for the supply of the main consumables exist at prices and on terms within limits set out in the agreed Development Plan but in any event are not in aggregate at prices in excess of [percentage REDACTED] of those assumed in the base case Cash Flow Model.

2.7 Operating standards

The Boleo Project is being operated and maintained in accordance with the Development Plan and taken as a whole is operating in accordance with prudent health, safety, engineering, and operating practices and standards in a manner consistent with good international industry practice and the Agreed Environmental and Social Requirements.

2.8 Ore reserve reconciliation

(1) From commencement of mining operations to the end of the Test Period, reconciliation of the tonnage and grade (% of each of Cu, Co and Zn) of ore processed plus delivered to the stockpile, against the ore reserve blocks depleted is not less than [percentage REDACTED] of tonnage and [percentage REDACTED] of the grades specified in the statements and predictions made in the Development Plan and seam model regarding the in-situ resource, the likely mining losses, dilution and mineable reserves. There has not been any material negative change to the Proven and Probable Reserves as set forth in the Development Plan (as adjusted for any Proven and Probable Reserves actually mined up to and including the date hereof).

(2) Reserve tail covenant

At the end of the Test Period, the Boleo Project has sufficient reserves to ensure that the Proven and Probable Reserves are not less than (or are not scheduled to be less than) [percentage REDACTED] of the Proven and Probable Reserves as at the first Borrowing Date.

2.9 Post completion test

At the end of the Test Period, the Borrower is not aware of any material technical or logistical factor regarding the items covered under the Physical Facilities Completion Certificate and this Certificate or otherwise which is likely to prevent the Boleo Project from operating in a sustained and consistent manner according to the predictions made in the Development Plan.

2.10 Environmental

(1) The construction of the Boleo Project complies with, and all facilities and property (including underlying groundwater) owned, operated, leased or utilized in connection with the Boleo Project have been, continue to be and are capable of continuing to be, owned, operated, leased or utilized by the Borrower and Baja in compliance with all applicable Environmental Laws and Social Laws and in material compliance with all other Agreed Environmental and Social Requirements.

(2) The Mine Site Closure Plan and the Reclamation and Closure Sinking Fund are in accordance with the Agreed Environmental and Social Requirements and the current balance standing to the credit of the Reclamation and Closure Sinking Fund Account is at least equal to the Cumulative Reclamation Funding Amount.

2.11 Financial

(1) The balance of the Debt Service Reserve Account is not less than the Required Debt Service Reserve Balance.

(2) The Cash Flow Model (as adjusted following the completion test if necessary) demonstrates compliance with the minimum Debt Service Coverage Ratio (Historic) and Debt Service Coverage Ratio (Prospective) as required by Section 19 of the Common Terms Agreement.

(3) The Cash Flow Model (as adjusted following the completion test if necessary) demonstrates compliance with the minimum Loan Life Ratio as required by Section 19 of the Common Terms Agreement.

(4) The Cash Flow Model (as adjusted following the completion test if necessary) demonstrates compliance with the minimum Project Life Ratio as required by Section 19 of the Common Terms Agreement.

(5) The Cash Flow Model (as adjusted following the completion test if necessary) demonstrates compliance with the minimum requirement of maintaining the Proven and Probable Reserves through to the Final Scheduled Maturity Date as required by Section 19 of the Common Terms Agreement.

2.12 Legal & Other

(1) Each of the EPCM Contract, the Milling, Grinding and Crushing Equipment Agreement, the Acid Plant Contract, the SX/IX/EW Contract, Sulphur Supply Agreement, the Service Contracts, and the Management Services Contract are in full force and effect and the security interests granted pursuant to the Security Agreements are perfected.

(2) Offtake Contracts satisfactory to the Lenders and covering a minimum of 70% of scheduled production of copper cathode and cobalt cathode for the first 10 years of the operation are in full force and effect.

(3) All Authorizations have been obtained which are necessary or advisable on the date this representation is made for each Group Member to:

(i) execute, deliver, perform and preserve its rights under any of the Operative Documents executed or to be executed by it;

(ii) grant and perfect the Security granted or purported to be granted and perfected by it pursuant to any Security Agreement to which it is a party;

(iii) maintain and operate its business in accordance with standard industry practice;

(iv) ensure the validity, binding effect and enforceability of the Finance Documents; and

(v) in the case of the Borrower, own, lease, use, operate or license the Project Assets (including in relation to the Wharf and all power supply systems) in which it holds any interest and operate the Boleo Project in accordance with sound mining and business practice.

(4) The minimum insurance and reinsurance coverage required in the Common Terms Agreement is in full force and effect as certified by the Insurance Consultant.

(5) No Event of Default or Default has occurred and is continuing.

(6) The Borrower has good and marketable title to all of the Project Assets it owns or purports to own, free and clear of all Security (including infringement claims with respect to patents, trademarks, copyrights and the like) unless permitted by the Finance Documents.

(7) No legal proceedings are pending or, to the best of the Borrower and Baja's knowledge, threatened in writing before any court, Governmental Authority or any Other Governmental Authority that could reasonably be expected to: (A) materially and adversely affect the Borrower and Baja's financial condition, business or operations; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the terms and conditions of any of the Finance Documents; (C) restrain or enjoin, or have the effect of restraining or enjoining in any material way the performance or observance of the terms and conditions of any of the Material Project Documents or the Shareholders Agreement; or (D) in any other manner question the validity, binding effect or enforceability of any of the Operative Documents.

(8) The representations and warranties made by each of the Borrower and Baja in the Common Terms Agreement and the other Finance Documents are true and accurate in all material respects on and as of the date hereof (except for any such representations and warranties which expressly relate only to an earlier date which shall have been true and correct as of such earlier date).

The Obligors have caused this certificate to be executed and delivered, and the certifications, representations and warranties contained herein to be made, by their respective duly authorized representatives this [•] day of [•] 201[•].

The Obligors

MINERA Y METALURGICA DEL	)
BOLEO, S.A. DE C.V. by:	)
Signature

		Name	Printed

Title

BAJA MINING CORPORATION by:	)
)
Signature

		Name	Printed

Title

SCHEDULE 1

CERTIFICATION BY INDEPENDENT ENGINEER

This Certification is delivered to you in connection with that certain Economic Completion Certificate (the "Economic Completion Certificate") dated [____], 201[__], attached hereto as Exhibit A. Terms used herein having the meanings provided in, and shall be interpreted in accordance with, the Economic Completion Certificate.

Micon International Limited (the "Independent Engineer") hereby certifies to the Technical Agent (as agent for the Finance Parties), that it has inspected the operations at the Boleo Project and has reviewed the records of operations covering the Economic Completion and the criteria required for the achievement thereof in paragraphs 2.1 through 2.10 of the Economic Completion Certificate, and based thereon, in its professional judgment, it considers that the foregoing certifications, representations and warranties of the Borrower (except with respect to paragraphs 2.11 through 2.12 of the Economic Completion Certificate, as to which the Independent Engineer expresses no opinion) as of [•] are true and correct in all respects and that Economic Completion of the Boleo Project has been achieved.

The Independent Engineer further certifies to the Technical Agent (as agent for the Finance Parties), the following:

(a) The Independent Engineer confirms the adequacy of the development program and the mining methods to sustain the production of ore and waste contemplated in the Development Plan for the life of the Boleo Project. In the opinion of the Independent Engineer, the mine development as scheduled by the Mine Plan is sufficiently advanced to maintain this level of production;

(b) The Independent Engineer is not aware of any material, technical or logistical factor regarding the items covered under the Physical Facilities Completion Certificate and this Economic Completion Certificate, or otherwise which is likely to prevent the Boleo Project from operating in a sustained and consistent manner according to the predictions made in the Development Plan;

(c) The Independent Engineer confirms that there are no material changes in the commercial, technical or economic viability of the Boleo Project as contemplated in the most recent revision of the Cash Flow Model and Life of Mine Plan; and

(d) In the opinion of the Independent Engineer, there are sufficient equipment and spare parts and a sufficient workforce, and there are sufficient competent technical and management employees, in each case utilized, employed or engaged in connection with the operation of the Boleo Project in order to permit the Boleo Project to be developed and operated as contemplated in the Development Plan.

The Independent Engineer has caused this document to be executed and delivered, and the certifications contained herein to be made, by its duly authorized representative this [•] day of [•] 201[•].

MICON INTERNATIONAL	)
LIMITED by:	)
Signature

		Name	Printed

Title

ACCEPTED this [•] day of [•] 201[•]
[•] as Technical Agent:	)
)
Signature

		Name	Printed

Title

Signature

		Name	Printed

Title

SCHEDULE 6
AGREED PROJECT RISK MANAGEMENT POLICY

BOLEO PROJECT

(this "Policy"")

September 2010

Introduction:

This Policy relates exclusively to Permitted Metal Price Risk Management Agreements and Permitted Interest Rate Risk Management Agreements to be entered into in relation to the Boleo Project in accordance with terms and conditions set out in the Project Loan Facilities Common Terms Agreement ("Common Terms Agreement"). Minera y Metalurgica del Boleo, S.A. de C.V. ("MMB") will ensure that all such risk management agreements relating to the Boleo Project shall be implemented and adhered to in accordance with this Policy and in accordance with the terms and conditions of the Common Terms Agreement. Capitalized terms used but not defined in this Policy have the meanings given to them in the Common Terms Agreement.

Purpose:

To enable the management of MMB to carry out a risk management program in relation to the Boleo Project within the parameters of this Policy by procuring that MMB enters into and maintains Permitted Metal Price Risk Management Agreements and has the option to enter into Permitted Interest Rate Risk Management Agreements as further set out in this Policy.

To allow MMB's Board of Directors (the "Board") to control MMB's risk management program by setting trading parameters and reporting requirements. Both the Board and MMB's shareholders need to be aware of the risk management limits, the current risk management position and the risk exposure of MMB. In addition, the Majority Lenders' prior written approval shall be required in relation to any risk management arrangement which exceeds the minimum amounts prescribed in paragraph 4 below.

Objectives:

A. To protect the Boleo Project, MMB and its shareholders from risks of price movement in the metals and interest rate markets.

B. To ensure a minimum cash inflow capable of covering future Project Costs of the Boleo Project and scheduled repayments of Loans and interest accrued on the Loans.

C. To comply with the risk management requirements in relation to the Boleo Project contained in the Common Terms Agreement.

Policies & Procedures:

1. Risk management counterparties: All Permitted Metal Price Risk Management Agreements and Permitted Interest Rate Risk Management Agreements entered into by MMB shall be with Risk Management Lenders.

2. Limited scope of this Policy: Risk Management Agreements which might be required or desirable in connection with the Boleo Project but which are beyond the scope of this Policy including the Risk Management Agreements for metal and/or interest rate risks for amounts in addition to the minimum amounts as set out herein, shall require the prior approval of the Majority Lenders.

3. No margin: All Risk Management Agreements entered into by MMB in relation to the Boleo Project shall be on a non-margined basis.

4. Minimum Metals Price Risk Management: MMB shall enter into Permitted Metal Price Risk Management Agreements establishing the minimum amount of Copper price risk management protection which must be established so as to ensure that the financial ratios satisfy the requirements set in sections (a), (b) and (c) in paragraph 15 (Compliance Certificate) of Part 1A of Schedule 2 (Conditions Precedent to the Initial CP Satisfaction Date) of the Common Terms Agreement which, as at the Effective Date comprises [production REDACTED] of Copper [percentage of production REDACTED] at a price sufficient to meet the previously mentioned financial ratios and executed on terms satisfactory between MMB and the Risk Management Lender which is a party to the relevant Permitted Metal Price Risk Management Agreement.

5. Interest Rate Risk Management: MMB is not required to enter into interest rate risk management cover but it is permitted to maintain at any time up to [percentage REDACTED] of the interest rate exposure of MMB under the Commons Terms Agreement, subject to MMB complying with the requirement to obtain the consent of the Majority Lenders as set out in Clause 20.9 (b) (Permitted Risk Management Agreements) of the Common Terms Agreement.

6. Maximum permissible Metals Price Risk Management: Total Permitted Metal Price Risk Management Agreements consisting of fixed price forward contracts, sold call option contracts or any other instrument creating a commitment (or potential commitment) on the part of MMB to deliver metal, shall not in any one year exceed [percentage REDACTED] of total annual production of such metal from the Boleo Project, as projected in the Cash Flow Schedule, and in any event shall not exceed in aggregate [percentage REDACTED] of Proven and Probable Reserves. This maximum permissible amount excludes the purchase of put options, as they do not represent commitments of MMB's future production.

7. Assignment of benefit: Promptly upon the entry into of any Permitted Metal Price Risk Management Agreement or Permitted Interest Rate Risk Management Agreement, MMB will take all steps necessary to ensure that the benefit of any such risk management agreements are assigned by way of security in favor of the Finance Parties pursuant to Clauses 20.9 (a) and (b) (Permitted Risk Management Agreements) of the Common Terms Agreement.

8. Benefit of Project Financing security: MMB shall take all action necessary to ensure that its obligations to any Risk Management Lender under any Permitted Risk Management Agreement shall benefit at all times from (and shall be included in) the security created in favor of the Collateral Agent under the Common Terms Agreement.

9. Risk management committee: MMB shall organize a risk management committee (the "Risk Management Committee") which shall review all risk management issues and provide advice to management of MMB. The Risk Management Committee shall be made up of representatives of the MMB shareholders (the purpose being to providing insight and experience on risk management issues), but its recommendations are not binding upon MMB. The Risk Management Committee will meet on a quarterly basis whilst MMB has any outstanding risk management agreements.

The management of MMB shall submit a risk management position report to its audit committee for review on a quarterly basis. The report shall contain a summary of current outstanding commitments with each counterparty and the mark-to-market position of each counterparty.

The sale of a put option by MMB is permitted only if the put option sold is matched with a purchased put option or forward contract scheduled to mature on the corresponding maturity date of the option.

The purchase of a call option by MMB is permitted only if the call purchased is matched with a sold call option or forward contract scheduled to mature on the corresponding maturity date of the option.

The treasurer of MMB (the "Treasurer "), or other individuals nominated by the chief executive officer ("CEO") and chief financial officer ("CFO") of MMB, and his staff will be responsible for monitoring the risk management transactions entered into by MMB and will report any violations of this Policy to the board of MMB as soon as they are aware of any problems or potential problems. In the case of any spot deferred contracts the CEO or the CFO shall be required to give prior written authorization for such trade, which authorization shall also be addressed to the counterparty to such spot deferred contract.

Management:

The CEO and CFO ultimately have responsibility for MMB's risk management program, and have the authority to delegate specific individuals to carry out risk management activities on MMB's behalf within the guidelines and parameters set by MMB.

The administration of risk management activities and the establishment of trading lines with different counterparties will be the responsibility of the Treasurer, or such other individual(s) nominated by the CEO and CFO. MMB's approval will be required in order for a trading line to be established.

Counterparty Credit Ratings:

Risk management agreements can only be entered into by MMB with counterparties who: (i) maintain a credit rating by: Fitch/IBCA (or any successor thereto) of B+ or better; or Moody's Investor Services (or any successor thereto) of B1 or better; or Standard & Poor's (or any successor thereto) of B+ or better, unless otherwise approved by the Majority Lenders under the Common Terms Agreement; and (ii) are Lenders.

Credit ratings should be reviewed annually to ensure that counterparties still meet the minimum credit requirements.

Individual counterparties should not provide in excess of 50% of the minimum risk management protection described in this Policy, including open fixed forward and option contracts or risk management agreements, unless otherwise approved by the Majority Lenders.